Exhibit 99.2

NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES GOLDEN STAR RESOURCES LTD, WASSA GOLD MINE, GHANA EFFECTIVE DATE 31ST DECEMBER 2012 Prepared For Golden Star Resources Ltd. Report Prepared by SRK Consulting (UK) Limited Effective Date: 31st December 2012 UK5432 Report Authors: Richard Oldcorn, B.Sc., M.Sc., CGeol, FGS; Chris Bray, B.Eng, MAusMM(CP); Dr. Lucy Roberts, BSc., M.Sc., Ph.D, MAusIMM(CP); Yan Bourassa, B.Sc., M.Sc., P.Geo.

SRK Consulting U5432_GSR_Wassa_43-101_2013 – Details COPYRIGHT AND DISCLAIMER Copyright (and any other applicable intellectual property rights) in this document and any accompanying data or models is reserved by SRK Consulting (UK) Limited (“SRK”) and is protected by international copyright and other laws. This document may not be utilised or relied upon for any purpose other than that for which it is stated within and SRK shall not be liable for any loss or damage caused by such use or reliance. In the event that the recipient of this document wishes to use the content of this document in support of any purpose beyond or outside that which it is expressly stated or for the raising of any finance from a third party where the document is not being utilised in its full form for this purpose, the recipient shall, prior to such use, present a draft of any report or document produced by it that may incorporate any of the content of this document to SRK for review so that SRK may ensure that this is presented in a manner which accurately and reasonably reflects any results or conclusions produced by SRK. This report was prepared as a National Instrument 43-101 Technical Report for Golden Star Resources Ltd (GSR) by SRK Consulting (“SRK”). The quality of information, conclusions, and estimates contained herein is consistent with the level of effort involved in SRK’s services, based on: i) information available at the time of preparation, ii) data supplied by outside sources, and iii) the assumptions, conditions, and qualifications set forth in this report. This report is intended for use by GSR subject to the terms and conditions of its contract with SRK and relevant securities legislation. The contract permits GSR to file this report as a Technical Report with Canadian securities regulatory authorities pursuant to National Instrument 43-101, Standards of Disclosure for Mineral Projects. Except for the purposes legislated under provincial securities law, any other uses of this report by any third party is at that party’s sole risk. The responsibility for this disclosure remains with GSR. The user of this document should ensure that this is the most recent Technical Report for the property as it is not valid if a new Technical Report has been issued. The use of this document is strictly subject to terms licensed by SRK to its client as the recipient of this document and unless otherwise agreed by SRK, this does not grant rights to any third party. This document shall only be distributed to any third party in full as provided by SRK and may not be reproduced or circulated in the public domain (in whole or in part) or in any edited, abridged or otherwise amended form unless expressly agreed in writing by SRK. In the event that this document is disclosed or distributed to any third party, no such third party shall be entitled to place reliance upon any information, warranties or representations which may be contained within this document and the recipient of this document shall indemnify SRK against all and any claims, losses and costs which may be incurred by SRK relating to such third parties. © SRK Consulting (UK) Limited 2013 March 2013

SRK Consulting U5432_GSR_Wassa_43-101_2013 – Details

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|---|---|
| **SRK Legal Entity:** | SRK Consulting (UK) Limited |
| **SRK Address:** | 5th Floor Churchill House<br>17 Churchill Way<br>City and County of Cardiff, CF10 2HH<br>Wales, United Kingdom. |
| **Date:** | March 2013 |
| **Project Number:** | UK5432 |
| **SRK Project Director:** | Dr. Iestyn Humphreys — Director and Corporate Consultant (Due Diligence) |
| **SRK Project Manager:** | Richard Oldcorn — Director and Corporate Consultant (Due Diligence) |
| **Client Legal Entity:** | Golden Star Resources Ltd |
| **Client Address:** | 223 Chapel Hill Road<br>Main Post Office<br>Takoradi<br>Western Region<br>Ghana |

| | |
|---|---|
| **Report Title** | NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES GOLDEN STAR RESOURCES LTD, WASSA GOLD MINE, GHANA EFFECTIVE DATE 31ST DECEMBER 2012 |
| **Effective Date:** | 31 December 2012 |
| **Signature Date** | 22 March 2013 |
| **Project Number:** | UK5432 |
| **Authored by:** | Dr Lucy Roberts, BSc, MSc, PhD, MAusIMM(CP).<br>Senior Consultant, Resource Geology<br>SRK Consulting (UK) Ltd.<br>**Qualified Person, Mineral Resources** |
| **Authored by:** | Yan Bourassa, BSc, M.Sc. P.Geo.<br>Director Business Development<br>Golden Star Resources Ltd<br>**Qualified Person, Mineral Resources** |
| **Authored by:** | Chris Bray, B.Eng, MAusIMM(CP)<br>Principal Consultant, Mining Engineering<br>SRK Consulting (UK) Ltd.<br>**Qualified Person, Mineral Reserves** |
| **Compiled and Reviewed by:** | Richard Oldcorn, B.Sc., M.Sc., CGeol, FGS<br>Director & Corporate Consultant, Due Diligence<br>SRK Consulting (UK) Ltd. |

March 2013

SRK Consulting (UK) Limited 5th Floor Churchill House 17 Churchill Way City and County of Cardiff CF10 2HH, Wales United Kingdom E-mail: enquiries@srk.co.uk URL: www.srk.co.uk Tel: + 44 (0) 2920 348 150 Fax: + 44 (0) 2920 348 199 EXECUTIVE SUMMARY NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES GOLDEN STAR RESOURCES LTD, WASSA GOLD MINE, GHANA EFFECTIVE DATE 31ST DECEMBER 2012 1 EXECUTIVE SUMMARY 1.1 INTRODUCTION The Wassa/Hwini Butre/Benso Gold Mine is a producing mine and hence considered an advanced project under NI 43-101 guidelines. The mine and its satellite operations are located in Ghana to the east of Tarkwa in the Western Region. Golden Star Resources Ltd (GSR) currently holds a 90% interest in the subsidiary company, Golden Star (Wassa) Limited (GSWL). This technical report documents mineral resource and mineral reserve statements for the various GSWL Projects prepared by SRK following the guidelines of the Canadian Securities Administrators’ National Instrument 43-101 and Form 43-101F1. The mineral resource and reserve statements reported herein were prepared in conformity with generally accepted CIM “Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines.” The current Life of Mine (LoM) plan for GSWL has an effective starting date of 1 January 2013 and comprises the mining of ore from a number of open pits, both proximal and distal to the processing plant located adjacent to the Wassa Main pit, and also the retreatment of ore from existing stockpiles and reclaimed heap leach material. The processing plant incorporates a Carbon-In-Leach (CIL) circuit. The data provided to SRK was largely provided by GSR staff based at the mine site, at the Denver Head Office or at the Takoradi Exploration Office. The Wassa pits and deposits used as part of the 2013 mine planning exercise are located in the principal areas known as Wassa Main and Hwini Butre. The Wassa complex comprises the following mines and deposits: Wassa Main is an operating open pit mine previously comprising a number of adjacent but separate open pits which broadly reflect mineralisation domains, including: F Shoot-419, B Shoot, 242-Starter, South East Main, Mid-East and Dead Man’s Hill (“DMH”). The Wassa Main pit has been increased to encompass the 242, B Shoot, 419, MSN and SE Main domains. DMH is optimised in the same block model as Wassa Main but is reported separately in the Mineral Reserve statements as it is a separate pit to the North East of the Wassa Main Pit. Hwini Butre comprises the Adoikrom, Father Brown and Dabokrom deposits, of which remaining open pit reserves are located within the Father Brown deposit. The Hwini Registered Address: 21 Gold Tops, City and County of Newport, NP20 4PG, Wales, United Kingdom. SRK Consulting (UK) Limited Reg No 01575403 (England and Wales) Group Offices: Africa Asia Australia Europe North America South America

SRK Consulting U5432_GSR_Wassa_43-101_2013 –Executive Summary

Butre reserves are higher grade than those of Wassa Main and SAK.

- The Benso mining lease, comprising the Subriso East ("SE"), Subriso West ("SW"), G-Zone and I-Zone deposits. Mining is only being undertaken from the I-Zone deposit. However, GSR has excluded Benso from the Mineral Reserve estimate this year as technical work is still being undertaken to support Reserves.

- The Chichiwelli exploration property: comprising two mineralised zones, Chichiwelli West ("West Domain") and Chichiwelli East ("East Domain").
- The Manso exploration property, located adjacent to Benso, to the east and reported with the Chichiwelli Resources.

Wassa is located some 35km east of GSR's Bogoso/Prestea operations and some 40km north east of the town of Tarkwa. Chichiwelli, Benso and Hwini Butre are situated between 20km and 80km south-west of the main Wassa complex and mine and are connected with the main Wassa complex by a continuous access road. All projects are located in the Western Region of Ghana.

## 1.2 GEOLOGICAL SETTING

The Wassa, Hwini Butre, Benso and Chichiwelli properties lie within the southern portion of the Ashanti Greenstone Belt along the eastern margin of the belt. The lithologies are predominantly comprised of mafic to intermediate volcanic flows and associated mafic intrusives and minor interbedded volcaniclastics, while the western margin features a band of highly metamorphosed volcanics. Deposition of the Tarkwaian sediments was followed by a period of dilation and the intrusion of mafic dykes and sills.

Rock assemblages from the southern area of the Ashanti belt were formed between a period spanning from 2,080 Ma to 2,240 Ma, with the Sefwi Group being the oldest rock package and the Tarkwa sediments being the youngest. The Ashanti belt is host to numerous gold occurrences, which are believed to be related to various stages of the Eoeburnean and Eburnean deformational event. Mineralisation at Wassa is believed to be of Eoeburnean timing while the Chichiwelli, Benso and Hwini Butre mineralisation are considered to be of Eburnean age.

The Wassa mineralisation is subdivided into a number of domains, namely; F Shoot, B Shoot, 242, South East, Starter, 419, Mid East and Dead Man's Hill. Each of these represents discontinuous segments of the main mineralised system. The mineralization is hosted in highly altered multi-phased greenstone-hosted quartz-carbonate veins interlaced with sedimentary pelitic units. Mineralisation within the Wassa Mine is structurally controlled and related to vein densities and sulphide contents. Three vein generations have been distinguished on the basis of structural evidence, vein mineralogy, textures and associated gold grades. Evidence further relates the majority of gold mineralisation to the earliest recognized vein generation which is believed to be syn-Eoeburnean.

The Hwini Butre deposits are all characterized by different styles of mineralization, but are all hosted within the Mpoho mafic complex, which consists mainly of gabbroic and gabbro-dioritic intrusive horizons.

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SRK Consulting U5432_GSR_Wassa_43-101_2013 –Executive Summary

The Benso deposits are characterized by similar style of mineralization. As with Hwini Butre, the Benso deposits are hosted within mafic intrusive rocks of gabbroic to dioritic composition, which intrude a thick volcano-sedimentary sequence mainly composed of mafic volcanic flows. Mineralization at Benso is associated with late deformational stages of the Eburnean orogeny and deposits are shear hosted along subsidiary structures.

The Chichiwelli deposit consists of two sub-parallel mineralized trends which hosts two distinct types of mineralization. The Chichiwelli West trend is a shear zone hosted deposit with a quartz, carbonate, sericite and potassic alteration assemblage, the mineralization is associated with pyrite. The Chichiwelli East trend is a quartz vein associated deposit with an ankerite and sericite alteration assemblage. Mineralization is also associated with pyrite along vein selvages and in the wall rocks.

Outcrop is limited but where they do appear it is clear that a number of the major lithological boundaries are faulted with evidence of cataclasis and intense shearing along contacts. The dominant structural grain is oriented north-east with local fracture systems frequently displaying a north-south strike associated with minor splays off the main trend.

Prior to GSR's purchase of the properties in 2005, the previous owners conducted airborne and ground geophysical surveys consisting of aero-magnetics, radiometrics and IP (Induced Polarization). Follow up soils geochemistry work was also conducted by the previous owners.

Trenching and pitting by the previous owners resulted in the identification of the Adiokrom, Father Brown and Dabokrom deposits at Hwini Butre and the Subriso, I Zone and G Zone deposits at Benso.

Work carried out by GSR in 2006 consisted of 4m deep auger drilling on a 400m x 50m grid at both Benso and Hwini Butre. A total of 778 auger holes were conducted at Benso and 1,052 at Hwini Butre during 2006. The main aim of this work was to confirm the extent of the previously identified soil geochemistry anomalies and to confirm he location for the exploration drilling campaigns.

At Chichiwelli, extensive geochemical sampling identified a series of anomalies leading to definition of targets for infill shallow exploration drilling by RAB which was conducted in 2006/2007.

## 1.3 DRILLING AND SAMPLING

Drilling is carried out by a combination of diamond drilling (DD), reverse circulation (RC) and reverse air blast (RAB) techniques. In general the RAB method is used at early stages for follow up to soil geochemical sampling and during production for testing contacts and mineralisation extensions around the production areas and has a maximum drilling depth of around 30 m. The RC drilling is used as the main method for obtaining suitable samples for Mineral Resource estimation and is carried out along drill lines spaced between 25 and 50 m apart along prospective structures and anomalies defined from soil geochemistry and RAB drilling results. RC drilling is typically extended to depths of in the order of 150 m. The DD method is used to provide more detailed geological data and in those areas where more structural and geotechnical information is required. Generally the deeper intersections are also drilled using DD and, as a result, most section lines contain a combination of RC and DD drilling.

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SRK Consulting U5432_GSR_Wassa_43-101_2013 –Executive Summary

Sampling is typically carried out along the entire drilled length. For RC drilling, samples are collected every 1m. Where DD holes have been pre-collared using RC, the individual 1m RC samples are combined to produce 3m composites which are then sent for analysis. Should any 3m composite sample return a significant gold grade assay, the individual 1m sample are then sent separately along with those from the immediately adjacent samples. DD samples are collected, logged and split with a diamond rock saw in maximum 1m lengths. The core is cut according to mineralisation, alteration or lithology. The core is split into two equal parts along a median to the foliation plane using a core cutter. The sampling concept is to ensure a representative sample of the core is assayed. The remaining half core is retained in the core tray, for reference and additional sampling if required.

Sample assays are then performed at either SGS Laboratories in Tarkwa (SGS) or Transworld (now Intertek) Laboratories ("TWL") which is also based in Tarkwa. GSR has used both laboratories and regularly submits quality control samples to each for testing purposes. Both laboratories are currently in the process of accreditation for international certification for testing and analysis.

Specific gravity ("SG") determinations were carried out by GSR. SG is measured on representative core samples from each drill run. This ensures representative specific gravity data across all rock types irrespective of gold grade. SG is measured at the core facility using a water immersion method. Each sample is weighed in air, then coated in wax and weighed in air and immersed in water.

Quality control measures are typically set in place to ensure the reliability and trustworthiness of exploration data, and to ensure that it is of sufficient quality for inclusion in the subsequent Mineral Resource estimates. Quality control measures include written field procedures and independent verifications of aspects such as drilling, surveying, sampling and assaying, data management and database integrity. Appropriate documentation of quality control measures and analysis of quality control data are an integral component of a comprehensive quality assurance program and an important safeguard of project data.

The field procedures implemented by GSR are comprehensive and cover all aspects of the data collection process such as surveying, drilling, core and reverse circulation cuttings handling, description, sampling and database creation and management. At Wassa, each task is conducted by appropriately qualified personnel under the direct supervision of a qualified geologist. The measures implemented by GSR are considered to be consistent with industry best practice.

## 1.4 MINERAL PROCESSING

On obtaining ownership of the project, GSR commissioned a Feasibility Study ("FS") for a Carbon-in-Leach ("CIL") operation, the process engineering component of which was conducted by Metallurgical Process Development Pty Ltd ("MDM"). The FS was completed in 2003.

The metallurgical testwork conducted in support of the MDM FS was conducted on samples from the Wassa area only. Samples were originally sent to SGS Lakefield in Johannesburg for both variability and bulk sample testwork. Further variability testwork was conducted at AMMTEC in Perth.

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Metallurgical testwork was conducted on ore samples from the Hwini-Butre / Benso (HBB) area at AMMTEC under the supervision of a GSR consultant in 2006/07. Ten composite samples were formed, from Subriso East (1), Subriso West (2), Adoikrom (3) and Father Brown (4). The composites were stated to represent 81% of the HBB Mineral Reserve on a depth basis, and were all of Fresh material. Mild preg-robbing behaviour was noted for the Subriso East sample and the Adoikrom composite sample. The cause of the lower gold recovery for the Adoikrom samples was determined to be fine, sulphide-hosted gold. However, neither of these detrimental effects has been observed in the plant to date.

Some preliminary metallurgical testwork has been undertaken on the Chichiwelli deposit. Further testwork will be undertaken as the development of this deposit progresses.

A program of metallurgical testwork will be undertaken following the conclusion of the current exploration program on the "extended" Wassa Main orebody. A key component of this work will be to determine the magnitude and impact of the expected increase in ore hardness with increasing depth.

## 1.5 MINERAL RESOURCE AND MINERAL RESERVES

The Mineral Resource Statements presented herein represent the Wassa, Hwini Butre, Benso and Chichiwelli Projects and are presented in accordance with the guidelines of the Canadian Securities Administrators' National Instrument 43-101.

GSR was responsible for modelling all the geological and grade wireframes, which are then passed to external consultants to complete the resource estimation. The exception to this is Wassa Main, where the grade estimates were completed internally by GSR. The models reported herein were completed by the following:

- Wassa Main – GSR, effective date October 31st 2012;
- Hwini Butre – SRK Consulting (UK) Ltd – effective date October 31st 2012;
- Benso – William Tanaka – effective date December 31st 2010;
- Chichiwelli – SRK Consulting (UK) Ltd – effective date October 31st 2010.

The Chichiwelli MRE also includes three small deposits located in the Manso licence area. These deposits are Abada, Adiokrom South and C3PR.

Geological modelling of the mineralisation was undertaken by GSR, using a cut-off grade of approximately 0.2 g/t Au at Wassa, 1 g/t Au at Hwini Butre and Benso, and 0.5 g/t Au at Chichiwelli. Assays less than 1 g/t were often included within the mineralised wireframes in order to model continuity both down dip and along strike. The Mineral Resource estimates are derived from a combination of diamond and reverse circulation drilling techniques, supported by an industry best practice QAQC programme. Drilling is typically carried out on sections spaced between 25 and 50m. SRK considers this approach to be appropriate, given the complex nature of the deposits and the close spacing between zones of high grade mineralisation which would preclude small scale selective mining. The inclusion of narrow bands of waste material in the model is providing a degree of planned internal dilution.

SRK is satisfied that the geological modelling honours the current geological information and knowledge. The location of the samples and the assay data are sufficiently reliable to support

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resource evaluation. The sampling information utilised for the resource classification was acquired primarily by core, RC and RAB drilling on sections spaced at 50 m to 25 m. The Mineral Resources were estimated using block models, with variable block sizes, which typically reflect half the drillhole spacing within the deposits. The composite grades were capped where this was deemed necessary, after statistical analysis. Ordinary Kriging was used to estimate the block grades. The search ellipsoids were orientated to reflect the general strike and dip of the modelled mineralisation. Block model tonnage and grade estimates were classified according to the CIM Definition Standards for Mineral Resources and Mineral Reserves (December 2005). The basis of the Mineral Resource classification included confidence in the geological continuity of the mineralised structures, the quality and quantity of the exploration data supporting the estimates, and the geostatistical confidence in the tonnage and grade estimates. Three-dimensional solids were modelled reflecting areas with the highest confidence, which were classified as Measured and Indicated Mineral Resources. The Mineral Resource statements are classified according to the CIM definitions for Measured, Indicated and Inferred categories, are reported in-situ without modifying factors applied and exclusive of material which is subsequently reported as Mineral Reserves. In addition, Mineral Resources are reported only for that material which falls within an optimised (un-engineered) pit shell derived using a US$1750 per troy ounce gold price and associated costs as of Dec 2012, in order to satisfy the requirement that anything classified as a Mineral Resource has reasonable prospects of economic extraction. The exception to this is the underground resources at the Father Brown deposit (Hwini Butre) below the optimised pit shell. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability. The Wassa and HBB Mineral Resource Statement, as of 31 December 2012, is given in Table ES 1 below. Table ES 1: GSWL Mineral Resource Statement, 31 December 2012 Dec 31, 20 12 Mineral R esources Name M Quantity EASURED Grade Metal Content Quantity INDICATED Grade Metal Content Quantity INFERRED Grade Metal Content Wassa kt 3.6 g/t Au 0.84 koz Au 0.1 kt 16,046 g/t Au 1.05 koz Au 539 kt 12,160 g/t Au 1.61 koz Au 631 Hwini Butre 966 2.43 75 545 2.24 39 Father Brown Underground 1,222 5.80 228 1,429 5.20 239 Benso 1,359 2.51 110 83 2.85 8 Chichiwelli 1,678 1.65 89 448 1.77 25 TOTAL 3.6 0.84 0.1 21,271 1.52 1,042 14,664 2.00 942 The Mineral Reserves have been prepared in accordance with CIM standard definitions for Proven Mineral Reserves and Probable Mineral Reserves. The Measured and Indicated

SRK Consulting U5432_GSR_Wassa_43-101_2013 –Executive Summary

Mineral Resources reported above do not include those Mineral Resources modified to estimate the Mineral Reserves.

The Mineral Reserve for GSWL has been estimated using accepted industry practices for open pit mines, including the identification of the optimal final ore envelope using a Whittle optimisation analysis, mine design, mine scheduling and the development of a cash flow model incorporating the company's technical and economic projections for the mine for the duration of the LoM plan.

The final open pit design and Mineral Reserves for each deposit are estimated as follows:

1. The Mineral Resources classified as Measured or Indicated only are constrained within a Whittle pit shell based on a gold price of US$ 1,450 per troy ounce with optimisation parameters applied according to the performance of the actual mining operation;
2. The Whittle pit shell is used as a basis for completing a final open pit design incorporating all practical considerations to achieve the planned production rate and engineered slope angles; and
3. The Mineral Reserves are estimated by applying the appropriate modifying factors (mining recovery and dilution) to the Measured and Indicated Mineral Resources within the final open pit design which are reported above the calculated cut-off grades after completion of a Life of Mine Plan which is shown to have a positive economic outcome following discounted cashflow analysis.

Any mineralisation which occurs below the cut-off grade or is classified as an Inferred Mineral Resource within the final open pit design is not considered as Mineral Reserves and is treated as mineralised waste for the purposes of the Life of Mine Plan. The Mineral Reserves are presented in Table ES 2 below.

**Table ES 2: Wassa Mineral Reserve Statement, 31 December 2012**

| Deposit | Dec 31, 2012 Mineral Reserve | | | | | | | | | Dec 31, 2011 Mineral Reserve | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | PROVEN | | | PROBABLE | | | Total PROVEN + PROBABLE | | | Total PROVEN + PROBABLE | | |
| | Quantity | Grade | Metal Content | Quantity | Grade | Metal Content | Quantity | Grade | Metal Content | Quantity | Grade | Metal Content |
| | kt | g/t Au | koz Au | Kt | g/t Au | koz Au | kt | g/t Au | koz Au | kt | g/t Au | koz Au |
| Wassa | | | | 26,902 | 1.39 | 1,205 | 26,902 | 1.39 | 1,205 | 13,570 | 1.18 | 516 |
| Dead Man's Hill | 3.2 | 1.04 | 0.1 | 1,091 | 1.01 | 36 | 1,095 | 1.01 | 36 | 946 | 1.00 | 30 |
| Father Brown | | | | 1,577 | 3.70 | 188 | 1,577 | 3.70 | 188 | 1,508 | 4.19 | 203 |
| Stockpiles | 798 | 0.89 | 23 | 1,478 | 0.51 | 24 | 2,276 | 0.64 | 47 | 2,033 | 0.75 | 49 |
| **TOTAL** | **801** | **0.89** | **23** | **31,049** | **1.45** | **1,452** | **31,850** | **1.44** | **1,475** | **18,057** | **1.38** | **799** |

The current mining schedule for Wassa extends from 2013 to 2026 (14 years) and totals 31.85 Mt of ore at a grade of 1.44 g/t Au. The mining schedule includes 2.28 Mt at 0.64 g/t Au from current stockpiles and reclaimed heap leach material. The majority of the Mineral

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Reserves are sourced from the Wassa Main Pit (91%) with the remainder coming from the Dead Man's Hill (4%) and Hwini Butre/Father Brown (5%) deposits. The DMH deposit commences mining in 2016 and provides a small supplement to the main ore feed from Wassa Main Pit. The drop in ore production during the period 2017 and 2018 is expected to be filled by the Benso (I Zone) and Chichiwelli deposits, which are currently classified as Mineral Resources but require further technical work to be classified as Mineral Reserves. Mining is no longer being conducted in the SAK pits.

The LoM plan requires the mining of some 159 Mt of waste over a 14 year period at an average stripping ratio of 5.3:1. The waste storage designs for each open pit are incorporated into the mining schedule and have sufficient capacity for a number of years of operation. Further design work is required for waste storage facilities to cover the full mining schedule and opportunities to backfill completed mining areas need to be identified. SRK has the expectation that the necessary additional waste dump capacity will be identified and approved as part of the conditions of the mining licence.

The expansion of the resource at Wassa Main pit has resulted in the merging of the individual pits and thus the current design pit is significantly deeper than the individual pits. The current pit design utilises slope angles developed for shallower pits. SRK considers that this design will require a detailed geotechnical assessment to support and confirm that the slope angles used are appropriate for the deeper pit. SRK understands that GSR is geotechnically logging the core from all the new diamond drill holes that have been used to expand the Wassa Main resource, in advance of carrying out this work.

The mine schedule requires de-watering to be undertaken at the enlarged Wassa Main pit as well as certain community resettlement at Hwini Butre.

## 1.6 MINERAL PROCESSING

The reported gold recoveries are high, with tailings grades of less than 0.15g/t being considered low for feed material with a high proportion of fresh ore. The introduction of the HBB ore in late 2008 has resulted in a significant increase in head grade and a corresponding increase in recovery, despite a slight increase in tails grade. The overall effect has been a significant increase in gold production, despite the reduction in ore throughput. Given the historical recoveries achieved, the projected LoMP recoveries appear to be achievable.

Given the limitations of the plant and the wide variety of ore feed stocks, the operation appears to be well run and there is a clear understanding of how best to operate the plant within its various process limitations.

The operating costs for the Wassa CIL plant are relatively low for an operation of its size and nature. The major contributing elements to the operating cost are electrical power, grinding media, cyanide and labour, which between them make up 50 to 60% of the total. This is typical for a CIL operation.

## 1.7 PROJECT INFRASTRUCTURE – TAILINGS STORAGE

The existing TSF1 has been raised to 1037 m RL during 2012 and a new TSF is currently being constructed to address the LoM tailings storage requirements.

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SRK Consulting U5432_GSR_Wassa_43-101_2013 –Executive Summary

The new TSF2 site is located approximately 1.5km northwest of the crushing plant and will comprise a main downstream embankment, a total of five saddle dams at stage 8 and a network of finger drains on top of a compacted clay liner. TSF2 is projected to have a maximum storage capacity of 46.2Mt, covering an area of 203.5 ha to the final beach elevation of 1022mRL. The highest embankment would be about 36m high. The life of the facility is 13.2 years at a design throughput of 3.5 Mtpa. Geotechnical investigations, testing, analysis and design have been undertaken as part of the TSF2 design, as well as hydraulic analysis and water balance calculations. Suitable sources of construction materials have been identified but additional sources will be required for construction of the later stages (6 to 8). A preliminary closure plan has been developed and will be developed as part of the final raise detailed design submission. SRK considers that the design generally meets the requirements for a Feasibility Study. The capex cost of $9.3 Million for construction of Stage 1 in 2013 and subsequent costs for raising the facility appear reasonable.

## 1.8 ENVIRONMENTAL AND SOCIAL FACTORS

The GSWL operational area is within the moist tropical rainforest area of the Western Region of Ghana. The mean annual rainfall is in the order of 1,700 mm. There are two rainy seasons, a major rainy season from April to June and then a minor rainy season in October and November. Storms are a frequent occurrence in the rainy seasons.

The Wassa Mine, and its associated processing plant and tailings storage facility, is in a rural area and there are no major urban settlements within 50 km by road. The villages of Akyempim, Akyempim New Site (formally Akosombo, which was resettled by the company), Kubekro, and Togbekrom are the closest to the mine. The total population of these communities is about 3000. The community of Togbekrom is being resettled as part of the development project to construct the new TSF.

The Benso and Hwini Butre Mines are about 65 km and 35 km, respectively north-north-west of the Port of Takoradi and south east of Tarkwa. The key communities within and outside the concession are Subriso, Odumase, Ningo, Akyaakrom, Mpohor, Benso, and Anlokrom. The total population of these communities is about 10,000. The Benso Township is approximately 5 km from the Benso mine site to the south and the Mpohor Township is approximately 2 km west of the Hwini Butre mining site.

An Environmental Certificate has been issued to GSWL and GSWL's EMP for 2010 to 2013 has been approved by the EPA. The certificate and the EMP are for overall Wassa Project; they cover the Wassa, Hwini Butre, and Benso Mines and all associated infrastructure, including the Hwini Butre Benso Access Road.

Renewals and extensions are being sought for a number of expired authorisations, none of which are critical to the ongoing GSWL operations:

- Wassa Prospecting /Exploration permit in the Subri River Forest Reserve – expired 3 November 2005 (GSWL has applied for renewal, but this permit will only be required when work is planned in the forest);
- Esuaso Prospecting Licence - Renewal Application sent 21-Oct-2011 – still in processing.

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SRK Consulting U5432_GSR_Wassa_43-101_2013 –Executive Summary

GSWL is currently seeking approval for the construction of TSF 2. The draft resettlement action plan was completed and submitted to the EPA and the District Assembly in August 2012. The village of New Togbekrom has been constructed and is ready for the new owners to move in. The draft EIS for the TSF 2 project was submitted to the EPA and comments on the EIS have been received. They are currently being addressed and a submission of the finalized EIS to the EPA will be completed in Q1 2013.

Given the ongoing discussions with the relevant authorities (primarily the EPA and also the Minerals Commission, the Forestry Commission and the Water Resources Commission), SRK does not believe any of the outstanding environmental authorisations noted above represents a material risk to the ongoing GSWL operations.

A preliminary closure plan and cost estimate have been prepared and updated as part of the current EMP, which has been approved by the EPA. The focus of closure planning is the removal of unwanted infrastructure and buildings, stabilisation (and in some cases, backfilling) of pits, land-forming and revegetation of waste dumps, management of ARD potential, removal of access routes, and the stabilisation and revegetation of tailings storage facilities.

The total estimated closure cost included in the 2010 EMP was US$10.6 million. The most recent review of the asset retirement obligation (ARO) for the GSWL operations placed the estimated costs at $14.6M following extensive work completed at the Benso site. This appears adequate based on requirements for closure. As required by its permitting conditions, a Reclamation Security Agreement was signed between the company and the EPA in 2005 and GSWL bonded US$3.0 million to cover future reclamation obligations at Wassa, comprised of US$0.15 million in cash and a US$2.85 million letter of credit. All bonds are up to date and GSWL is working with the EPA to meet the bonding requirements that were included in the Environmental Certificate issued in April 2011.

## 1.9 CAPITAL COSTS, OPERATING COSTS AND PROJECT ECONOMICS

The total capex for the LoMP to end-2025 is estimated at US$148M, with capex for 2013 estimated at $54M. Capital costs have been estimated in US$ real terms and are valid as at Q1 2013. Estimates have been produced by GSWL and are based on the expected requirements for the remaining LoM and current budgets in place at the Wassa operations.

The majority of the Capital expenditure is designated as 'Mining and Technical Services and Mine Maintenance' which includes provision for new mining equipment and spares and comprises 28.6% of the LoM Capital estimate (US$18.7M). The second major capital expenditure will be for the 'Tailings Storage Facility TSF2', which includes construction of the new facilities and also covers the Togbekrom resettlement project (US$15.1M in 2013). 'Geology and mine site drilling' account for US$13M in 2013.

Operating costs for the Wassa Mining Operation are estimated to average US$ 51.6 per tonne of ore and total US$ 1,738.4 million over the life of the mine, broken down as shown in Table ES 3.

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SRK Consulting U5432_GSR_Wassa_43-101_2013 –Executive Summary

**Table ES 3: LoM Unit Operating Costs**

| Operating Costs | MUSD | USD/$t_{ore}$ |
|---|---|---|
| Mining | 820.0 | 24.3 |
| Processing | 610.6 | 18.1 |
| General & Administration | 307.9 | 9.1 |
| **Total Operating Costs** | **1,738.4** | **51.6** |

GSWL is a producing company and is 90% owned by GSR who, as the issuer, considers that under the current guidelines of NI43-101 (Form 43-101F1 Technical Report, Item 22) it is exempt from the requirement to report a detailed economic analysis of the GSWL operations given that there has been no material expansion of the current production throughput rate.

The outputs from the mining schedule input directly to a discounted cashflow (DCF) model. The following adjustments have been made to the DCF model to be satisfied that the current LoMP is sufficiently accurate for the purpose of determining Mineral Reserves:

- The actual processing costs for 2012 have been split into fixed and variable costs. The variable costs are adjusted according to the planned production tonnages to be sent to the process facility;
- In order to account for inflation over 2012, costs have been inflated by 5%;
- The gold price used for 2013, 2014 and 2015 is based on a consensus market forecast, after which the long term gold price of USD 1,450 per troy oz is applied for the remainder of the mine life; and
- The contributions of the Chichiwelli and I Zone (Benso) deposits have not been considered for Mineral Reserves at this point in time by GSR and have been removed from the cashflow model.

Following these adjustments the DCF model is shown to report a positive economic outcome and support the Mineral Reserve estimate for the Wassa assets

## 1.10 CONCLUSIONS

SRK does not consider there to be any material risks associated with the GSWL project. The following issues have been identified and are either in the process of being mitigated or are not considered material to the overall viability of the projects operated by GSWL.

The current mining leases for Benso and Hwini Butre are currently being renewed for seven and five years respectively and renewal signatures from the Ghana Mining Ministry are expected by July 2012.

There is currently no mining lease in place for Chichiwelli and this is likely to be required in the near future.

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SRK Consulting U5432_GSR_Wassa_43-101_2013 – Table of Contents Main Report

# Table of Contents

1 INTRODUCTION ..... 1
1.1 Background ..... 1
1.2 Terms of Reference ..... 2
1.3 Data Sources ..... 2
1.4 Personal Inspections ..... 2
1.5 Limitations, Reliance on SRK, Declaration, Consent, Copyright and Cautionary Statements 3
2 RELIANCE ON OTHER EXPERTS ..... 3
3 PROPERTY DESCRIPTION AND LOCATION ..... 4
3.1 Location and Land Tenure ..... 4
3.2 Environmental Approvals and Other Legislation ..... 9
4 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY ..... 10
4.1 Introduction ..... 10
4.2 Wassa ..... 11
4.3 Hwini Butre/Benso/Chichiwelli ..... 11
5 HISTORY ..... 11
5.1 Wassa ..... 11
5.2 Hwini Butre/Benso and Chichiwelli ..... 12
6 GEOLOGICAL SETTING AND MINERALIZATION ..... 14
6.1 Regional Geology ..... 14
6.2 Local Geology ..... 16
6.2.1 Introduction ..... 16
6.2.2 Wassa ..... 18
6.2.3 Hwini Butre ..... 19
6.2.4 Benso ..... 20
6.2.5 Chichiwelli ..... 20
7 DEPOSIT TYPES ..... 22
7.1 Wassa ..... 22
7.2 Hwini Butre ..... 23
7.3 Benso ..... 24
7.4 Chichiwelli ..... 25
8 EXPLORATION ..... 26
8.1 Introduction ..... 26
8.2 Wassa ..... 26
8.3 Hwini Butre ..... 27
8.4 Benso and Chichiwelli ..... 28
9 DRILLING ..... 30

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9.1 Drilling ........ 30
9.2 Sampling ........ 31
**10 SAMPLE PREPARATION, ANALYSES, AND SECURITY ........ 32**
10.1 Sample Preparation ........ 32
10.3 Laboratory Procedures ........ 33
10.5 Specific Gravity Data ........ 36
**11 DATA VERIFICATION ........ 36**
11.1 Introduction ........ 36
11.2 Data verification by GSR ........ 36
11.3 Analytical QAQC ........ 37
11.3.1 Introduction ........ 37
11.3.2 Comparison of assay methodologies ........ 37
11.3.3 Field Duplicates ........ 38
11.3.4 Laboratory (Pulp) Duplicates ........ 39
11.3.5 Certified Reference Material ("CRM") ........ 40
11.3.6 Blanks ........ 42
11.3.7 Umpire Laboratory Performance (Round Robin) ........ 43
**12 MINERAL PROCESSING AND METALLURGICAL TESTING ........ 43**
12.1 Overview ........ 43
**13 MINERAL RESOURCE ESTIMATES ........ 45**
13.1 Introduction ........ 45
13.2 Resource Estimation Procedures ........ 45
13.3 Resource Database ........ 46
13.3.1 Wassa ........ 46
13.3.2 Hwini Butre ........ 46
13.3.3 Benso ........ 46
13.3.4 Chichiwelli ........ 47
13.4 Solid Body Modelling ........ 47
13.4.1 Introduction ........ 47
13.4.2 Wassa ........ 47
13.4.3 Hwini Butre ........ 50
13.4.4 Benso ........ 51
13.4.5 Chichiwelli ........ 52
13.5 Statistical Analysis and Variography ........ 53
13.5.1 Wassa ........ 53
13.5.2 Hwini Butre ........ 55
13.5.3 Benso ........ 57
13.5.4 Chichiwelli ........ 59
13.6 Block Model and Grade Estimation ........ 60

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13.6.1 Wassa ..... 60
13.6.2 Hwini Butre ..... 61
13.6.3 Benso ..... 62
13.6.4 Chichiwelli ..... 63
13.7 Model Validation and Sensitivity ..... 64
13.7.1 Wassa ..... 64
13.7.2 Hwini Butre ..... 64
13.7.3 Benso ..... 65
13.7.4 Chichiwelli ..... 65
13.8 Mineral Resource Classification ..... 66
13.8.1 Introduction ..... 66
13.8.2 Wassa ..... 66
13.8.3 Hwini Butre ..... 68
13.8.4 Benso ..... 68
13.8.5 Chichiwelli ..... 68
13.9 Mineral Resource Statement ..... 69
**14 MINERAL RESERVE ESTIMATES ..... 71**
**15 MINING METHODS ..... 73**
15.1 Introduction ..... 73
15.2 Mining Methods and Equipment ..... 74
15.3 Historical Production ..... 74
15.4 Pit Optimisation ..... 75
15.5 Mine Design ..... 79
15.5.1 Introduction ..... 79
15.6 Mine Scheduling ..... 83
15.7 Geotechnical Considerations ..... 85
**16 RECOVERY METHODS ..... 86**
16.2 Historical Production ..... 89
16.4 SRK Comments ..... 90
**17 PROJECT INFRASTRUCTURE ..... 91**
17.1 Existing Tailings Storage Facility (TSF1) ..... 91
17.1.1 Introduction ..... 91
17.1.2 Construction Sequence ..... 92
17.1.3 TSF1 Operation ..... 92
17.1.4 TSF1 Capacity ..... 92
17.2 New Tailings Storage Facility (TSF2) ..... 93
17.2.1 Introduction ..... 93
17.2.2 TSF2 Site Description ..... 93
17.2.3 Geotechnical Investigations ..... 94

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17.2.4 Tailings Characteristics 94 17.2.5 Embankment Design 17.2.6 Water Management 96 17.2.7 Post Construction 17.2.8 SRK Comments on TSF2 Design 97 17.3 Capital Costs for TSF2 98 18 MARKET STUDIES AND CONTRACTS . 98 19 ENVIRONMENTAL STUDIES, PERMITTING, AND SOCIAL OR COMMU EFFECTS NITY 98 19.1 Environmental and Social Setting 98 19.2 Environmental Studies and Authorisations 99 19.2.1 Environmental Approvals 19.2.2 New Mining Regulations Relevant to Environmental and Social Management . 103 19.3 Approach to Environmental and Social Management . 104 19.4 Environmental and Social Issues 19.4.1 Resettlement of Communities 19.4.2 Community Sensitivities .106 19.4.3 Water Management . 106 19.4.4 Unauthorized Small Scale Miners 19.4.5 Acid Rock Drainage .107 19.5 Closure Planning and Cost Estimate . 107 19.6 References .108 20 CAPITAL AND OPERATING COSTS .. 109 20.1 Capital Costs 20.1.1 Introduction . 109 20.1.2 Initial and Sustaining Capital .109 20.1.3 Closure Costs . 110 20.2 Operating Costs . 110 20.2.1 Introduction . 110 20.2.2 Mining .111 20.2.3 Processing .111 20.2.4 G&A . 112 20.2.5 Other .. 112 20.2.6 Summary .112 21 ECONOMIC ANALYSIS . 112 22 ADJACENT PROPERTIES 23 OTHER RELEVANT DATA AND INFORMATION 24 INTERPRETATION, CONCLUSIONS & RECOMMENDATIONS . 113 25 CERTIFICATES AND CONSENTS

SRK Consulting U5432_GSR_Wassa_43-101_2013 – Table of Contents Main Report

# List of Tables

Table 3-1: Mining Licences and Prospecting Licences currently held by GSWL and GSR in Ghana ........ 6
Table 9-1: Summary of exploration data used for the Mineral Resource models and LoM plans at GSWL ........ 30
Table 11-1: CRM for 2003 to 2007 time period (TWL) ........ 41
Table 11-2: Geostats CRM for 2008 to 2012 time period (SGS) ........ 41
Table 11-3: Gannet CRM for 2008 to 2012 time period (SGS) ........ 42
Table 11-4: Blank sample summary statistics ........ 43
Table 11-5: Round-robin descriptive statistics ........ 43
Table 13-1: Wassa Main uncapped 3 m composite naïve statistics by estimated domains. ........ 54
Table 13-2: Wassa High Grade Composite Capping ........ 54
Table 13-3: Variogram Parameters for Wassa Zones ........ 55
Table 13-4: Descriptive Statistics for Modelled Domains, Hwini Butre (capped data) ........ 56
Table 13-5: Variogram Parameters for Hwini Butre ........ 57
Table 13-6: Descriptive Statistics for Modelled Domains, Benso ........ 57
Table 13-7: Descriptive Statistics for Estimation Domains, Benso ........ 58
Table 13-8: Variogram Parameters for the Benso Zones ........ 58
Table 13-9: Descriptive Statistics for Estimation Domains, Chichiwelli ........ 59
Table 13-10: High Grade Capping, Chichiwelli ........ 59
Table 13-11: Variogram Parameters for the Chichiwelli Zones ........ 60
Table 13-12: Block Model Parameters (Wassa) ........ 60
Table 13-13: Density, Wassa ........ 61
Table 13-14: Block Model Parameters (Hwini Butre) ........ 61
Table 13-15: Ellipsoid Search Neighbourhood Parameters, Hwini Butre ........ 62
Table 13-16: Density, Hwini Butre ........ 62
Table 13-17: Block Model Parameters, Benso ........ 62
Table 13-18: Ellipsoid Search Neighbourhood Parameters, Benso ........ 63
Table 13-19: Density, Benso ........ 63
Table 13-20: Block Model Parameters, Chichiwelli ........ 63
Table 13-21: Ellipsoid Search Neighbourhood Parameters, Chichiwelli ........ 64
Table 13-22: Density, Chichiwelli ........ 64
Table 13-23: General Assumptions Considered for Conceptual Open Pit Optimization ........ 70
Table 13-24: Wassa and HBB Mineral Resource Statement, 31 December 2012 ........ 71
Table 14-1: GSWL Mineral Reserve Statement as at 31st December 2012 ........ 72
Table 14-2: Cut-off grades for oxide and fresh ore for the Wassa Deposits ........ 73
Table 15-1: Wassa Mining Equipment as at end-2012 ........ 74
Table 15-2: Recent historical mine production for the Wassa Assets ........ 75
Table 15-3: Wassa Pit Optimisation Input Parameters ........ 76
Table 15-4: Wassa Mine Design Geotechnical Parameters ........ 79
Table 15-5: Hwini Butre Mine Design Geotechnical Parameters ........ 82
Table 16-1: Historical Production Statistics – CIL ........ 89
Table 19-1: Primary environmental approvals that have to be obtained for mining operations ... 100
Table 19-2: Primary approvals issued to GSWL ........ 102
Table 19-3: LoM Closure Costs ........ 107
Table 20-1: Ore haulage distances ........ 111
Table 20-2: Processing unit operating costs ........ 112
Table 20-3: LoM unit operating costs ........ 112
Table 24-1: Wassa and HBB Mineral Resources, as at 31 December 2012 ........ 115
Table 24-2: Wassa and HBB Mineral Reserves, as at 31 December 2012 ........ 116

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SRK Consulting U5432_GSR_Wassa_43-101_2013 – Table of Contents Main Report

## List of Figures

Figure 3-1: Location of Wassa in the regional context of Ghana and West Africa showing principal infrastructure and population centres ........ 5
Figure 3-2: GSWL and GSR Mining and Exploration Concessions in Ghana (GSR, 2013) ........ 7
Figure 3-3: Location of principal operations and local infrastructure in relation to mining licence boundaries at GSWL (GS Exploration, 2012) ........ 8
Figure 6-1: Location of the Wassa Mine with the geology of the Ashanti Belt (Perrouty et al., 2012). ........ 16
Figure 6-2: Compilation of geochronology dating from the Ashanti Belt (Perrouty et al, 2013). ... 17
Figure 6-3: Wassa Mine geology (Perrouty et al, 2013). ........ 19
Figure 6-4: Regional geology underlying the Hwini-Butre, Benso and Chichiwelli concessions, modified from the Gold Deposits of Ghana, Minerals Commission, 2002. ........ 21
Figure 7-1: Syn-Eoeburnean folded veins from the 242 and South-East zones at the Wassa Mine (Perrouty et al, 2013). ........ 22
Figure 7-2: Different mineralization styles underlying the Hwini Butre concession, on top is a fault fill smoky quartz vein characterizing the Father Brown deposit, while the bottom picture represents the potassic alteration at Adoikrom shear zone. ........ 23
Figure 7-3: Mineralized shear zones occurring on the Benso concession. On the left, sheared siltstones with fine grained pyrite found at Subriso East; on the right, sheared volcanic flows hosting the Subriso West mineralization. ........ 24
Figure 7-4: On the left, drill samples from the Chichiwelli West trend where mineralization is shear hosted, on the right, drill samples from the Chichiwelli East trend where mineralization is hosted within hydrothermal veins. ........ 25
Figure 10-1: TWL sample processing flowsheet. ........ 34
Figure 11-1: HARD plot comparing fire assay and BLEG, for field duplicates ........ 38
Figure 11-2: Correlation of field duplicates (2003 to 2007) from TWL ........ 39
Figure 11-3: Correlation of field duplicates (2008 to 2012) from SGS ........ 39
Figure 11-4: HARD plot of laboratory duplicates (2003 to 2007) from TWL ........ 40
Figure 11-5: HARD plot of laboratory duplicates (2008 to 2012) from SGS ........ 40
Figure 13-1: Plan View Wassa Main Domains (GS Exploration, 2013) ........ 49
Figure 13-2: Mineral Resource wireframes and drillhole locations for the Hwini Butre deposits (GS Exploration, 2013) ........ 50
Figure 13-3: Mineral Resource wireframes and drillhole locations for the Benso deposits (GS Exploration, 2013) ........ 52
Figure 13-4: Mineral Resource wireframes and drillhole locations for the Chichiwelli deposit (GS Exploration, 2013) ........ 53
Figure 15-1: Wassa Pit Optimisation Results – UDC Flow and Material Movement ........ 77
Figure 15-2: Wassa Pit Optimisation Results – Material Movement and Cash Cost ........ 77
Figure 15-3: Hwini Butre Pit Optimisation Results – UDC Flow and Material Movement ........ 78
Figure 15-4: Hwini Butre Pit Optimisation Results – Material Movement and Cash Cost ........ 78
Figure 15-5: Wassa Main and DMH (North East corner) Pit Designs (GSWL, 2013) ........ 80
Figure 15-6: Isometric View of Wassa Main and DMH Pit Designs and Mineral Resources (model from GSWL, 2013) ........ 81
Figure 15-7: Section View of Wassa Main and Mineral Resources (model from GSWL, 2013) ..... 81
Figure 15-8: Hwini Butre (Father Brown) Pit Design (GSWL, 2013) ........ 82
Figure 15-9: Section View of Father Brown and Mineral Resources (model from GSWL, 2013) ... 83
Figure 15-10: Wassa Mining Schedule by Ore Source ........ 84
Figure 15-11: Wassa Mining Schedule by Ore Type ........ 85
Figure 17-1: Wassa TSF1 current layout and TSF2 design (Knight Piesold, 2012) ........ 93
Figure 20-1: Annual Capital Expenditure ........ 109
Figure 20-2: Breakdown of LoM Capital Expenditure ........ 110
Figure 20-3: Annual Operating Expenditure ........ 111

## List of Technical Appendices

**A QAQC DATA ........ A-1**

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^^srk consulting SRK Consulting (UK) Limited 5th Floor Churchill House 17 Churchill Way City and County of Cardiff CF10 2HH, Wales United Kingdom E-mail: enquiries@srk.co.uk URL: www.srk.co.uk Tel: + 44 (0) 2920 348 150 Fax: + 44 (0) 2920 348 199 NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES, GOLDEN STAR RESOURCES LTD., WASSA GOLD MINE, GHANA EFFECTIVE DATE 31ST DECEMBER 2012 1 INTRODUCTION The Wassa/Hwini Butre/Benso Gold Mine is a producing mine and is therefore considered to be an Advanced Property under NI 43-101 guidelines. According to the NI 43-101 guidelines, an Advanced Property is defined as a property that has: Mineral Reserves, or Mineral Resources, the potential economic viability of which is supported by a preliminary economic assessment (“PEA”), a pre-feasibility study or a feasibility study. The mine and its satellite operations are located in Ghana to the east of Tarkwa in the Western Region. Golden Star Resources Ltd. (“GSR”) currently holds a 90% interest in the subsidiary company, Golden Star (Wassa) Limited (“GSWL”). This technical report documents mineral resource and mineral reserve statements for the various GSWL Projects prepared by SRK following the guidelines of the Canadian Securities Administrators’ National Instrument 43-101 and Form 43-101F1. The mineral resource statement reported herein was prepared in conformity with generally accepted CIM “Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines.” 1.1 Background SRK Consulting (UK) Limited (“SRK”) is an associate company of the international group holding company, SRK Consulting (Global) Limited (the “SRK Group”). SRK has been requested by Golden Star Resources Ltd. (“GSR”), hereinafter also referred to as the “Company” or the “Client”) to prepare a technical report, using NI43-101 guidelines for the Mineral Assets of the Company comprising the Wassa Gold Mine (“Wassa”) located in Ghana. This technical report has been prepared for Golden Star Resources Ltd. GSR is a gold exploration and producing company with primary mining interests in Ghana, West Africa and exploration interests throughout West Africa and in South America. This report deals exclusively with the mining operations at GSR’s 90% owned subsidiary, Golden Star (Wassa) Limited (“GSWL”), the remaining 10% of which is held by the Ghanaian Government, which currently receives a 5% of Gross Revenue royalty on all GSWL gold production. Registered Address: 21 Gold Tops, City and County of Newport, NP20 4PG, Wales, United Kingdom. SRK Consulting (UK) Limited Reg No 01575403 (England and Wales) Group Offices: Africa Asia Australia Europe North America South America

SRK Consulting U5432_GSR_Wassa_43-101_2013 – Main Report

The current Life of Mine ("LoM") plan for GSWL has an effective starting date of 01 January 2013 and comprises the mining of ore from a number of open pits. The pits are located either adjacent to the Wassa Processing Plant (Wassa Main Pit), or within 80 km distance. The LoM plan also includes the retreatment of ore from existing stockpiles and reclaimed tailings. The processing plant incorporates a Carbon-In-Leach (CIL) circuit.

## 1.2 Terms of Reference

SRK completed an NI 43-101 Technical Report for Wassa Gold Mine on behalf of GSR in October 2012, with an effective date of 31 December 2011. Following additional exploration drilling during 2012, the mineral resource models were updated by GSR to include the significant amounts of additional geological data. Mineral Resources were updated by GSR in Q4 2012 and subsequent to that the Mineral Reserves for Wassa were also updated by GSR, following the application of mining and processing modifying factors to the Mineral Resource, open pit optimisation, mine planning and scheduling. SRK was engaged by GSR at the beginning of 2013 to review GSR's updated Mineral Resources and Mineral Reserves in its capacity as independent reviewer/Qualified Person. SRK undertook its review in January and February 2013.

## 1.3 Data Sources

The data provided to SRK was largely provided by GSR staff based at the mine site, at the Denver Head Office or at the Takoradi Exploration Office. The information provided comprised:

- Digitised exploration data containing drillhole and surface sampling information collected as part of either initial exploration works or subsequent mine exploration and grade control activities;
- Digital wireframe models produced by GSR staff;
- Digital mineral resource estimation block models containing grade, density, geological and quality information. Block models are produced by independent consultants on behalf of GSR, or by GSR geology staff. The independent models are verified by the GSR geology staff prior to optimization and mine planning;
- Mining and production data, including monthly and annual reports, mining schedules and equipment schedules for the LoM plan, provided by GSR;
- Historical production and recovery statistics, current operating statistics and costs for the processing plant, provided by GSR;
- Geotechnical data and reports produced by SRK as part of previous commissions with GSR and ongoing support with the geotechnical drilling programme at Wassa;
- Tailings and waste management information, provided by Knight Piesold consultants;
- Data relating to the social and environmental impact of the mining operations both historically and planned during the remaining LoM, provided by GSR.

## 1.4 Personal Inspections

A team inspection of the Wassa, Hwini-Butre and Benso mining operations and associated infrastructure, was undertaken between 15 and 19 January 2013. The team comprised:

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Dr Lucy Roberts: Senior Consultant (Resource Geology), responsible for geology and Mineral Resource estimation; John Miles: Associate Principal Consultant (Mining Engineering), responsible for mining and production aspects of the study and review of TEM; Chris Bray: Principal Consultant (Mining Engineering), responsible for mining and production aspects of the study and review of TEM; Dr John Willis: Principal Consultant (Mineral Processing), responsible for processing and metallurgical aspects; The Chichiwelli exploration site was previously visited by Dr John Arthur, Principal Consultant (Resource Geology) between 26 and 30 July 2010. A site visit to review the geotechnical aspects of the project was most recently carried out by Neil Marshall, Corporate Consultant (Geotechnical Engineering) between 11 and 14 September 2012. A site visit to cover the environmental aspects of the projects was last undertaken between 09 and 13 August 2010 by Paul Mitchell. 1.5 Limitations, Reliance on SRK, Declaration, Consent, Copyright and Cautionary Statements SRK’s opinion contained herein and effective 31 December 2012, is based on information collected by SRK throughout the course of SRK’s investigations, which in turn reflect various technical and economic conditions at the time of writing. Given the nature of the mining business, these conditions can change significantly over relatively short periods of time. Consequently, actual results may be significantly more or less favourable. This report may include technical information that requires subsequent calculations to derive sub-totals, totals and weighted averages. Such calculations inherently involve a degree of rounding and consequently introduce a margin of error. Where these occur, SRK does not consider them to be material. SRK is not an insider, associate or an affiliate of GSR, and neither SRK nor any affiliate has acted as advisor to GSR, its subsidiaries or its affiliates in connection with this project. The results of the technical review by SRK are not dependent on any prior agreements concerning the conclusions to be reached, nor are there any undisclosed understandings concerning any future business dealings. 2 RELIANCE ON OTHER EXPERTS The information reviewed in this report has largely been provided directly by GSR and has been produced either by GSR or by its sub-consultants. In addition to SRK’s involvement on the Mineral Resource Estimate (“MRE”) and geotechnical areas of the projects, the other major contributor has been Knight Piésold (“KP”) consultants, which has undertaken the bulk of the surface geotechnical investigations and design and the tailings management and design work. In addition, Cube Resources of Perth, Australia, produced part of the Mineral Resource estimate for the main Wassa deposit.

SRK Consulting U5432_GSR_Wassa_43-101_2013 – Main Report

SRK has confirmed that the Mineral Resources and Mineral Reserves reported herein are within the licence boundaries given below. SRK has not performed an independent verification of land title and tenure as summarized in Section 3 of this report. SRK did not verify the legality of any underlying agreement(s) that may exist concerning the permits or other agreement(s) between third parties.

SRK has reviewed reports prepared by GSR and has undertaken sufficient verification work to give its independent opinion on these. Notably, the Mineral Resources and Mineral Reserves reported within this document are based on economics and pit designs provided by GSR and verified and adjusted by SRK.

# 3 PROPERTY DESCRIPTION AND LOCATION

## 3.1 Location and Land Tenure

The Wassa Gold Mine is located near the village of Akyempim in the Mpohor Wassa East District, in the Western Region of Ghana. It is located 80km north of Cape Coast and 150km west of the capital Accra. The property lies between latitudes 5°25' and 5°30' north and between longitudes 1°42' and 1°46' east. Wassa is located some 38km east of GSR's Bogoso/Prestea operations and some 40km north east of the town of Tarkwa. Hwini Butre and Benso are situated some 50km south and 20km south east of Tarkwa, respectively, approximately 80 km south west of Wassa. The location of the Wassa mine is shown in Figure 3-1.

Golden Star (Wassa) Ltd (GSWL) is owned 90% by GSR and 10% by the Ghanaian Government, which receives a 5% royalty on gross revenue on all GSWL gold production. GSWL currently holds 3 mining leases at Wassa, Hwini Butre, and Benso. In addition the company holds several prospecting licenses in the region. The principal mining leases are summarized in Table 3-1. Currently there is no mining lease for Chichiwelli.

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Figure 3-1: Location of Wassa in the regional context of Ghana and West Africa showing principal infrastructure and population centres

SRK Consulting U5432_GSR_Wassa_43-101_2013 – Main Report

**Table 3-1: Mining Licences and Prospecting Licences currently held by GSWL and GSR in Ghana**

| Property | Tenement Name | Tenement No. | Area ($km^2$) | Granted | Renewal |
|---|---|---|---|---|---|
| Wassa | Wassa Mining Lease | LVB 7618/94 | 52.89 | 17/09/92 | 16th September, 2022 |
| Wassa | Benso Mining Lease | LVB 26871/07 | 20.38 | 27/09/07 | 26/09/11 Renewed ML document signed by GM & Secretary with company seal. Document returned to Mincom on 20th June 2012 for Minister's signature. Renewal for 7 years from date of ministers signature |
| Wassa | Hwini Butre Mining Lease | LVB1714/08 | 40.00 | 11/01/08 | 10/01/12 Renewed ML document received from Mincom on 20th June 2012 for Secretary/GM's signatures and company seal. Renewal for 5 years from date of ministers signature |

The map in Figure 3-2 shows the location of the various GSR exploration properties and mining licences, which incorporate the deposits and orebodies listed below. The properties and leases are spread out along a line trending approximately 60 to 80 km SW of the Wassa mine complex.

- Wassa mining lease. Wassa Main is an operating open pit mine previously comprising a number of adjacent but separate open pits which broadly reflect mineralisation domains, including: F Shoot-419, B Shoot, 242-Starter, South East Main, Mid-East and Dead Man's Hill ("DMH"). The Wassa Main pit has been increased to encompass the 242, B Shoot, 419, MSN and SE Main domains. DMH is optimised in the same block model as Wassa Main but is reported separately in the Mineral Reserve statements as it is a separate pit to the North East of the Wassa Main Pit. The Wassa Production figures do include DMH, however. SAK comprises a number of deposits to the West of Wassa, which are no longer mined.
- Benso mining lease, comprising the Subriso East ("SE"), Subriso West ("SW"), G-Zone and I-Zone deposits. Mining is only being undertaken from the I-Zone deposit. However, GSR has excluded Benso from the Mineral Reserve estimate this year as technical work is still being undertaken to support Reserves.
- Hwini Butre mining lease: comprising the Father Brown, Adoikrom and Dabokrom deposits, with only Father Brown having remaining open pit reserves.
- Chichiwelli exploration property: comprising two mineralised zones, Chichiwelli West ("West Domain") and Chichiwelli East ("East Domain").
- Manso exploration property, located adjacent to Benso, to the east.

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Figure 3-2: GSWL and GSR Mining and Exploration Concessions in Ghana (GSR, 2013) Figure 3-3 shows the location of the mining licence boundaries in relation to the location of the main GSWL mine workings at Wassa, Hwini Butre and Benso. The mine infrastructure, including waste dumps and tailings facility, all lie within the limits of the current licence boundaries.

Figure 3-3: Location of principal operations and local infrastructure in relation to mining licence boundaries at GSWL (GS Exploration, 2012)

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## 3.2 Environmental Approvals and Other Legislation

The legislative framework for mining in Ghana is laid down in the Minerals and Mining Law of 1986 (PNDCL 153), as amended by the Minerals and Mining (Amendment) Act of 1994 (Act 475) and the Minerals and Mining Act 2006 (Act 703). The Environmental Protection Agency (EPA) was created by the EPA Act, 1994 (Act 490) and is responsible for the formulation of policies on all aspects of the environment, with a focus on preventative approaches. As the lead decision-maker on Environmental Impact Assessments (EIAs), the agency's functions include: ensuring compliance with EIA procedures; issuing environmental permits and certificates; and implementing the AKOBEN program (an environmental and social performance rating and disclosure initiative for the mining and manufacturing sectors, reported publicly for the first time in 2010).

Act 490 also made an EIA a mandatory requirement for all development projects and programmes, including mining. With the passage of Act 490, it became mandatory for all new mining projects to prepare an EIA, while existing mines were required to prepare and submit Environmental Management Plans (EMP). Procedures for the application of an EIA to development projects and mining are well developed and documented, defining what is to be addressed within the EIA, how the EIA process should involve the public, and outlining the steps to be followed. Social issues are considered during, and integrated with, the EIA process. All mines in Ghana are also required by law to have a reclamation plan.

An Environmental Permit is granted for a project to start when the EPA is satisfied with the assessment conducted and the mitigation measures proposed for environmental impacts likely to be associated with the project.

Once in operation, the mines are obliged to prepare and submit the following: EMPs every 3 years; environmental reports, indicating environmental performance, achievements, issues and related remedial measures, annually; environmental returns of the environmental parameters monitored to the EPA, monthly. Comments are also expected in cases where monitored values exceed limits along with descriptions of the measures put in place to prevent further such occurrences. This allows the EPA to receive regular updates on operational environmental performance. In addition, the EPA and the Mines Inspectorate completes regular environmental reviews, to assess environmental performance and to issue such directives as may be necessary for the timely intervention by the mining companies to address any environmental problems that might result from their operations.

Compliance monitoring is achieved through the Environmental Quality Department of the EPA which, in conjunction with officers from other departments within and outside the EPA, conducts routine monitoring of environmental parameters. The results obtained are cross-checked with the monthly return values submitted by operations and compared with a set of environmental standards and guidelines covering the aquatic environment, air emissions and industrial effluents. In cases of non-compliance, the Legal, Compliance and Enforcement Department of the EPA is primarily responsible for responding and may issue pollution abatement notices. The Minerals Commission also carries out compliance monitoring and has a mandate to regulate mining in Ghana.

Other relevant environmental policies and regulatory frameworks for GSWL's operations include the following:

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- Environmental Assessment Regulations (1999) LI 1652
- Ghana's Mining and Environmental Guidelines (1994)
- Environmental Quality Guidelines for Ambient Air (EPA)
- Environmental Quality Guidelines for Ambient Noise (EPA)
- Minerals and Mining Law, PNDCL 153
- Explosive Regulations (1970) LI 666
- Mining Regulations (1970) LI 665
- Sector Specific Effluent Quality Guidelines Bodies (EPA)
- Water Resources Commission Act 552 (1996)
- Wildlife Conservation Regulations (1971) LI 685
- Factories, Offices and Shops Act 328 (1970)
- Wild Animals Preservation Act (1961)
- Labour Act 651 (2003)
- Road Traffic Regulations LI 953, 1974 (and the guidelines for transportation)

# 4 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

## 4.1 Introduction

The climate is tropical with annual temperatures varying between 25°C to 35°C. There are two rainy seasons, one from April to June and then a minor rainy season in October and November. During December to February, the Harmattan wind blows from the north and frequently brings dust from the Sahara. The south west of Ghana receives the highest rainfall in the region. In the concession areas, the humidity is high all year round and rainfall averages 1,700 mm annually.

Wet and moist evergreen forest types of Western Ghana are the natural vegetation types in the concession area. The natural vegetation has been degraded by earlier logging activities, and past and present farming activities, and now largely comprises broken forest, secondary-forest, farmland and abandoned farmland, with upland type re-growth with swamps in some valley areas. Forests patches are present on the steep slopes and in areas unsuitable for agriculture.

Takoradi is Ghana's second port after Tema (Accra) and is capable of handling large cargo ships and provides storage, bonded warehouses and customs and excise facilities for the majority of the mining equipment shipped to the goldfields of Ghana.

The Takoradi-Tarkwa-Kumasi railway runs through the area between the Benso and Hwini Butre concessions but is no longer functional. The main powerline (161 kV) from Takoradi also cuts the area and runs parallel to the railway line.

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## 4.2 Wassa

The project area is characterized by gently rolling hills with elevations up to 1000 and 1100 m RL, incised by an extensive drainage network. The area comprises tropical rainforest and is relatively wet, with many low lying swampy areas. Extensive subsistence farming occurs throughout the area, with plantain, cassava, pineapple, maize, and cocoyam being the principal crops. Some small scale cultivation of commercial crops is also carried out, with cocoa, teak, coconuts and oil palm being the most common.

The mine is strategically located 38 km due east of the Bogoso and Prestea mines, which are also owned by Golden Star Resources. Paved roads are complete from the Coast to Twifu-Praso, some 28 km from the project site. The Takoradi/Kumasi railway line passes through the village of Ateiku, 10km north east of Wassa, but it has not been operational for several years.

## 4.3 Hwini Butre/Benso/Chichiwelli

The concessions can be accessed by tarred highway from Accra to Takoradi (approx. 4 hours) and from Takoradi to the southern boundary of the concessions by tarred highway (Takoradi to Tarkwa road) and finally by dirt road. The southern portion of the Hwini Butre concession is covered extensively by large scale commercial palm oil plantations and is, therefore, crossed by many roads and tracks which provide access to all areas.

The Chichiwelli vein deposits are located on the east side of the Bonsa river, just inside the Subri River Forest Reserve, and about 7.5km SE of Wassa Nkran (or about 25km due east of Tarkwa) on the Bonsa River. Access is via the dirt road branching to the SE from Abosso.

Road access to within 12km of Hwini Butre is good from the main Takoradi-Tarkwa highway and then on unpaved but serviceable roads. From Hwini Butre, the GSWL haul road provides good access northwards through Benso, Chichiwelli, and on to Wassa

The area is well populated, with the large villages of Mpohor and Edum Banso having populations of 10,000 and 5,000, respectively. Outside of these, the area is extensively farmed by small scale or family enterprises.

# 5 HISTORY

## 5.1 Wassa

The Wassa area has witnessed several periods of local small scale and colonial mining activity from the beginning of the 20$^{th}$ century and mining of vein structures are evident from the numerous pits and adits covering the Wassa lease area.

From 1988, the property was operated as a small scale gravity circuit by a Ghanaian company, Wassa Mineral Resources Limited. In 1993, Wassa Mineral Resources was looking for a capital partner to further develop the mining lease, and invited the Irish companies Glencar Exploration Limited (Glencar) and Moydow Ltd to visit the concession. Following this visit, Satellite Goldfields Limited (SGL) was formed between Wassa Mineral Resources,

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Glencar and Moydow Ltd. The mining lease, which is valid for a 30 year period expiring in 2022, was assigned by Wassa Mineral Resources Limited to SGL. Extensive satellite imagery and geophysical interpretations were carried out, which identified a strong gold target (>1 g/t). Exploration drilling commenced in February 1994, and by March 1997 a total of 58,709m of reverse circulation and diamond drilling had been completed. In September 1997, consulting engineers Pincock, Allen and Holt completed a feasibility study, which determined a proven and probable mineable reserve of 17.6 million tonnes at 1.7 g/t, for a total of 932,000 contained ounces. Construction of the Wassa Mine was initiated in September 1998 after Glencar secured a US$42.5million debt-financing package from a consortium of banks and institutions. The Wassa Mine was originally developed as a 3 Mtpa open pit heap leach operation with a forecast life of mine gold production of approximately 100,000 ounces per annum. The first ore from the pit was mined in October 1998. After approximately one year of production it became evident that the predicted heap leach gold recovery of 85% could not be achieved, mainly due to the high clay content of the ore and poor solution management. After a number of attempts to improve the recovery, including increased agglomeration and doubling the leach solution application rate, it was concluded that the achievable gold recovery by heap leach was between 55% and 60%.The combined effect of the lower than planned gold recovery and lull in the gold price at the time resulted in the company not being able to service its debt to the banks. In early 2001, the banks together with Glencar decided to sell the project to recover some of the accumulated debt. Mining was stopped at the end of October 2001 and irrigation of the heap leach with cyanide solution continued until March 2002, after which rinsing of the heaps with barren solution continued until August 2002. When the secured senior creditors exercised security over the project in 2001, the project was put up for sale and GSR was invited, amongst other parties, to conduct a due diligence on the operation. In November 2001, negotiations were started to acquire the Wassa assets. As part of a final due diligence on the resources, GSR undertook a structural evaluation and drilling program between December 2001 and April 2002. Upon completion of the acquisition of Wassa Mine by GSR, a further exploration program was undertaken. Both these exploration programs formed part of a Feasibility Study that was completed in July 2003 which demonstrated the economic viability of reopening and expanding the existing open pits, and processing the ore through a conventional Carbon-in-Leach (CIL) circuit. Wassa has been operating as a conventional CIL milling operation since late 2005/early 2006. 5.2 Hwini Butre/Benso and Chichiwelli The alluvial gold deposits in the immediate vicinity of Mpohor (Hwini Butre) were important historically and some early European reports indicate that the Dabokrom area may have been a major source for gold sold at Elmina to the Portuguese explorers who first came to the region in the late 1400s. Direct European interest in the area probably dates to the late 1800s because this was a known source of gold and it was close to Sekondi-Takoradi, which was to become a major port and railhead city to service the inland gold operations at Tarkwa, Prestea and Obuasi. The area was covered by exploration licences in the gold boom of 1898-1902 and the 1930s saw much more sustained interest when virtually the whole area was under license; in many cases, to local Ghanaian businessmen and entrepreneurs. At Dabokrom, a vertical and inclined shaft was sunk by Oceania Consolidated in the mid 1930’s to intersect and follow the shallow dipping quartz veins. They continued to work on the property for several years but stopped at the beginning of WW2 in late 1939. Earlier, a shaft was sunk just after WW1 (1918) on a quartz vein at the Chichiwelli prospect at the very north end of the Benso concession, just along the boundary of the Subri River Forest Reserve. Many collapsed adits and shallow shafts are scattered over several parts of the concessions and they attest to European activities, dating mainly to the 1930’s. It was not until the late 1980s that exploration attention was again directed to this area. The Dabokrom concession was acquired BD Goldfields Limited (BDG). This group invited Danish Company (Lutz Resources Limited) to work on the property. They carried out preliminary exploration work in the early 1990s and then had the property transferred to Hwini-Butre Minerals Limited (HBM), also controlled by Scandinavian investors. Shortly thereafter, HBM entered a joint venture with Placer-Outokumpu who drilled several vertical holes in 1993 around the Dabokrom area with a view to assessing the large-scale potential of the vein systems. They concluded that the veins were too widely spaced and the intervening diorite host rock contained little gold, so that the large scale potential seemed limited. St Jude Resources Ltd (SJR) acquired Dabokrom in late 1994 and explored the area and managed the project up until early 2006; however, there was about a three-year hiatus on the work as the result of a legal dispute between BDG, the Government of Ghana, and HBM. The dispute was finally resolved in mid-December 2005, prior to the GSR acquisition of SJR. In March 2006, the concession was transferred to First Canadian Goldfields Limited, a subsidiary of SJR, which in turn was a subsidiary of GSR. To the north, extensive reconnaissance work (1989-92) by BHP identified significant soil geochemical anomalies at Chichiwelli, Subriso, Denerawah and Amantin. Some follow-up work was carried out, especially at Chichiwelli where twelve drill holes were completed. None of the targets were deemed large enough to meet BHP’s size threshold and they relinquished all of their interests. Shortly thereafter, a local Company, Architect Co-Partners, acquired a 150km2 prospecting concession covering Amantin, Subriso and Chichiwelli. This also included a large part of the Subriso River Forest Reserve, which was closed to exploration after 1996. Fairstar Exploration Limited of Canada (Fairstar) took over the Benso concession in 1995 and carried out extensive work, especially at Subriso and Amantin where considerable drilling was carried out under the management of the consulting company, CME (Ghana) Ltd of Accra and Vancouver, Canada. By the end of the decade, work on the concession had largely ceased because of a lack of funds. By mid-2001, SJR, completed an agreement with Fairstar and took over the exploration work. From early 2002 to about mid-2004, SJR’s focus was in the Subriso area where substantial mineral resources were outlined at two important prospects, Subriso East and West. Numerous other prospects were located nearby, which were drill tested, as was the Amantin area, which had also been drilled to a considerable extent by Fairstar. By early 2004, SJR was able to recommence work on the Hwini-Butre concession. Work priorities included further evaluating existing targets and identifying new prospects in the vicinity of Abada and Guadium

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at the north end of the Hwini-Butre concession. For much of 2005, drilling was focused at the southern end of the concession. This work included upgrading and expanding resources at Adoikrom and Father Brown and testing other prospect areas such as Semkrom and Adoikrom North. In addition, in late 2004 and for much of 2005 and early 2006, efforts were directed towards carrying out engineering, metallurgical and environmental studies needed in an application for a mining lease to cover the main Benso and Hwini-Butre prospects.

In 2005, considerable attention was also directed towards clearing all legal and title issues that held up progress on the project. These efforts were finally successful in late 2005 contemporaneously with the acquisition of SJR by GSR. Since then, GSR has carried out more detailed drilling in the areas of the main known occurrences.

The two Chichiwelli prospects are approximately 2 km apart and although the Bremang occurrence appears to be a low-grade quartz vein, which has received little attention in the past, the Chichiwelli vein deposit saw considerable work starting in the very early 1900s. In the early 1920s, fairly extensive underground workings were established, including a decline to an inclined depth of about 260ft (79m), and several crosscuts. Work was abandoned in 1924 after the mine was flooded.

# 6 GEOLOGICAL SETTING AND MINERALIZATION

## 6.1 Regional Geology

The regional geological setting of the Ashanti belt has been described by several authors previously. The most recent publication describing the geological setting of the sub-region was from Perrouty et al., in Precambrian Research in 2012.

The Ashanti greenstone belt in the Western Region of Ghana is composed primarily of paleoproterozoic metavolcanic and metasedimentary rocks that are divided into the Birimian Supergroup (Sefwi and Kumasi Groups) and the Tarkwa Group. Both units are intruded by abundant granitoids (Figure 6-1) and host numerous hydrothermal gold deposits such as the Obuasi and Prestea mines and paleoplacer deposits such as the Tarkwa and Teberebie Mines.

Allibone et al. (2002) separated the Paleoproterozoic Eburnean orogeny into two distinct phases known as Eburnean I and II. The Eburnean I event predates the deposition of Tarkwaian sediments and is associated with a major period of magmatism and metamorphism in the Sefwi Group basement. The Eburnean II event is associated with significant post-Tarkwaian deformation that affected both the Birimian Supergroup and overlying Tarkwaian sediments. The Eburnean II event is associated with major NW-SE shortening that developed major thrust faults, including the Ashanti Fault, along with isoclinal folds in Birimian metasediments and regional scale open folds in the Tarkwaian sediments. These features are overprinted by phases of sinistral and dextral deformational events that reactivated the existing thrust faults and resulted in shear zones with strong shear fabrics.

The Birimian series was first described by Kitson (1918) based on outcrops located in the Birim River (around 80 km east of the Ashanti Belt). Since this early interpretation, the Birimian stratigraphic column has been revised significantly. Before the application of geochronology, the Birimian super group was divided in an Upper Birimian group composed

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mainly of metavolcanics and a Lower Birimian group corresponding to metasedimentary basins. Subsequent authors have proposed synchronous deposition of Birimian metavolcanics. Most recently, Sm/Nd and U/Pb analyses have reversed the earlier stratigraphic interpretation with the younger metasediments overlying the older metavolcanics. Proposed ages for the metavolcanics vary between 2162 ± 6 Ma and 2266 ± 2 Ma. Detrital zircons in the metasediments indicate the initiation of their deposition between 2142 ± 24 Ma 2154 ± 2 Ma. The Kumasi Group was intruded by the late sedimentary Suhuma granodiorite at 2136 ± 19 Ma (U/Pb on zircon, Adadey et al., 2009). The Tarkwa super group was first recognized by Kitson (1928) and consists of a succession of clastic sedimentary units, which have been divided in four groups by Whitelaw (1929) and Junner (1940). The Kawere Group located at the base of the Tarkwaian super group is composed of conglomerates and sandstones with a thickness varying between 250 m and 700 m. The unit is stratigraphically overlain by the Banket Formation, which is characterized by sequences of conglomerates interbedded with cross-bedded sandstone layers, the maximum thickness of this group being 400 m. The conglomerates are principally composed of Birimian quartz pebbles (>90%) and volcanic clasts (Hirdes and Nunoo, 1994) that host the Tarkwa Placer deposits. The Banket formation is overlain by approximately 400 m of Tarkwa Phyllites. The uppermost unit of the Tarkwa super group is the Huni Sandstone, comprised of alternating beds of quartzite and phyllite intruded by minor dolerite sills that form a package up to 1300 m thick (Pigois et al., 2003). U/Pb and Pb/Pb geochronology dating of detrital zircons provide a maximum depositional age of 2132 ± 2.8 Ma for the Kawere formation and 2132.6 ± 3.4 Ma for the Banket formation (Davis et al., 1994; Hirdes and Nunoo, 1994). These ages agree with the study by Pigois et al. (2003) that yielded maximum depositional age of 2133 ± 4 Ma from 71 concordant zircons of the Banket formation. According to all concordant zircon histograms (161 grains) and their uncertainties, a reasonable estimation for the start of the Tarkwaian sedimentation could be as young as 2107 Ma. Abundant granites and granitoids intruded the Birimian and Tarkwaian units during the Paleoproterozoic. Eburnean plutonism in southwest Ghana can be divided into two phases between 2180–2150 Ma (Eoeburnean) and 2130–2070 Ma (Eburnean) that is supported by the current database of U/Pb and Pb/Pb zircon ages. Most of the granitoids intruded during both phases correspond to typical tonalite–trondhjemite–granodiorite (TTG) suites. However, in the southern part of the Ashanti Belt, intrusions within the Mpohor complex have granodioritic, dioritic and gabbroic compositions. Dolerite dykes oriented N-S and ENE-WSW that are generally less than 100 m in thickness are abundant across the West African craton where they cross-cut Archean and Paleoproterozoic basement. In southwestern Ghana these dykes are well defined in magnetic data where they are characterised by strong magnetic susceptibility. Dolerite dykes are observed to cross-cut undeformed K-feldspar rich granites that formed during the late Eburnean, and are overlain by Volta basin sediments with a maximum depositional age of 950 Ma (Kalsbeek et al., 2008). These relationships constrain dyke emplacement to between 2000 Ma and 950 Ma. In contrast some older dolerite/gabbro dykes and sills were deformed during the Eburnean orogeny and are dated at 2102 ± 13 Ma (U/Pb on zircon, Adadey et al., 2009). With the exception of some late Eburnean granitoids, dolerite dykes and Phanerozoic sediments, all other lithologies have undergone metamorphism that generally does not exceed upper greenschist facies. Studies on amphibole/plagioclase assemblages suggest the

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peak temperature and pressure was 500–650 °C and 5–6 kbar (John et al., 1999), dated at 2092 ± 3 Ma (Oberthür et al., 1998).


A)
B)
C)
Konongo
Obuasi
Ashanti fault
Kumasi Basin
Akyem Basin
Wassa
Prestea
Abosso
Tarkwa
Cape Coast
Shama
Takoradi (Sekondi)
Axim
Prince's town
Dixcove
Cape Three Points
Golf of Guinea
Town
Major Gold Mines
WGS84 / UTM 30 N
LEGEND
Phanerozoic Sediments
Dolerite Dykes
Granitoids
Tarkwa
Dolerite Sills
Huni Series
Sandstones, Phyllites
Kawere, Banket, Tarkwa Series
Conglomerates, Sandstones, Phyllites
Kumasi Group
Sefwi Group
Volcanoclastic Sediments
Gabbros, Basalts, Andesites
A
A'
km

**Figure 6-1: Location of the Wassa Mine with the geology of the Ashanti Belt (Perrouty et al., 2012).**

## 6.2 Local Geology

### 6.2.1 Introduction

The Wassa, Hwini Butre, Benso and Chichiwelli properties lie within the southern portion of the Ashanti Greenstone Belt along the eastern margin of the belt. The lithologies are predominantly comprised of mafic to intermediate volcanic flows and associated mafic intrusives and minor interbedded volcaniclastics, while the western margin features a band of highly metamorphosed volcanics. Deposition of the Tarkwaian sediments was followed by a period of dilation and the intrusion of mafic dykes and sills.

Rock assemblages from the southern area of the Ashanti belt were formed between a period spanning from 2,080 Ma to 2,240 Ma as illustrated in Figure 6-2, with the Sefwi Group being the oldest rock package and the Tarkwa sediments being the youngest. The Ashanti belt is host to numerous gold occurrences, which are believed to be related to various stages of the Eoeburnean and Eburnean deformational event. Mineralisation at Wassa is believed to be of Eoeburnean timing while the Chichiwelli, Benso and Hwini Butre mineralisation are considered to be of Eburnean age.

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The Eoeburnean deformation is best observed at Wassa where the deformational event has produced a penetrative foliation with an associated lineation which is defined by chlorite and magnetite alignments.

A period of extension occurred between the Eoeburnean and Eburnean deformational events which resulted in the formation of the Akyem Basin (Kumasi Group) to the northeast of the Wassa Mine and to the Tarkwa group to the west of the Wassa/ Hwini Butre concessions. The metasediment sequences have not been affected by the penetrative foliation observed at Wassa.

The Eburnean deformation is divided in multiple events which vary in number depending on the authors. All deposits underlying the Wassa/ Hwini Butre concessions have been affected by the Eoburnean deformation event, at Wassa, the main penetrative foliation has been affected by at least two Eburnean folding events which have resulted in a large scale synform. The main foliation is sub-vertical and oriented northeast to southeast on the southeastern flank of the Wassa mine fold whereas it is dipping at around 45° to the south-southeast on the northwest flank of the Wassa mine fold. At the Benso, Chichiwelli and Hwini Butre concessions, the Eburnean deformational event occurs mainly as linear shear zones and faults which control the boundaries of the mineralization.


A) Granitoids
Eburnean
Eoeburnean
B) Metavolcanics (Sefwi Group)
Published ages of whole samples
Ages (Ma)
C) Metasediments (Kumasi Group)
D) Metasediments (Tarkwa Group)
(Kawere Group & Banket Formation)
Published individual zircons ages

**Figure 6-2: Compilation of geochronology dating from the Ashanti Belt (Perrouty et al, 2013).**

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### 6.2.2 Wassa

The Wassa mineralisation is subdivided into a number of domains, namely; F Shoot, B Shoot, 242, South East, Starter, 419, Mid East and Dead Man's Hill. Each of these represents discontinuous segments of the main mineralised system. The SAK ore deposits are located between 1.5 and 3 km west of Wassa Main deposit on the northern end of the well-defined mineralized trend parallel to the Wassa Main trend. The mineralization is hosted in highly altered multi-phased greenstone-hosted quartz-carbonate veins interlaced with sedimentary pelitic units. The SAK mineralisation is subdivided into a number of domains: SAK 1, 2 and 3.

Mineralisation within the Wassa Mine is structurally controlled and related to vein densities and sulphide contents. In detail, the mineralisation generally consists of broadly tabular zones containing dismembered and folded ribbon-like bodies of narrow quartz vein material. Three vein generations have been distinguished on the basis of structural evidence, vein mineralogy, textures and associated gold grades. Evidence further relates the majority of gold mineralisation to the earliest recognized vein generation which is believed to be syn-Eoeburnean.

Gold grades broadly correlate with the presence of quartz-dolomite/ankerite-tourmaline bearing quartz veins and the presence of sulphide minerals (predominantly pyrite) within and around the quartz veins. Gold grades appear to be spatially restricted to the quartz veins, vein selvages and the immediate wall rocks. The alteration haloes developed around the veins and pervasively developed within the core of the Wassa Fold contain lower grade mineralisation.

The combined and overprinted Eburnean deformational events (D2 to D5) render precise prediction of the vein geometries and localities impossible in areas remote from drillhole data. While the general peripheries of the mineralized zones can be defined reasonably well with the drillhole data, the internal geometry cannot be resolved with confidence. The close association of quartz and gold implies a high degree of local geological variability within the mineralized zones.

The Wassa lithological sequence is characterized by intercalated lithologies (Figure 6-3) belonging to the Sefwi Group and consisting of intercalated meta-mafic volcanic and meta-diorite dykes with altered meta-mafic volcanic and meta-sediments which are locally characterized as magnetite rich, BIF like horizons (Bourassa, 2003). The sequence is characterized by the presence of multiple ankerite-quartz veins which are sub-parallel to the main penetrative foliation. The lithological sequence is also characterized by Eoeburnean felsic porphyry intrusions on the south-western flank of the Wassa mine fold.

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Figure 6-3: Wassa Mine geology (Perrouty et al, 2013). 6.2.3 Hwini Butre The Hwini Butre concession is underlain by three deposits: Adoikrom, Dabokrom and Father Brown, which are all characterized by different styles of mineralization. The Hwini Butre deposits are hosted within the Mpoho mafic complex, which consists mainly of gabbroic and gabbro-dioritic intrusive horizons as illustrated in Figure 6-4.

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The timing of the mineralization at Hwini-Butre is considered to be of late to post Eburnean age with the period of hydrothermal activity likely to have a spanned a considerable length of time. At Father Brown and Dabokrom, mineralization is associated with quartz vein systems which are locally surrounded by extensive, lower grade, disseminated quartz stockwork bodies, especially at Dabokrom. The Father Brown deposit is characterized by well-developed fault-filled quartz veins which are, as is the case for Dabokrom, light grey with carbonate and mica accessory minerals and minor tourmaline and feldspar. Wallrock alteration is commonly associated with elevated gold grades and consists of silicification with carbonates, muscovite and sericite. Secondary strain fabrics are also present, with mylonitic and cataclastic fabrics common in the heavily altered zones. Visible gold occurs as disseminations in discrete quartz veins and within zones of silicification associated with pyrite. Gold is medium to coarse grained and generally occurs with pyrite and appears to be free milling. As at Benso, arsenopyrite is largely absent from the Hwini Butre deposits.

At Adoikrom, the mineralization is shear hosted and characterized by the absence of quartz veins; gold is associated with fine grained pyrite and intense potassic alteration.

### 6.2.4 Benso

The Benso concession is underlain by four main deposits: Subriso East, Subriso West, G Zone and I Zone. All the deposits are characterized by similar style of mineralization. As with Hwini Butre, the Benso deposits are hosted within mafic intrusive rocks of gabbroic to dioritic composition, which intrude a thick volcano-sedimentary sequence mainly composed of mafic volcanic flows. Mineralization at Benso is associated with late deformational stages of the Eburnean orogeny and deposits are shear hosted along subsidiary structures.

Mineralogy is relatively simple with fine grained but visible gold disseminated in the shear fabric and associated with pyrite which can be locally abundant. Zones of intense alteration with chlorite, carbonates and epidote are common. Arsenopyrite is absent from the deposits and in microscopic section the gold would appear to be free milling.

### 6.2.5 Chichiwelli

The Chichiwelli deposit consists of two sub-parallel mineralized trends which hosts two distinct types of mineralization. The Chichiwelli West trend is a shear zone hosted deposit with a quartz, carbonate, sericite and potassic alteration assemblage, the mineralization is associated with pyrite. The Chichiwelli East trend is a quartz vein associated deposit with an ankerite and sericite alteration assemblage. Mineralization is also associated with pyrite along vein selvages and in the wall rocks.

The lithological assemblage at Chichiwelli West consists of mainly fine to medium grained dioritic intrusives with local intercalation of basalt and feldspar porphyritic intrusives. Lithologies are moderately to strongly foliated adjacent to the shear zone, the mineralization is bounded to the shear zone and associated with a strong shear fabric. The shear zone mineralization is characterized locally by boudinage quartz and calcite stringers with fine disseminated sulphides, mainly pyrite, and associated with a sericite and potassium alteration assemblage with minor silicification. The Chichiwelli East lithological sequence is comprised mainly of deformed diorite with local strain zones. The mineralization is characterized by milky white quartz veins associated with potassium alteration and euhedral coarse grained pyrite.

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Figure 6-4: Regional geology underlying the Hwini-Butre, Benso and Chichiwelli concessions, modified from the Gold Deposits of Ghana, Minerals Commission, 2002.

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# 7 DEPOSIT TYPES

## 7.1 Wassa

The Wassa mineralisation consists of greenstone-hosted, low sulphide hydrothermal deposits where gold mineralization occurs within folded quartz-carbonate veins, as illustrated in Figure 7-1. Geological interpretation of drillhole data, as well as abundant close-spaced grade-control data confirms the presence of narrow tabular zones within the broader zones characterizing the mineralisation which is due to the presence of sub-horizontal late folding thickening of the veins on certain benches. The mineralisation is confined to 'corridors' rather than lode style as originally interpreted in the pre-production exploration phase and applied in initial geological modelling.

Host rocks in the Wassa mine area have been affected by at least five phases of ductile deformation, producing a polyphase fold pattern at the mine scale. Discrete high-strain zones locally dissect this fold system. The structural history of the Wassa area is important in that the various deformational events have been responsible for the emplacement of the gold mineralization, as well as the current geometry of the ore zones themselves. Ore zones at the Wassa mine are related to vein swarms and associated sulphides that formed during the Eoeburnean deformational event. The rocks at Wassa are considered to be dominated by meta-basalts and meta-phyllites, with lesser amounts of diorite and feldspar-porphyry intrusives. Mineralisation at Wassa comprises separate zones of quartz-vein impregnated rock that are preferentially located in the core and on the inner limbs of a south-westerly plunging fold structure. All rock types underlying the Wassa Mine appear to be altered to variable degrees. The most common alteration assemblage consists of carbonate-silica-sulphide in variable proportions.



**Figure 7-1: Syn-Eoeburnean folded veins from the 242 and South-East zones at the Wassa Mine (Perrouty et al, 2013).**

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## 7.2 Hwini Butre

The Hwini Butre deposits can be characterized as mafic intrusive hosted, orogenic shear zones. The deposits are hosted within diorite and granodiorite intrusive rocks of the Mpohor complex. The Father Brown deposit is characterized by well-developed fault-filled quartz veins as illustrated in Figure 7-2, whereas the Adoikrom deposit is a shear zone hosted deposit characterized by intense potassium and silica alteration assemblage.

Analysis of geophysical surveys and topographical features have identified several north to north-northeast trending regional features running through the area which are tentatively interpreted as boundary faults along the margins of the Ashanti Belt. The Mpohor complex exhibits the underlying north-south trends but also has extensive cross cutting features present particularly in the north-west orientation. These structural features are second order or subsidiary structures splaying from primary structures.

The Adiokrom, Father Brown and Dabokrom deposits occur in the south portion of the Mpohor complex and appear to be controlled by a series of shallow to moderately dipping faults and shear structures with dips varying from 20° to the south at Dabokrom and steepening to 65° to the northwest at Adoikrom.


FBZDD079 222.9-223.2m 23.0 g/t
Adoikrom pit

**Figure 7-2: Different mineralization styles underlying the Hwini Butre concession, on top is a fault fill smoky quartz vein characterizing the Father Brown deposit, while the bottom picture represents the potassic alteration at Adoikrom shear zone.**

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## 7.3 Benso

The Benso deposits can also be characterized as mafic intrusive hosted, orogenic shear zones deposits, which are hosted by Birimian metavolcanics into which coarse plagioclase porphyry units have intruded and are generally conformable with the volcaniclastic units.

At Subriso East, the metavolcanics host complex quartz vein systems associated with intense shearing and abundant sulphide mineralization, as shown in Figure 7-3. At Subriso West the presence of intermediate porphyry intrusive appears to play a more significant role (Figure 7-4) and quartz veining is less extensive and broad scale silicification is more common. The contacts between metavolcanics and porphyry have been identified as potential targets for higher grade gold mineralization.

The mineralization hosting structures generally dip steeply towards the west with foliation generally parallel to the bedding. The aeromagnetic interpretation reveals a north to north-northeast striking fault system along the course of the Ben River with several other fracture systems also evident with strikes varying between the northwest and northeast. The Subriso East deposit is interpreted to dip less steeply to the west at approximately 50°.

Oxidation associated with weathering is variable but generally limited. The weathering forms a layer of lateritic clay rich material grading into a soft saprolite. The vertical depth is generally 10m or less but can reach depths of 30m in places. There is a sharp boundary between oxide and fresh material with a narrow and poorly developed transition zone.



**Figure 7-3: Mineralized shear zones occurring on the Benso concession. On the left, sheared siltstones with fine grained pyrite found at Subriso East; on the right, sheared volcanic flows hosting the Subriso West mineralization.**

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7.4 Chichiwelli The Chichiwelli deposits can also be characterized as mafic intrusive hosted, orogenic shear zones, the deposits are hosted within diorite and granodiorite intrusive rocks. The mineralization zones at Chichiwelli are similar to those observed at Benso with the mineralized hosting structures generally dipping to the east. The Chichiwelli deposit consists of two sub-parallel mineralized trends which hosts two distinct types of mineralization, as shown in Figure 7-4. Mineralization at the Chichiwelli West zone is shear zone hosted with a carbonate, sericite and potassic alteration assemblage, while mineralization along the Chichiwelli East trend is quartz vein associated with an ankerite and sericite alteration assemblage. Mineralization is spatially associated with pyrite at both deposits. Figure 7-4: On the left, drill samples from the Chichiwelli West trend where mineralization is shear hosted, on the right, drill samples from the Chichiwelli East trend where mineralization is hosted within hydrothermal veins.

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# 8 EXPLORATION

## 8.1 Introduction

In addition to the drilling described in Section 9, extensive exploration work has been conducted on and around the Wassa, Benso, Chichiwelli and Hwini Butre properties. Previously, several airborne and ground geophysical surveys consisting of aero-magnetics, radiometrics and IP (Induced Polarization) were conducted on the properties. The geophysical surveys targeted geochemical anomalies which had previously been identified following multiple stream and soil geochemical sampling programs which are described below for each concession.

## 8.2 Wassa

Modern exploration programs on the Wassa concession began in the early 1990s with satellite imagery and geophysical surveys which identified geophysical lineaments and anomalies over small scale and colonial mining areas. Stream and soil geochemistry sampling programs were conducted over the geophysical anomalies and identified a linear gold in-soil anomaly. Exploration drilling commenced in February 1994, and by March 1997, a total of 58,709 m of reverse circulation and diamond drilling had been completed. In September 1997, consulting engineers Pincock, Allen and Holt completed a feasibility study, which determined a proven and probable mineable reserve of 17.6 million tonnes at 1.7 g/t, for a total of 932,000 contained ounces.

In March 2002, GSR started an exploration program as part of a due diligence exercise following the ratification of a confidentiality agreement with the creditor of Satellite Goldfields. The exploration program consisted mainly of pit mapping and drilling below the pits to test the continuity of mineralization at depth The concession was acquired later that year by GSR following the completion of the due diligence exercise. Exploration drilling resumed in November 2002 under GSR with the aim to increase the quoted reserves and resources for the feasibility study which was completed in 2003.

Simultaneously to the resource drilling program which targeted resource increases in the pit areas, GSR also undertook grass roots exploration along two previously identified mineralized trends. The 419 area was located south of the main pits and the South-Akyempim anomaly was a soil target which had never been previously drilled and was located west of the main pits. Deep auger campaigns were also undertaken in the Subri forest reserve which is located in the southern portion of the Wassa Mining lease.

In March and April 2004, a high resolution helicopter geophysical survey was carried out over the Wassa Mining Lease and surrounding Prospecting and Reconnaissance Licenses. Five different survey types were conducted, namely: Electromagnetic, Resistivity, Magnetic, Radiometric and Magnetic Horizontal Gradient. The surveys consisted of 9,085 km of flown lines covering a total areal of 450 $km^2$. Flight lines were flown at various line spacing varying between 50 to 100 m depending on the survey type. The geophysical surveys identified several anomalies with targets being prioritized on the basis of supporting geochemical and geological evidences.

The exploration program in 2005 continued to focus on drill testing anomalies identified by the airborne geophysical survey as well as infill drilling within the pit area to expand the reserve

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and resource base. The resource definition drilling program focused mainly on South-Akyempim, South-East and the 419 area. The following years were subject to more infill and resource definition drilling in the pit areas at Wassa until the 2011 exploration program was undertaken, at which point a shift toward drilling deep high grade targets below the pits became the main focus of the exploration programs and remain the priority for the 2013 program.

## 8.3 Hwini Butre

The Hwini Butre concession began to be subjected to modern exploration programs in the early 1980's, the Dabokrom concession was acquired by BD Goldfields Limited (BDG) which entered into an agreement with Danish Company Lutz Resources Limited. Preliminary exploration work was conducted in the early 1990s and the property was transferred to Hwini-Butre Minerals Limited (HBM), which was also controlled by Scandinavian investors. In 1993, HBM entered into a joint venture with Placer-Outokumpu who drilled several vertical holes around the Dabokrom area to assess the large-scale potential of the vein systems. The drilling program totalled approximately 300 m in 3 diamond drillholes and 610 m over 13 RC holes.

Canadian group St Jude Resources Ltd (SJR) acquired the Hwini-Butre concession in the mid 1990's and began exploring the concession in February 1995. Exploration programs undertaken by the Canadian group represented the first sustained exploration program on the concession. SJR undertook ground geophysical surveys which included magnetic, radiometrics and induced polarization surveys, soil geochemical surveys were also completed on the concession area, resulting in the identification of numerous targets. Trenching and pitting were conducted in areas of geophysical and geochemical anomalies and over historical prospects or old workings in an attempt to outline near surface mineralization. Subsequent drilling of the surface targets resulted in the delineation of the Adoikrom, Father Brown and Dabokrom prospects along a combined strike length of 900m. Further exploration conducted in 2005 identified the Adoikrom North prospect. A total of some 22,100m over 267 drill holes were completed on the main mineralized zones and the exploration targets.

GSR acquired the Hwini Butre concession in late 2005 and commenced exploration work in early 2006. GSR exploration activities concentrated on the previously defined mineralisation at Adoikrom North, Adoikrom, Dabokrom and Father Brown. The drilling program focused mainly on infill drilling and extending the continuity of the deposits at depth. The previous drilling by SJR reached a maximum vertical depth of approximately 130 m, whereas GSR extended the modelled mineralisation at vertical depths of over 250 m.

GSR also undertook regional exploration programs over the concession by targeting a number of geochemical and geophysical anomalies previously identified by SJR, these anomalies were mainly tested by use of rotary air blast drilling. A combination of 4 m deep auger and shallow auger at a grid spacing of 400 m by 50 m was also carried out to further test the existing gold in soil anomalies and gaps in the geochemistry sampling over the Hwini-Butre concessions.

In 2007 and 2008, GSR focused its Hwini Butre exploration activities on the northern portion of the concession where several colonial gold occurrences such as Breminsu, Apotunso, Abada, Whinnie and Guadium are located. Previous soil sampling in these areas identified

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several anomalies and the follow up programs included deep auger and rotary air blast drilling. A total of 1,384 auger holes and 41 RAB holes totalling 725 m were completed. In 2009, 5,992 m RC (83 holes) and 2,100 m DD (21 holes) were completed on the Hwini Butre property (Father Brown, Adoikrom and Dabokrom) to test the strike extensions of the zones and also upgrade the existing quoted resources. The drilling program also identified potential underground target beneath the Subriso West pit. Also, 86 RAB holes, totalling 2,195 m were drilled at Abada to test coincidental gold in soil and geophysical anomalies. On the Benso concession, resource delineation and definition drilling was undertaken on the Subriso East, Subriso West and G Zone deposits. A total of 3,159 m RC (35 holes) and 2,538.4 m DD were completed. Induced Polarization geophysical surveys were conducted over the Hwini Butre and Benso concessions in 2009. The program generated targets that were coincidental with lithological trends and gold in soil anomalies. The resource definition drilling program continued in 2010 at Father Brown, Adoikrom and Dabokrom where 5,075 m of RC drilling (72 holes) and 5,207.3 m of DD drilling (24 holes) were completed. The drilling program also tested the underground potential of the deposits with significant success. A deep auger program totalling 746 m over 205 holes to test induced polarization (IP) geophysical anomalies at Essaman was also completed. Exploration activities conducted at Hwini Butre in 2011 included the testing of deeper targets at Father Brown and Adoikrom to evaluate the underground potential of the deposits. In all, 13 DD holes totalling 3,689.6 m were drilled at Father Brown and Adoikrom. RAB drilling, totalling 2,941 m (174 holes) were undertaken at Semkrom on the Hwini Butre property to test IP and aeromagnetic/radiometric anomalies. In 2012, exploration at Hwini Butre concentrated on Father Brown and Adoikrom infill and step out underground drilling program, with 33 DD holes totalling 10,094 m being completed. 8.4 Benso and Chichiwelli The first exploration program at Benso and Chichiwelli were conducted by BHP between 1989 and 1992. The work consisted of regional soil sampling, with a total of 5,400 samples collected and several significant soil geochemical anomalies identified at Chichiwelli, Subriso, Denerawah and Amantin. BHP also undertook some advanced exploration work, especially at Chichiwelli where twelve drill holes were completed, but one of the targets were deemed large enough to meet BHP’s size threshold and they relinquished all of their interests in the concessions. Shortly thereafter, a local Ghanaian Company called Architect Co-Partners acquired a 150 km2 prospecting concession covering the Amantin, Subriso and Chichiwelli prospects. This also included a large part of the Subriso River Forest Reserve, which was closed to exploration after 1996. In 1995, Fairstar Exploration Limited of Canada took over the Benso concession and carried out extensive work, especially at Subriso and Amantin, under the management of the consulting company, CME (Ghana) Ltd of Accra and Vancouver, Canada. The work program between 1995 and 1997 consisted of 800 prospecting pits averaging 4.5m depth and 100 trenches totalling 4,245 m, plus 1,400 m of old trenches were re-opened and mapped. Also, approximately 8,000 m of diamond drilling was carried out and almost 10,000 drill samples were logged and assayed. By the end of the decade, work on the concession had largely ceased because of a lack of funds.

By mid-2001, SJR completed an agreement with Fairstar and took over the exploration work. From early 2002 to about mid-2004, SJR focused mainly on the Subriso area where substantial mineral resources were outlined at two prospects, Subriso East and West. Numerous other prospects, namely Subriso Central, I Zone and G Zone were identified and drill tested, as was the Amantin area, which had also been drilled to a considerable extent by Fairstar. GSR acquired the Benso and Chichiwelli concessions in late 2005 and commenced exploration work in early 2006, with exploration activities focusing on the previously defined mineralisation at Subriso East, Subriso West, I Zone and G Zone. The drilling program focused mainly on infill drilling and extending the continuity of the deposits at depth. The 2006 exploration program was also the focus of regional exploration programs over the concession by targeting a number of geochemical and geophysical anomalies previously identified by SJR, these anomalies were mainly tested by use of rotary air blast drilling. A combination of 4 m deep auger and shallow auger at a grid spacing of 400 m by 50 m was also carried out to further test the existing gold in soil anomalies and gaps in the geochemistry sampling over the Hwini-Butre concessions. Exploration on the Benso property in 2007 and 2008 concentrated on drill testing new zones of mineralization delineated by the RAB drilling in 2006. A total of 81 holes and 10,232.3 m of RC and DD drilling was completed at Subriso East, Subriso West, G Zone and I Zone. At Amantin, follow-up programs included deep auger sampling on a 200 by 50 m grid and RAB drilling was undertaken to test the previously defined soil anomalies. A total of 3,717 m of RAB drilling from 178 holes and 1,683.9 m of deep auger drilling over 487 holes were completed at Amantin. The 2009 exploration program at the Benso concession focused on resource delineation and definition drilling at the Subriso East, Subriso West and G Zone deposits. A total of 3,159 m RC (35 holes) and 2,538.4 m DD were completed. Induced Polarization geophysical surveys were conducted over the Benso concessions in 2009 and the program generated targets that were coincidental with lithological trends and gold in soil anomalies. The 2010 exploration activities at Benso included the continuation of the resource delineation and definition drilling in and around the pits and also drilling off the potential underground target at Subriso West. A total of 8,815 m RC (112 holes) and 8286.2 m DD (18 holes) were completed. A deep auger program totalling 1,114 m over 319 holes was undertaken to test IP targets at Subriso West. On the Benso property in 2011, 12 DD holes totalling 4,557 m were drilled at Subriso West to close up the spacing along strike and down dip of the high grade zone of mineralization intersected beneath the pit. At Amantin, a shallow RC program totalling 1,177 m (22 holes) was completed to follow up on widely spaced RAB and RC intersections from earlier drilling programs. A deep auger (6 m) program totalling 907.5m from 174 holes were completed at K Zone and I Zone to test additional targets generated by IP survey program. Exploration activity at Benso in 2012 was limited to structural interpretation of the controls on mineralization to determine the underground potential at Subriso West.

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# 9 DRILLING

## 9.1 Drilling

Drilling is carried out by a combination of diamond drilling (DD), reverse circulation (RC) and reverse air blast (RAB) techniques. In general the RAB method is used at early stages for follow up to soil geochemical sampling and during production for testing contacts and mineralisation extensions around the production areas and has a maximum drilling depth of around 30 m. The RC drilling is used as the main method for obtaining suitable samples for Mineral Resource estimation and is carried out along drill lines spaced between 25 and 50 m apart along prospective structures and anomalies defined from soil geochemistry and RAB drilling results. RC drilling is typically extended to depths of in the order of 150 m. The DD method is used to provide more detailed geological data and in those areas where more structural and geotechnical information is required. Generally the deeper intersections are also drilled using DD and, as a result, most section lines contain a combination of RC and DD drilling.

RC and DD drilling were carried out in double shifts and during every shift a GSR geologist was on site to align the drill rig and check the drill head dip and azimuth. Downhole surveying was conducted using a Single Shot Camera ("SSC"), for RC and DD holes at the bottom of holes exceeding 30 m depths and then taken progressively every 30 m up hole. The SSC recorded the dip and azimuth for each of the surveys on a film image, this image was validated and recorded by the GSR geologists or was recorded by a Reflex survey instrument and captured in the database as well as being filed in the respective drillhole file folders on site.

A summary of the exploration data used in the Mineral Resource models is given in Table 9-1.

**Table 9-1: Summary of exploration data used for the Mineral Resource models and LoM plans at GSWL**

| Location | Type | Number of Holes | Meterage (m) |
|---|---|---|---|
| Wassa | RC | 1,469 | 134,548 |
| | DD | 425 | 84,612 |
| | Geotech | - | - |
| | GC (RC) | 17,632 | 404,413 |
| Hwini Butre | RC | 65 | 5,158 |
| | DD | 99 | 22,230 |
| | Geotech | 7 | 1,000 |
| | GC (RC) | 1,967 | 40,706 |
| Benso | RC | 542 | 37,146 |
| | DD | 77 | 21,612 |
| | Geotech | 18 | 2,034 |
| | GC (RC) | 2,364 | 57,065 |
| Chichiwelli | RC | 169 | 10,002 |
| | DD | 14 | 2,243 |
| | Geotech | - | - |
| | GC (RC) | - | - |

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All of the drillhole collars were surveyed using a Nikon Total Station (DTM-332) or Sokkia Total Station by a GSR surveyor. Individual RC and DD holes have been identified and marked in the field with PVC pipes. RAB drill holes have been also surveyed in the field and identified and marked with wooden pegs. 9.2 Sampling GSR follows a standardised approach to drilling and sampling on all its Ghanaian projects. Sampling is typically carried out along the entire drilled length. For RC drilling, samples are collected every 1m. Where DD holes have been pre-collared using RC, the individual 1m RC samples are combined to produce 3m composites which are then sent for analysis. Should any 3m composite sample return a significant gold grade assay, the individual 1m sample are then sent separately along with those from the immediately adjacent samples. DD samples are collected, logged and split with a diamond rock saw in maximum 1m lengths. The core is cut according to mineralisation, alteration or lithology. The core is split into two equal parts along a median to the foliation plane using a core cutter. The sampling concept is to ensure a representative sample of the core is assayed. The remaining half core is retained in the core tray, for reference and additional sampling if required. RC sampling protocols were established in 2003. The composite length of 3m has been established to allow a minimum of at least two composites per drillhole intersection based on experience from exploration drilling and mining. The hangingwall and footwall intersections can generally be easily recognised in core from changes in pyrite content and style of quartz mineralisation. The 3 m composite sampling methodology is as follows: A sample of each drilled meter is collected by fitting a plastic bag on the lower rim of the cyclone to prevent leakage of material; The bag is removed once the “blow-back” for the meter has been completed and prior to the commencement of drilling the subsequent meter; Both the large plastic sample bags and the smaller bags are clearly and accurately labelled with indelible ink marker prior to the commencement of drilling. This is to limit error and confusion of drilling depth while drilling is proceeding; 3 m composite samples are taken by shaking each of the 1 m samples (approximately 20 kg) and taking equal portions of the 3 consecutive samples into a single plastic bag to form one composite sample (approximately 3 kg); The composite samples are taken using tube sampling, which uses a 50 mm diameter PVC tube which has been cut at a low oblique angle at one end to produce a spear of approximately 600 mm length; The technique assumes that a sample from the cyclone is stratified in reverse order to the drilled interval. A representative section through the entire length of the collected sample is considered to be representative of the entire drilled interval; The PVC tube is shuffled from the top to bottom of the sample, collecting material on the way. The “shuffling” approach ensures sample accumulated in the tube does not just push the remaining sample away; The material in the tube is emptied into the appropriately labelled sample bag and, in the case of 3 m composite samples, stored separately from the 1 m samples.

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The 1 m sample collection methodology is as follows:

- The 1 m re-sampling of selected mineralised composite zones using the 20 kg field samples is undertaken with a single stage riffle splitter;
- The splitter is clean, dry, free of rust, and damage is used to reduce the 20 kg sample weight to a 3 kg fraction for analysis;
- Care is taken to ensure that the sample is not split when it is transferred to the splitter, and is evenly spread across the riffles;
- When considered necessary, the sample is assisted through the splitter by tapping the sides with a rubber mallet;
- Excessively damp or wet samples are not put through the splitter, but tube- sampled or grab-sampled in an appropriate manner. Alternatively, the sample is dried before splitting. A common sense approach to wet sampling is adopted on a case by case basis;
- Similarly, clods of samples are not forced through the splitter, but apportioned manually in a representative manner;
- The splitter is thoroughly cleaned between each sample using a brush. Where possible, the splitter is cleaned using an air gun attached to the drill rig compressor.

RAB samples are collected and bagged at 1 m intervals. As the samples are generally smaller in size than the RC samples, 3 m composites are prepared by shaking the samples thoroughly to homogenise the sample, before using the PVC tube to collect a portion of the three individual 1 m samples. After positive results from the 3 m composites, the individual 1 m samples are split to approximately 2 to 3 kg using the Jones riffle splitter and then submitted to the laboratory for analysis.

# 10 SAMPLE PREPARATION, ANALYSES, AND SECURITY

## 10.1 Sample Preparation

Sample preparation on site is restricted to core logging and splitting. The facilities consist of enclosed core and coarse reject storage facilities, covered logging sheds and areas for the splitting of RC and RAB samples. Sub-sampling of RC and RAB samples is carried out using a Jones Riffle splitter.

## 10.2 Sample Despatch and Security

Samples are collated at the mine site after splitting and then transported to the primary laboratory for the completion of the sample preparation and chemical analysis. Exploration samples are trucked by road to the laboratories in Tarkwa.

Sample security involves two aspects, namely maintaining the chain of custody of samples to prevent inadvertent contamination or mixing of samples, and rendering active tampering of samples as difficult as possible.

No specific security safeguards have been put in place by GSR to maintain the chain of custody during the transfer of core between drilling sites, the core library, and sample preparation and assaying facilities. Core and rejects from the sample preparation are archived in secure facilities at the core yard and remain available for future testing.

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## 10.3 Laboratory Procedures

Sample assays are then performed at either SGS Laboratories in Tarkwa (SGS) or Transworld (now Intertek) Laboratories ("TWL") which is also based in Tarkwa. GSR has used both laboratories and regularly submits quality control samples to each for testing purposes. Both laboratories are independent of GSR and are currently in the process of accreditation for international certification for testing and analysis.

The sample preparation and analysis processes at Wassa Site Laboratory ("WSL"), TWL and SGS differ slightly. WSL was used as the primary laboratory for samples from July 2007 onwards. The laboratory had previously operated as a metallurgical sample processing laboratory at the Wassa mine site.

The sample preparation and analysis process at WSL is as follows:

- Sample reception, sorting, labelling and loading;
- Dry entire sample (3 kg) at 110 to 140°C for between 4 and 8 hours;
- Jaw crush entire sample to 3 mm, and secondary keegor crusher to 1 mm;
- Split 3 kg sample and pulverize for 3 to 8 minutes to 95% passing 75 µm;
- Sample homogenisation using a mat rolling technique, and sub-sample 1kg into BLEG roll bottle;
- Bottle roll for 6 hours with LeachWell™ accelerant. Allow to settle for 30 to 60 minutes
- Filter 20ml aliquot from bottle;
- DIBK extraction and AAS determination of gold content;
- 1 in 10 residue samples are retained for gold determination using fire assay.

TWL was the primary laboratory for samples until July 2007, when it was discontinued due to the following issues:

- Contamination due to poor dust control in pulverizing area of the laboratory. Use of dust attracting cloth gloves for sample handling. BLEG aliquot preparation area containing dirt and liquids, which may result in sample cross-contamination.
- Large fluctuation in employee numbers (60 to 180), which resulted in a risk of training and quality control issues when increasing employment numbers over a short period of time.
- The use of a manual data tracking and capture system, which increased risk of data entry errors. GSR considered this to be a sub-optimal process for a commercial laboratory.

The sample preparation and analysis process used for all samples submitted to TWL is illustrated in Figure 10-1.

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Figure 10-1: TWL sample processing flowsheet

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The SGS laboratory in Tarkwa has been used for exploration samples since July 2007. The sample preparation and analysis process at SGS is:

- Sample received, entered in LIMS, worksheets printed and samples sorted;
- Samples emptied into aluminium dishes;
- Dry entire sample at between 105 and 110°C for 8 hours;
- Jaw crush entire sample to 6 mm;
- Split sample using a single stage riffle splitter, to result in a 1.5 kg sub-sample;
- Pulverise sub-sample for 3 to 5 minutes, to give 90% passing 75 µm;
- Sample homogenisation using a mat rolling technique, and put 1 kg of sample into the BLEG roll bottle;
- The remainder of the sample is retained as pulp and crushed sample duplicates;
- Bottle roll for 12 hours with LeachWell™ accelerant. Allow to settle for 2 hours;
- Filter 50ml of aliquot; and
- DIBK and AAS for gold grade determination

The measures implemented by GSR are considered to be consistent with industry best practice.

## 10.4 Quality Control and Quality Assurance (QAQC) Procedures

Quality control measures are typically set in place to ensure the reliability and trustworthiness of exploration data, and to ensure that it is of sufficient quality for inclusion in the subsequent Mineral Resource estimates. Quality control measures include written field procedures and independent verifications of aspects such as drilling, surveying, sampling and assaying, data management and database integrity. Appropriate documentation of quality control measures and analysis of quality control data are an integral component of a comprehensive quality assurance program and an important safeguard of project data.

The field procedures implemented by GSR are comprehensive and cover all aspects of the data collection process such as surveying, drilling, core and reverse circulation cuttings handling, description, sampling and database creation and management. At Wassa, each task is conducted by appropriately qualified personnel under the direct supervision of a qualified geologist. The measures implemented by GSR are considered to be consistent with industry best practice.

The quality control employed by GSR to verify the results obtained from the laboratories takes the form of the following types of check sample:

- Field Duplicates to check sampling precision and deposit variability. Two separate samples are collected at the drill site and bagged separately from which two individual samples are produced. The results of these checks can be useful in highlighting natural variability of the grade distribution.
- Pulp Duplicates as a check of sampling precision and coarse gold in pulps. Two separate pulp samples are prepared from a single coarse reject after sample splitting

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and on site preparation. The results are useful in indicating problems with sample preparation and splitting.

- Repeats as a check of analytical precision and coarse gold. Two separate aliquots are prepared from separate samples taken from the original coarse reject and the two samples are then checked against one another.
- Blanks for highlighting contamination problems and also cross labelling when samples are mislabelled in the laboratory.
- Standards as a check of analytical precision and accuracy.

## 10.5 Specific Gravity Data

Specific gravity ("SG") determinations were carried out by GSR. SG is measured on representative core samples from each drill run. This ensures representative specific gravity data across all rock types irrespective of gold grade.

SG is measured at the core facility using a water immersion method. Each sample is weighed in air, then coated in wax and weighed in air and immersed in water. A total of 606 determinations were collected on core samples.

The water immersion methodology is considered by SRK to provide accurate estimates of variations in bulk specific gravity throughout the Wassa gold deposits. After testing each sample is carefully replaced at its original location in the core box. SRK examined core from several boreholes and no misplaced core pieces were identified.

# 11 DATA VERIFICATION

## 11.1 Introduction

SRK has not carried out any independent collection and verification of individual samples or assay results. SRK has, however, obtained and reviewed the QAQC results produced by both GSR, its consultants and the laboratories themselves.

SRK has reviewed the core and samples available on site and cross-checked them against the geological logs and assay records.

The quality of the results is generally considered good. GSR frequently sends "blind" test samples to the laboratory and monthly batch results are analysed and any anomalous results are queried immediately. A small number of anomalous and/or poor results have been noted over the years, but these have been identified and the reasons fall into two main categories, namely:

- Mislabelling of individual samples, standards and blanks.
- Individual batch issues corresponding to changes in the laboratory setup or calibration, in these cases re-assay has been carried out.

## 11.2 Data verification by GSR

The field procedures implemented by GSR involve several steps designed to verify the collection of exploration data and minimize the potential for inadvertent data entry errors. The

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data entry and database management involves two steps punctuated by validation steps by the logging geologist. All data is thoroughly checked prior to the incorporation into the project GEMS database.

Analytical data is also routinely checked for consistency by GSR personnel. Upon reception of digital assay certificates, assay results together with the control samples are extracted from the certificates and imported into the Acquire database. Failures and potential failures are examined and depending on the nature of the failure, re-assaying was requested from the primary laboratory. Analysis of quality control data is documented along with relevant comments or actions undertaken to either investigate or mitigate problematic control samples.

## 11.3 Analytical QAQC

### 11.3.1 Introduction

SRK has reviewed the supplied QAQC reports, and a brief summary of the historical and current QAQC results is included here. More detail regarding the QAQC analysis and results is included in Appendix A.

### 11.3.2 Comparison of assay methodologies

In the February 2003, SRK demonstrated that sample results prior to this date, when assayed using a 50 g fire assay resulted in poor reproducibility between field duplicates. This effect was also evident between pulp duplicates, although not as marked. The conclusion of the analyses of the quality control data available then was that a component of coarse gold present in the samples was contributing to poor reproducibility and that an analytical process that makes use of significantly larger aliquots, such as LeachWell™ assays should be considered.

To address this, GSR now assays using a 1 kg BLEG assay, with a LeachWell™ accelerant. The gold grade is determined using an AAS finish. Initially, the sample splitting was completed using a rotary splitter and a 6 hour leach was used. Following analysis of the leach tailings, the leach time has been extended from 6 to 12 hours. SRK also understand that due to time constraints, the use of the rotary splitter has been discontinued and a Jones Riffle has been used to split sub-samples from the larger RC drillhole samples. The difference between the fire assay and larger BLEG assays are illustrated in Figure **11-1**.

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Figure 11-1: HARD plot comparing fire assay and BLEG, for field duplicates Figure 11-1 shows a significant improvement with respect to sample reproducibility between the fire assay and BLEG methodologies. Using BLEG, 80% of pairs report HARD precisions of less than 17%, compared to the 35% precision attributable to the fire assay method. SRK recommend that GSR continue to monitor the reproducibility of the sample grades from paired data analysis. 11.3.3 Field Duplicates Historical data on field duplicates, from between 2003 and 2007 were poorly correlated. Supplied documentation from the time indicates that the field sampling techniques were identified as the likely cause. Improvements since 2008 are thought to be due to increased sample splitting training and awareness amongst GSR sampling crew members, rather than improvements at the laboratory. The correlation plots for both periods are included as Figure 11-2 and Figure 11-3. The HARD plots are included in Appendix A.

Figure 11-2: Correlation of field duplicates (2003 to 2007) from TWL Figure 11-3: Correlation of field duplicates (2008 to 2012) from SGS 11.3.4 Laboratory (Pulp) Duplicates Laboratory duplicates pair analysis for all samples generated between 2003 and 2007, from TWL, and from 2008 to 2012 for SGS are shown in Figure 11-4 and Figure 11-5 . Assay results from the earlier samples submitted to TWL show relatively low gold grade reproducibility. There was a significant improvement in assay grade reproducibility after the move to SGS. A summary of the HARD analysis is given in Appendix A.

Figure 11-4: HARD plot of laboratory duplicates (2003 to 2007) from TWL Figure 11-5: HARD plot of laboratory duplicates (2008 to 2012) from SGS 11.3.5 Certified Reference Material (“CRM”) CRM material was introduced by GSR into the sample stream to monitor the accuracy, precision and reproducibility of the assay results. CRM materials were sourced from Geostats Pty Ltd (“Geostats”), and from Gannet (“Gannet”). Although the CRM material could be easily identified by the laboratory, the actual grade of the standard would be difficult to determine due to the large number of different standards used. Standards in use between 2003 and 2007 are shown in Table 11-1. The plotted CRM performance is included in Appendix A.

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**Table 11-1: CRM for 2003 to 2007 time period (TWL)**

| Standard | Certified Mean (g/t Au) | Number Samples Submitted | Mean Assay Grade (g/t Au) | Laboratory Bias (%) |
|---|---|---|---|---|
| Gannet A | 0.22 | 196 | 0.22 | 0% |
| Gannet B | 2.52 | 185 | 2.57 | 2% |
| Gannet C | 3.46 | 21 | 3.53 | 2% |
| Gannet D | 3.40 | 75 | 3.40 | 0% |
| Gannet E | 2.36 | 77 | 2.45 | 4% |
| Gannet F | 0.78 | 47 | 0.75 | -4% |
| Gannet G | 3.22 | 82 | 3.02 | -6% |
| Gannet M | 1.18 | 159 | 1.28 | +2% |
| Gannet N | 0.50 | 171 | 0.49 | -2% |

CRM material in use between 2008 and 2012 were supplied by both Geostats and Gannet, and are shown in Table 11-2 and Table 11-3. The plotted CRM performance is included in Appendix A.

**Table 11-2: Geostats CRM for 2008 to 2012 time period (SGS)**

| Standard | Certified Mean (g/t Au) | Number Samples Submitted | Mean Assay Grade (g/t Au) | Laboratory Bias (%) |
|---|---|---|---|---|
| G901-10 | 0.48 | 82 | 0.51 | 6% |
| G305-3 | 0.71 | 14 | 0.66 | -7% |
| G901-2 | 1.70 | 32 | 1.54 | -9% |
| G906-4 | 1.90 | 137 | 1.99 | 5% |
| G999-4 | 2.30 | 36 | 2.40 | 4% |
| G302-2 | 2.44 | 70 | 2.50 | 2% |
| G901-1 | 2.50 | 38 | 2.38 | -5% |
| G396-9 | 2.60 | 29 | 2.39 | -8% |
| G900-7 | 3.19 | 193 | 3.22 | 1% |

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**Table 11-3: Gannet CRM for 2008 to 2012 time period (SGS)**

| Standard | Certified Mean (g/t Au) | Number Samples Submitted | Mean Assay Grade (g/t Au) | Laboratory Bias (%) |
|---|---|---|---|---|
| ST 07/9453 | 0.21 | 476 | 0.21 | 2% |
| ST 14/9501 | 0.43 | 447 | 0.42 | -3% |
| ST 16/9487 | 0.49 | 110 | 0.51 | 3% |
| ST 16/5357 | 0.52 | 654 | 0.52 | 0% |
| ST 486 | 0.57 | 124 | 0.54 | -5% |
| ST 17/2290 | 0.78 | 14 | 0.79 | 2% |
| ST 481 | 1.02 | 32 | 1.05 | 3% |
| ST 06/5356 | 1.04 | 115 | 1.06 | 2% |
| ST322 | 1.04 | 18 | 1.07 | 3% |
| ST 06/7384 | 1.08 | 1881 | 1.04 | -4% |
| ST 384 | 1.08 | 173 | 1.06 | -2% |
| ST 39/6373 | 1.67 | 117 | 1.74 | 4% |
| ST 09/7382 | 1.93 | 205 | 1.87 | -3% |
| ST 482 | 1.94 | 695 | 1.98 | 2% |
| ST 5355 | 2.37 | 145 | 2.39 | 1% |
| ST 05/9451 | 2.45 | 538 | 2.53 | 3% |
| ST 05/6372 | 2.46 | 168 | 2.44 | -1% |
| ST 05/2297 | 2.56 | 78 | 2.49 | -3% |
| ST 486 | 2.63 | 49 | 2.59 | -5% |
| ST 10/9298 | 3.22 | 132 | 3.30 | 3% |
| ST 37/6374 | 3.33 | 129 | 3.08 | -7% |
| ST 43/7370 | 3.37 | 834 | 3.33 | 1% |
| ST 5359 | 3.91 | 131 | 3.97 | 1% |
| ST 359 | 3.93 | 87 | 3.96 | 1% |
| ST 48/8462 | 4.82 | 508 | 4.89 | 1% |

Results from the CRM analysis from between 2008 and 2012 indicates that SGS reports both higher and lower than expected values with some variation to the detection limit. SGS returned assays of Geostats standards with laboratory bias ranging between -9% to +5% with 94% of the determinations falling between 2 standard deviations of the certified mean values. Assays of Gannet standards also reported Au values with a laboratory bias of between -7% and +3% with 94% of the determinations falling between 2 standard deviations of the certified mean.

### 11.3.6 Blanks

Blank samples are routinely inserted into the sample stream to check for possible sample contamination during the preparation and assaying process. Typically, blanks are inserted prior to the delivery of samples for preparation and analyses. For RC samples, a blank is inserted before the splitting process to monitor possible contamination occurring during the splitting of the original sample collected from the drill cyclone. The blank sample consists of barren coarse sand. The blank assay data include 559 assays for reverse circulation and core

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samples, all assayed by SGS. Summary statistics for the assays of blanks returned by SGS are shown in Table 11-4.

**Table 11-4: Blank sample summary statistics**

| Sample type | Count | Minimum (g/t) | Maximum (g/t) | Median (g/t) | Mean (g/t) |
|---|---|---|---|---|---|
| Blanks | 559 | 0.01 | 0.05 | 0.01 | 0.01 |

### 11.3.7 Umpire Laboratory Performance (Round Robin)

In 2012, a "round robin" exercise was undertaken to have an independent check on the reliability of Au assay results from the primary laboratory, SGS. A total of 10% of all assays from the 1 m samples received each month were randomly picked from the data set. The data is grouped into six separate ranges, namely 0.00 to 0.50 g/t, 0.50 to 0.90 g/t, 0.90 to 1.20 g/t, 1.20 to 2.00 g/t, 2.00 to 2.50g/t and greater than 2.50g/t. The selection in each range is manipulated until the 10% is achieved with a bias towards the mineralised intervals.

Three samples, each weighing about 3 kg were prepared from each original sample bag using the one stage riffle splitter. Four batches of 175 samples including duplicates and standards were dispatched to SGS in Tarkwa (the primary laboratory), the Wassa Site Laboratory (WSL), TWL, and ALS Minerals in Ghana-Kumasi ("ALS"). All samples were labelled with the same identification numbers. A total of 157 assays were returned by each laboratory for analysis.

Statistical comparison of the data indicates that ALS returned lower grades and variance than SGS, WSL and TWL. SGS and TWL correlated well with similar minimum and maximum grades, and standard deviation population distribution. The descriptive statistics from the round robin exercise are included in Table 11-5.

**Table 11-5: Round-robin descriptive statistics**

| Laboratory | Count | Minimum (g/t) | Maximum (g/t) | Mean (g/t) | Variance | Std Dev |
|---|---|---|---|---|---|---|
| SGS | 157 | 0.01 | 12.0 | 1.33 | 1.75 | 1.32 |
| WSL | 157 | 0.01 | 8.9 | 1.09 | 1.47 | 1.21 |
| TWL | 157 | 0.01 | 11.68 | 1.15 | 1.68 | 1.30 |
| ALS | 157 | 0.01 | 9.32 | 1.02 | 1.31 | 1.15 |

# 12 MINERAL PROCESSING AND METALLURGICAL TESTING

## 12.1 Overview

On obtaining ownership of the project, GSR commissioned a Feasibility Study ("FS") for a Carbon-in-Leach ("CIL") operation, the process engineering component of which was conducted by Metallurgical Process Development Pty Ltd ("MDM"). The FS was completed in 2003.

The metallurgical testwork conducted in support of the MDM FS was conducted on samples from the Wassa area only. Samples were originally sent to SGS Lakefield in Johannesburg for

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both variability and bulk sample testwork. Further variability testwork was conducted at AMMTEC in Perth.

A total of 24 variability samples were tested; 10 of Fresh ore, 6 of Oxide ore and 8 samples taken from the existing Heap Leach operation. Four bulk samples were also tested, representing Fresh, Oxide, Heap Leach Phase 1 and Heap Leach Phase 2. The samples were from the Dead Man's Hill, Main Pit, Starter and B Shoot orebodies. Wassa area orebodies not included in this testwork included 242, South East, 419 and the SAK pits.

At a grind size of 75% -75 µm and a 24 hour leach time, the Fresh bulk sample achieved a leach recovery of 92%. The Bond Ball Mill Work Index for this sample was 14.8 kWh/t. Under the same conditions, the Oxide bulk sample achieved a leach recovery of 93%. The Bond Ball Mill Work Index for this sample was reported as 8 kWh/t. The reported leach recovery from the Phase 1 heap leach material was 75%. Minor preg-robbing behaviour was noted, and gravity recovery testwork indicated that plant recoveries of 30-40% could be expected from a gravity circuit.

Metallurgical testwork was conducted on ore samples from the Hwini-Butre / Benso (HBB) area at AMMTEC under the supervision of a GSR consultant in 2006/07. Ten composite samples were formed, from Subriso East (1), Subriso West (2), Adoikrom (3) and Father Brown (4). The composites were stated to represent 81% of the HBB Mineral Reserve on a depth basis, and were all of Fresh material.

The optimum leach conditions and resulting extractions were determined to be:

- Grind size: 80% -75 µm;
- Residence time: 22-31 hours;
- Gravity gold recovery: average 34%, range 7-67%;
- Total gold recovery as follows:
    - Subriso: 92.4%
    - Adoikrom: 88.7%
    - Father Brown: 95.7%

Mild preg-robbing behaviour was noted for the Subriso East sample and the Adoikrom composite sample. The cause of the lower gold recovery for the Adoikrom samples was determined to be fine, sulphide-hosted gold. However, neither of these detrimental effects has been observed in the plant to any significant extent to date.

Bond Ball Mill Work Index values for the 10 samples varied from 11.7 to 15.7kWh/t.

For ongoing "future ores" testwork, the Wassa metallurgical laboratory has the capability to conducted bottle roll leach tests. For other testwork, samples are sent to SGS Lakefield laboratories in either Tarkwa or Tema or to the university in Tarkwa. Alternatively, samples can be sent to laboratories in South Africa.

Some preliminary metallurgical testwork has been undertaken on the Chichiwelli deposit; due to its preliminary nature this testwork was not reviewed by SRK. Further testwork will be undertaken as the development of this deposit progresses.

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A program of metallurgical testwork will be undertaken following the conclusion of the current exploration program on the "extended" Wassa Main orebody. A key component of this work will be to determine the magnitude and impact of the expected increase in ore hardness with increasing depth.

# 13 MINERAL RESOURCE ESTIMATES

## 13.1 Introduction

The Mineral Resource Statements presented herein represent the Wassa Main, Hwini Butre, Benso and Chichiwelli Projects and are presented in accordance with the guidelines of the Canadian Securities Administrators' National Instrument 43-101.

GSR was responsible for modelling all the geological and grade wireframes, which are then passed to external consultants to complete the resource estimation. The exception to this is Wassa Main, where the grade estimates were completed internally by GSR. The models reported herein were completed by the following:

- Wassa Main – GSR, effective date October 31st 2012;
- Hwini Butre – SRK Consulting (UK) Ltd – effective date October 31st 2012;
- Benso – William Tanaka – effective date December 31st 2010;
- Chichiwelli – SRK Consulting (UK) Ltd – effective date October 31st 2010.

The Chichiwelli MRE also includes three small deposits located in the Manso licence area. These deposits are Abada, Adiokrom South and C3PR.

This section describes the Mineral Resource estimation methodology and summarises the key assumptions considered for each of the estimates. In the opinion of SRK, the Mineral Resource estimates reported herein are a reasonable representation of the global gold Mineral Resources found in the various GSR Projects at the current level of sampling. The Mineral Resources have been estimated in conformity with generally accepted CIM "Estimation of Mineral Resource and Mineral Reserves Best Practices" guidelines and are reported in accordance with the Canadian Securities Administrators' National Instrument 43-101. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resource will be converted into Mineral Reserve.

The databases used to estimate the Mineral Resources were audited by SRK. SRK is of the opinion that the current drilling information is sufficiently reliable to interpret with confidence the boundaries for gold mineralization and that the assay data are sufficiently reliable to support mineral resource estimation.

## 13.2 Resource Estimation Procedures

The resource evaluation methodology involved the following standard procedures:

- Database compilation and verification;
- Construction of wireframe models for the boundaries of the mineralization;

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- Definition of resource estimation domains;
- Data conditioning (compositing and capping) for geostatistical analysis and variography;
- Block modelling and grade interpolation;
- Resource classification and validation;
- Assessment of "reasonable prospects for economic extraction" and selection of appropriate cut-off grades; and
- Preparation of the Mineral Resource Statement.

## 13.3 Resource Database

### 13.3.1 Wassa

The Wassa database is made of four individual drillhole databases, namely: the GSR Wassa exploration database which contains exploration drilling conducted by GSR since 2002; the Satellite exploration database which contains historical exploration drill holes; the Satellite grade control database; and the GSR grade control database. The Satellite grade control database was not included in the Mineral Resource estimate as the blast holes samples are considered to be of not a sufficient quality for inclusion into the Mineral Resource estimate.

A 01 September 2012 cut-off was applied to the GSR exploration database. At this date, only drillholes with a complete assay table were retained for the subsequent Mineral Resource estimate. The final drillholes for each respective zones were BSDD140, STDD021, 242DD055, 419DD020, NSADD009 and SEDD066.

### 13.3.2 Hwini Butre

SRK was provided with a Gemcom project directory containing the SJR and GSR drilling data as audited by GSR and the geological models subsequently produced by GSR including geological wireframes, oxidation and topographic surfaces and Block Model parameters. Additional information was provided as Excel spreadsheets documenting QAQC data and results of density determinations.

SRK has based all subsequent estimation work on the data provided to them by GSR. For estimation purposes, the grade control data could not be used in conjunction with the exploration data due to large differences in drill spacing, positioning (i.e. mainly at shallow depths within the oxide zone) and grade statistics. It was though used in validation of the model after the estimation using the exploration data only.

In addition, SRK has been provided with the 31 December 2012 topographic/mining surface for Hwini Butre, which has been used to deplete the quoted Mineral Resources.

### 13.3.3 Benso

SRK was provided with a Gemcom project directory containing the SJR and GSR drilling data as audited by GSR and the geological models subsequently produced by GSR including geological wireframes, oxidation and topographic surfaces and Block Model parameters.

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Additional information was provided as Excel spreadsheets documenting QAQC data and results of density determinations.

In addition, SRK has been provided with the 31 December 2012 topographic/mining surface for Benso, which has been used to deplete the quoted Mineral Resources.

### 13.3.4 Chichiwelli

SRK was provided with a Gemcom project directory containing the drilling data as audited by GSR and the geological models subsequently produced by GSR including geological wireframes, oxidation and topographic surfaces and Block Model parameters. Additional information was provided as Excel spreadsheets documenting QAQC data and results of density determinations.

No mining has taken place at Chichiwelli and therefore, the topographic survey used for the 2010 Mineral Resource statement remains valid. The Chichiwelli MRE also includes three small deposits located in the Manso licence area. These deposits are Abada, Adiokrom South and C3PR. The techniques used to estimate these deposits are consistent with those reported for Chichiwelli.

## 13.4 Solid Body Modelling

### 13.4.1 Introduction

Wireframe modelling for all deposits is carried out by GSR staff based in Takoradi and under the supervision of Mr. Mitch Wasel. The methodology employed is standard for all GSR properties whereby the mineralisation wireframes are modelled using cut-offs varying from 0.2 g/t to 1g/t depending on the grade distribution of each deposit. Visual inspection of assay data suggests that these respective lower cut-off levels are reasonable to separate barren from auriferous sections intersected by each borehole.

The modelling is based on the original samples prior to any data cutting or compositing, during the grade modelling exercise. Lithological contacts along with structural measurements are also used as guides. The modelling is conducted on 25m spaced vertical sections for all deposits, with the two-dimensional sectional interpretations being snapped to intersections along the drillholes trace.

For the construction of three dimensional wireframes, the two dimensional interpretations are linked with tie lines and the resulting wireframes are validated prior to compositing and grade interpolation.

### 13.4.2 Wassa

The mineralised zones of Wassa are structurally controlled, with gold emplacement related to the density of quartz veining and sulphide content. The mineralised veins have been deformed and are folded around a large synform commonly referred to as the Wassa fold. The Wassa mineralised zones have been subdivided into a number of domains, namely: F Shoot-419, B Shoot, 242-Starter, South East, Mid-East and Dead Man's Hill. Each domain represents segments of the mineralised system which has been folded around the synform.

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All domains were updated with recent drilling except for the Mid-East and Dead Man Hill domains, which have not been drilled since the last independent resource estimate was conducted by Cube Consulting in 2010. Overall, a total of twenty-eight auriferous zones were interpreted for this resource estimate. All zones were assigned individual rock codes: 242-Starter (8850 to 8857), Fshoot-419 (8870 to 8876), South-East (8880 to 8887) and B-Shoot (8890 to 8894). An additional eight zones respectively for Dead Man’s Hill (8820 to 8827) and Mid-East (8830 to 8837) complete the Wassa deposit. As portrayed in Figure 13-1, the 242-starter domain is located on the western flank of the large scale synform, the Mid-east and Dead Man’s Hill domains are located in the hinge of the fold while the remaining domains are located on the eastern flank. Domains along the western flank generally dip to the south-east at an angle of approximately 50 degrees, while domains located along the eastern flank are steeply dipping to the west. As a result of the complex nature of mineralization at Wassa, several domaining methods have been trialled over the last seven years.

Figure 13-1: Plan View Wassa Main Domains (GS Exploration, 2013)

13.4.3 Hwini Butre Geology and mineralization domaining was undertaken by GSR. The mineralization zones of Hwini Butre are structurally controlled, with gold emplacement related to the density of quartz veining and sulphide content. The oxidation is highly variable and reaches depths of up to 40 m. The transition is poorly developed and discontinuous. The Mpohor complex exhibits the underlying north-south trends but also has extensive cross-cutting features present, particularly in the north-west orientation. The Adoikrom, Father Brown and Dabokrom deposits occur in the south of the Mpohor complex and appear to be controlled by a series of shallow to moderately dipping shear structures with dips varying from 20° to the south, steepening to 65° to the west. Three estimation domains subdivided by oxidation state have been modelled at Hwini Butre, as follows: Adoikrom; Dabrokrom; and; Father Brown. Only Diamond and RC drilling has been used for the subsequent grade estimation. The resource wireframes and drillholes are shown in Figure 13-2. Figure 13-2: Mineral Resource wireframes and drillhole locations for the Hwini Butre deposits (GS Exploration, 2013)

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### 13.4.4 Benso

Geology and mineralization domaining was undertaken by GSR.

The mineralization zones of Benso are structurally controlled with gold emplacement related to the density of quartz veining and sulphide content. The mineralisation hosting structures generally dip steeply to the west with foliation generally parallel to the bedding. The Subriso East deposit is interpreted to dip less steeply to the west at approximately 50°. Oxidation associated with weathering is variable but generally limited. The weathering forms a layer of lateritic clay rich material grading into a soft saprolite. The vertical depth is generally 10m or less but can reach depths of 30m in places.

Four estimation domains subdivided by oxidation state have been modelled for Benso, as follows:

- Subriso East ("SE");
- Subriso West ("SW");
- G-Zone; and;
- I Zone.

The SE domain is physically separated from the others and strikes to the north with a dip to the west of between 55-60°. The SW, G Zone and I Zone domains occur in sub-parallel structures and strike to the north-west (320°) with a steep dip of 75-80° to the south-west. Because of this it was decided to treat the SE orebody as a separate for the purpose of grade interpolation.

Only Diamond and RC drilling has been used for the subsequent grade estimation. The resource wireframes and drillholes are shown in Figure 13-3.

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Subriso West
Subriso East
G Zone
I Zone

**Figure 13-3: Mineral Resource wireframes and drillhole locations for the Benso deposits (GS Exploration, 2013)**

### 13.4.5 Chichiwelli

The mineralization zones of Chichiwelli are structurally controlled with gold emplacement related to the density of quartz veining and sulphide content. The mineralisation hosting structures generally trend north-south and dip moderate-steeply to the east at 60°.

Two estimation domains have been modelled for Chichiwelli as follows:

- East Domain; and;
- West Domain.

The East and West domains comprise some 10 individually separated wireframe solids which have not been subdivided by oxidation.

Wireframes are based on a roughly 0.5g/t Au grade value. In places composite grades fall below this threshold value but have been included for the sake of maintaining continuity of the orebody model. The style of mineralisation seen at Chichiwelli is analogous to deposits observed elsewhere in the Wassa region and, typically for shear zone hosted gold deposits, the mineralisation grades tend to pinch and swell within the defined mineralised bearing structures. The resource wireframes and drillholes are shown in Figure 13-4.

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Figure 13-4: Mineral Resource wireframes and drillhole locations for the Chichiwelli deposit (GS Exploration, 2013) 13.5 Statistical Analysis and Variography 13.5.1 Wassa Sampling of gold within the mineralised domains is predominantly at 1 m intervals (over 90% of samples), with the remaining samples with length between 1 to 3 m. After an examination of sample length statistics and recognising the current mining bench height, Cube Consulting had decided in previous estimation exercises that 3 m downhole composites were appropriate for all composites within the mineralised lodes. During a previous Mineral Resource estimate by Cube Consulting, an assessment of the location of composites in relation to weathering horizons to determine if sub-populations existed was undertaken and established that statistical and visual evidence did not indicate that sub-domaining of composites by weathering was required for the Wassa lodes. An assessment on the drilling methods also showed that there was no material reason to exclude any data from the mineral resource estimation based on drilling method. Compositing of the Wassa Main model for the October 2012 resource estimate was conducted by Golden Star Exploration. Composite files were created using uncapped assay values, starting at the drill hole collar and defined within the auriferous intervals. All assays

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were composited to 3m intervals, and assigned a rock code based on a majority rule by length basis. Composites were extracted into a Point Area workspace for statistical analysis and grade interpolation. The downhole compositing process allowed residuals of 10% of the composite length or more to be included as legitimate composites. Residual samples less than 10 % were deleted from the database. The results are shown in Table 13-1.

**Table 13-1: Wassa Main uncapped 3 m composite naïve statistics by estimated domains.**

| Domain | Code | Count | Min | Max | Median | Mean | Variance | Std Dev | Coef Var |
|---|---|---|---|---|---|---|---|---|---|
| 242-Starter | 8850 | 18,181 | 0.01 | 109.71 | 0.32 | 1.05 | 9.52 | 3.09 | 2.94 |
| FShoot-419 | 8870 | 18,307 | 0.01 | 33.16 | 0.25 | 0.52 | 1.02 | 1.01 | 1.93 |
| South East | 8880 | 17,745 | 0.01 | 70.39 | 0.34 | 0.67 | 2.02 | 1.42 | 2.11 |
| B Shoot | 8890 | 16,381 | 0.01 | 148.98 | 0.32 | 0.89 | 6.18 | 2.49 | 2.79 |

Uncapped assays were used to build the composite tables and capping was done on the composites themselves before grade interpolation. This capping strategy is also characterized by gradual capping as opposed to hard capping using the following formula, and the effect of capping is shown in Table 13-2.

**Table 13-2: Wassa High Grade Composite Capping**

| Domain | Rock Code | Cap Value (g/t) | Cap Percentile (%) | Number Capped Composites | Minimum (g/t) | Maximum (g/t) | Mean (g/t) | COV |
|---|---|---|---|---|---|---|---|---|
| 242 - Starter | 8850 | 12 | 99.03 | 177 | 0.01 | 21.77 | 0.94 | 1.96 |
| F Shoot - 419 | 8870 | 20 | 99.98 | 4 | 0.01 | 21.32 | 0.52 | 1.87 |
| South East | 8880 | 20 | 99.98 | 8 | 0.01 | 25.04 | 0.66 | 1.81 |
| B Shoot | 8890 | 12 | 99.49 | 84 | 0.01 | 25.70 | 0.84 | 1.86 |

Variography modelling was undertaken using Techbase software by independent consultant Bill Tanaka. The variogram modelling process involved multiple phases. Firstly, anisotropies were determined by domain using variography on binary indicators of the composites at the 0.2g/t threshold. These variance values were contoured first in plan, then in vertical cross section perpendicular to the interpreted strike of the plan contours, and then in vertical long section parallel to the strike of the plan contours. A total of four domains were defined for the Wassa Main area excluding the Dead Man's Hill area. The domain boundaries were determined on the bases of common geometry and similar grade population characteristics.

Global variograms were generated for capped and uncapped Au values and the 0.2g/t Au indicator for all domains in order to establish sills including the nugget effect. Gold mineralization at Wassa Main is associated with folded quartz veins and can be erratic by nature, despite the relatively low average grade, coarse visible gold is common. For that reason, interpretable directional variograms done on gold, either capped or uncapped were not obtainable, consequently the approach taken was to establish directions of the principal axes and the ratio of their respective ranges from the 0.2 g/t Au indicator and establish the sills and the range of the principal axis from the global variograms for Au. Directional

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variograms were developed for the 0.2g/t Au indicator for each domain and are very well structured providing the most reliable measure of relative anisotropy.

Using the above approach, gold variograms were calculated independently by major orebody domains (Domains 242/Starter, B Shoot, F Shoot and South-East/419). Variogram relative nugget effects were typically in the range of 50 to 68%, which indicated a high degree of short-scale variability as would be expected in gold deposits such as Wassa. Variogram ranges were typically in the order of 50 to 65 m indicating maximum spatial continuity was generally similar to the resource definition drill spacing (nominally 25 to 50 m).

Domain 242 contained well-structured variograms with the primary axes trending north-east with no plunge and the semi-major with weak anisotropy to the south-east. Relative nugget was reasonably high for a gold deposit of this style at 50% with maximum range of continuity at 65 m.

Domains for South-East/419, B Shoot and F Shoot contained well-structured variograms, with the primary axes generally trending north/south, shallow southerly plunges for B Shoot and F Shoot, to no plunge for the South-East/419 domain, and semi-majors with weak to moderate anisotropy dipping vertical to sub-vertical. Relative nuggets ranged from 71% to 73% and maximum ranges of continuity range from 50 to 56 m.

Table 13-3 summarises the experimental variogram model parameters used for grade interpolation.

**Table 13-3: Variogram Parameters for Wassa Zones**

| Domain | Structure | Sill | Range X | Range Y | Range Z | Rotation Z | Rotation Y | Rotation Z |
|---|---|---|---|---|---|---|---|---|
| 242/St | Nugget | 0.5 | 0 | 0 | 0 | | | |
| | Spherical | 0.325 | 12 | 13 | 8.2 | 120 | -22.5 | 22.5 |
| | Spherical | 0.175 | 50 | 65.4 | 23.1 | 120 | -22.5 | 22.5 |
| SE | Nugget | 0.733 | 0 | 0 | 0 | | | |
| | Spherical | 0.2 | 10 | 7.7 | 3.3 | 180 | -90 | 0 |
| | Spherical | 0.067 | 50 | 34.2 | 18.4 | 180 | -90 | 0 |
| BS | Nugget | 0.714 | 0 | 0 | 0 | | | |
| | Spherical | 0.184 | 20 | 20 | 16 | 180 | 15 | -75 |
| | Spherical | 0.102 | 50 | 56.3 | 17.5 | 180 | 15 | -75 |
| FS/419 | Nugget | 0.714 | 0 | 0 | 0 | | | |
| | Spherical | 0.184 | 10 | 7.7 | 3.3 | 180 | 15 | -75 |
| | Spherical | 0.102 | 50 | 34.2 | 18.4 | 180 | 15 | -75 |

### 13.5.2 Hwini Butre

The statistics are based on composited assay values within the modelled wireframes; the data was composited to 2 m lengths within the mineralised zones, and composites of less than 1.0 m were removed. The statistics presented here are based on drilling data that intersect the wireframes only.

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The descriptive statistics for the individual modelled domains, split by oxidisation state, are summarised in Table 13-4. The transition zone is relatively thin and so has not been analysed separately. For all datasets, zero values were checked in the database, and were set to 0.001 g/t

**Table 13-4: Descriptive Statistics for Modelled Domains, Hwini Butre (capped data)**

| Domain | Oxidisation | Count | Minimum | Maximum | Mean | Variance | COV |
|---|---|---|---|---|---|---|---|
| Dabokrom | Oxide | 617 | 0.001 | 57.04 | 1.31 | 15.53 | 3.01 |
| | Fresh | 57 | 0.02 | 7.90 | 1.30 | 2.59 | 1.24 |
| **Total** | | **674** | **0.001** | **57.04** | **1.31** | **14.46** | **2.91** |
| Adiokrom | Oxide | 222 | 0.001 | 17.75 | 2.24 | 8.59 | 1.31 |
| | Fresh | 810 | 0.001 | 100.00 | 3.14 | 59.77 | 2.46 |
| **Total** | | **1032** | **0.001** | **100.00** | **2.95** | **48.90** | **2.37** |
| Father Brown Zone | Oxide | 97 | 0.001 | 76.94 | 4.91 | 126.35 | 2.29 |
| | Fresh | 1011 | 0.001 | 100.00 | 2.91 | 53.01 | 2.50 |
| **Total** | | **1113** | **0.001** | **100.00** | **3.09** | **59.75** | **2.50** |

The statistical distributions for the two redox domains are relatively similar; with the histograms indicating that the distribution is not normal, being highly negatively skewed. The log transformed grade data demonstrates that there may be several populations within the distribution, and that the distribution approached log-normality.

High-grade capping was applied to the Hwini Butre exploration drilling dataset, where extreme grades occurred randomly rather than being a high-grade feature. The high caps were determined on the basis of the shape of the tail of the log histogram and the log probability plots. Capping reduces the extreme values to a nominated capped value, which affects the mean grades of the 2 m composites. A cap of 100 g/t has been applied to the Hwini Butre dataset.

Variography was undertaken on each of the modelled areas using only data from within each of the modelled domains. As with the statistical analyses above, splitting the datasets into oxidisation states was feasible due to the increase in data in both zones, and SRK has split the data for the Adoikrom and Father Brown deposit areas. The Dabokrom variography was run for oxide and fresh combined due to a relative lack of data in the oxide zone, resulting in very poor variograms. Raw variography did not produce variograms of sufficient clarity to be modelled, so pairwise variography needed to be undertaken. Calculating pairwise variograms has the effect of reducing the noise on the variogram through removing small scale variations within the individual sample pairs by dividing the square of the differences of each pair by the square of the mean of the two values, through adjusting each sample pair. Pairwise variograms produce a clearer representation of the spatial continuity of the dataset, reducing the inherent noise in the variogram, but still reflecting the variation across the mineralised zone.

The nugget effect was determined from a short-lag omnidirectional variogram, and then directional variograms were modelled along strike, down-dip and across dip directions. Variograms were unable to be determined for the individual modelled veins, and so all of the data was combined in each zone to derive directional variograms which were subsequently

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used to model the individual veins within each zone separately. The variogram parameters derived from the modelled variograms are shown below in Table 13-5.

**Table 13-5: Variogram Parameters for Hwini Butre**

| Parameter | Dabokrom | Adiokrom (Ox) | Adiokrom (Fr) | Father Brown (Ox) | Father Brown (Fr) |
|---|---|---|---|---|---|
| Co | 0.7 | 0.25 | 0.4 | 0.6 | 0.6 |
| $C_1$ | 0.2 | 0.35 | 0.3 | 0.3 | 0.3 |
| $C_2$ | 0.15 | 0.35 | 0.25 | 0.2 | 0.1 |
| $C_3$ | - | - | - | - | 0.1 |
| Nugget Effect (%) | 73.68 | 26.32 | 42.00 | 60.00 | 55.00 |
| $a_1$ (strike) | 30 | 25 | 12 | 5 | 10 |
| $a_1$ (dip) | 10 | 15 | 25 | 10 | 5 |
| $a_1$ (xstrike) | 4 | 5 | 10 | 4 | 5 |
| $a_2$ (strike) | 60 | 70 | 40 | 10 | 25 |
| $a_2$ (dip) | 50 | 100 | 30 | 30 | 20 |
| $a_2$ (xstrike) | 20 | 15 | 12 | 6 | 30 |
| $a_3$ (strike) | - | - | - | - | 75 |
| $a_3$ (dip) | - | - | - | - | 75 |
| $a_3$ (xstrike) | - | - | - | - | 75 |

### 13.5.3 Benso

The statistics are based on composited assay values within the wireframes modelled by GSR; the data was composited to 2 m lengths within the mineralised zones, and composites of less than 1.50 m were removed.

The descriptive statistics for the individual modelled domains, split by oxidation state, are summarised below in Table 13-6. The transition zone is relatively thin, and so has not been analysed separately. For all datasets, zero values were checked in the database, and were set to 0.001 g/t.

**Table 13-6: Descriptive Statistics for Modelled Domains, Benso**

| Domain | Oxidisation | Count | Minimum | Maximum | Mean | Variance | COV |
|---|---|---|---|---|---|---|---|
| Subriso East | Oxide | 266 | 0.001 | 30.81 | 2.11 | 15.18 | 1.85 |
| | Fresh | 649 | 0.001 | 51.58 | 2.54 | 25.49 | 1.99 |
| **Total** | | **915** | **0.001** | **51.58** | **2.42** | **22.51** | **1.96** |
| Subriso West | Oxide | 36 | 0.41 | 15.86 | 3.14 | 14.11 | 1.20 |
| | Fresh | 571 | 0.001 | 223.83 | 3.88 | 147.39 | 3.13 |
| **Total** | | **607** | **0.001** | **223.83** | **3.83** | **139.48** | **3.08** |
| G Zone | Oxide | 44 | 0.001 | 21.15 | 2.76 | 18.69 | 1.57 |
| | Fresh | 570 | 0.001 | 52.33 | 2.04 | 11.10 | 1.63 |
| **Total** | | **614** | **0.001** | **52.33** | **2.09** | **11.64** | **1.63** |
| I Zone | Oxide | 11 | 0.21 | 1.51 | 0.97 | 0.23 | 0.49 |
| | Fresh | 86 | 0.11 | 18.18 | 2.72 | 10.96 | 1.22 |
| **Total** | | **97** | **0.11** | **18.18** | **2.52** | **10.04** | **1.26** |

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The four areas were combined into two areas for estimation purposes; namely Subriso East, and Subriso West, G Zone and I Zone combined. The Subriso East domain is separated from the Subriso West, G Zone and I Zone areas, and strikes roughly north-south, with a dip to the west of between 55 and 60°. The Subriso West, G Zone and I Zone areas lie in sub-parallel structures, striking roughly to the north-west (320°), with a steep dip of 75 to 80° towards the south-west. The descriptive statistics for the two separate estimation domains are shown below in Table 13-7.

**Table 13-7: Descriptive Statistics for Estimation Domains, Benso**

| Domain | Count | Minimum | Maximum | Mean | Variance | COV |
|---|---|---|---|---|---|---|
| Subriso East | 915 | 0.001 | 51.58 | 2.42 | 22.51 | 1.96 |
| Subriso West, G Zone and I Zone | 1318 | 0.001 | 223.83 | 2.93 | 71.05 | 2.88 |

The statistical distributions for the two domains are relatively similar, with the histograms indicating that the distribution is not normal, being highly negatively skewed. The log transformed gold grade data demonstrates that there may be several populations within the distribution and that the distribution approached log-normality.

High grade caps were applied to the composite data as follows:

- Subriso East – 40g/t cap
- Subriso West, G Zone, I Zone – 60g/t cap

The estimation data sets noted above were used to derive variograms for estimation. In all cases, the grade block model for each individual modelled solid was estimated using only the composites inside that solid.

Variography was undertaken on the log transformed data, with a short lag, omnidirectional, downhole variogram used to derive the nugget effect. Directional variograms were then calculated within a rotated plane aligned with the strike and dip of the modelled solids. The variogram parameters derived from the modelled variograms are shown below in Table 13-8. The variograms were back transformed before being used in Ordinary Kriging (OK).

**Table 13-8: Variogram Parameters for the Benso Zones**

| Parameter | Subriso East | Subriso West, G Zone and I Zone |
|---|---|---|
| Co | 0.25 | 0.19 |
| $C_1$ | 0.41 | 0.54 |
| $C_2$ | 0.34 | 0.27 |
| $a_1$ (strike) | 20 | 20 |
| $a_1$ (dip) | 15 | 8 |
| $a_2$ (strike) | 50 | 50 |
| $a_2$ (dip) | 40 | 30 |

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### 13.5.4 Chichiwelli

The statistics are based on composited assay values domained within the mineralization wireframes described previously, with sample data composited to 2 m lengths within the mineralized zones.

The statistics presented here are based on all drilling data that intersect the wireframes. The composites inside the modelled bodies were also split into oxidization states, but as there was little information for the transition zone, SRK combined the three oxidization states and used the combined oxidations datasets throughout the statistical and geostatistical studies, and the subsequent grade estimation.

The descriptive statistics for the two separate estimation domains are shown below in Table 13-9.

**Table 13-9: Descriptive Statistics for Estimation Domains, Chichiwelli**

| Domain | Count | Minimum | Maximum | Mean | Variance | COV |
|---|---|---|---|---|---|---|
| East | 418 | 0.001 | 41.10 | 1.75 | 17.64 | 2.41 |
| West | 559 | 0.001 | 46.30 | 1.69 | 10.14 | 1.89 |

High grade capping was applied to both the East and West domains. The high grade caps were determined on the basis of the shape of the tail of the log histogram and the log probability plots. Capping reduces the extreme values to a nominated capped value, which affects the mean grades of the two metre composites, as indicated by Table 13-10.

**Table 13-10: High Grade Capping, Chichiwelli**

| Domain | Cap Applied (g/t) | Mean Grade before Cap (g/t) | Mean Grade after Cap (g/t) | Percentage Difference (%) |
|---|---|---|---|---|
| East | 25 | 1.75 | 1.65 | -6.06 |
| West | 15 | 1.69 | 1.59 | -6.29 |

The estimation data sets noted above were used to derive variograms for estimation. In all cases, the grade block model for each individual modelled solid was estimated using only the composites inside that solid.

Variograms were modelled for the East and West domains separately. Variography was attempted for the individual solids, but the resultant variograms were unable to be modelled. Raw variography resulted in difficult to model variograms, and so a Gaussian transformation was applied to the data. The first stage was to define the nugget effect from a short-lag omnidirectional variogram, which is calculated along the drillhole, and then to model the variogram ranges from directional variograms from along strike, down-dip and across dip directions. The directional variograms are then back transformed into "raw" space, and used for subsequent estimation. The back transformed variograms and resultant variogram parameters are included in Table 13-11.

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**Table 13-11: Variogram Parameters for the Chichiwelli Zones**

| Parameter | East | West |
|---|---|---|
| Co | 7.94 | 3.06 |
| $C_1$ | 3.60 | 1.59 |
| Nugget Effect (%) | 68.8 | 65.81 |
| Range (m) | | |
| $a_1$ (strike) | 25 | 40 |
| $a_1$ (dip) | 25 | 35 |
| $a_1$ (normal to strike) | 8 | 4.7 |

## 13.6 Block Model and Grade Estimation

### 13.6.1 Wassa

A 3D block model including rock type, gold, percent, density and class was built in Gems by GSR. The selection of the block size was driven by the borehole spacing and mainly by the geometry of the auriferous zones, but also based on mining parameters and in accordance to previous resource estimate conducted by Cube Consulting at the Wassa Mine. The block size was set at 10m X 10m X 3m in the northing, easting and elevation directions, respectively along the mine grid. The block model origins can be seen in Table 13-12.

**Table 13-12: Block Model Parameters (Wassa)**

| Coordinate | Origin | Block Size (m) | No. of Blocks |
|---|---|---|---|
| X | 39,250 | 10.0 | 225 |
| Y | 17,500 | 10.0 | 400 |
| Z | 478 | 3.0 | 240 |

Rock code assignments from solid to block were made using auriferous wireframes along a horizontal needling level of three (along columns). Air blocks had to be 99.99% above the topographic surface to be assigned the rock code for air (500). Rock codes were modified accordingly for weathering profiles with block assigned 7000 rock codes for saprolite. A percent block model was used to evaluate tonnages. Tonnage for each respective block was obtained by weighting volumes corresponding to the interpreted auriferous zones and the respective mean specific gravity defined by weathering profile.

Block gold grades were estimated using an ordinary kriging function and the profiles created in Gems. Source data was the capped borehole composite values stored in a Point Areas workspace. Block grade estimation was completed in three passes using respective ranges defined by variography for the first pass while ranges were doubled and decupled respectively for the second and third passes as described below:

- The 1st estimation pass utilised the optimal search neighbourhood parameters for the defined variograms for each domain as described in Table 13-3. The minimum of composites used was set at 8 composites while the maximum was set at 24 composites.

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- The 2nd estimation pass was run on all blocks not estimated in the 1st pass. This run utilised modified search neighbourhood parameters for the defined variograms for each domain. This included reducing the minimum number of sample to 4 and increasing the search distance to twice the variography range in all directions. No Indicated blocks were estimated in this 2nd pass.
- The 3rd estimation pass was run on all blocks not estimated in the first two passes. This run utilised modified search neighbourhood parameters for the defined variograms for each domain. This included reducing the minimum number of samples to 1 and increasing the search distance by tenfold of the variography range in all directions. Blocks estimated in the 3rd pass were not classified and only used for exploration purposes and drill hole planning. Blocks not estimated in this 3rd pass were left un-estimated.

The block model bulk density data was coded based on weathering surface which was built to define saprolitic material from fresh material. The weathering surface defined the 'top of fresh' material, all blocks above the 'top of fresh' surface was designated as saprolite and material below the surface as 'fresh'. The bulk density values assigned to the bloc model were based on series of measurements made over the various exploration phases going back to the initial Golden Star exploration program in 2002. The density values used for the tonnage estimate were provided by GSR, and are detailed below in Table 13-13.

**Table 13-13: Density, Wassa**

| Weathering Type | Assigned Bulk Density Value ($t/m^3$) |
|---|---|
| Oxidised | 1.8 |
| Fresh | 2.7 |

### 13.6.2 Hwini Butre

A block model was produced for the whole Hwini Butre area. No rotation was applied to the model. Block sizes were chosen to reflect the average spacing of drill lines along the strike. Grade data for each of the modelled units was interpolated into the individual structures only, with hard boundaries between oxidisation states, and subsequently reported as oxide or fresh for Adoikrom and Father Brown, but a soft boundary for Dabokrom. Block model parameters for Hwini Butre are summarised in Table 13-14.

**Table 13-14: Block Model Parameters (Hwini Butre)**

| Coordinate | Origin | Block Size (m) | No. of Blocks |
|---|---|---|---|
| X | 176000 | 12.5 | 136 |
| Y | 32325 | 25.0 | 103 |
| Z | -400 | 10.0 | 60 |

Grade estimates for each of the mineralised zones were interpolated using Ordinary Kriging (OK). OK was carried out in three passes for each mineralised zone, and the search parameters for the individual domains are shown below in Table 13-15. The discretisation grid was set at 5x2x1 (xyz) in all cases. The search ellipsoids applied are relatively large compared to the variogram ranges, but as there is quite a high data density, the blocks were usually estimated with data significantly closer than the edges of the ellipsoid.

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**Table 13-15: Ellipsoid Search Neighbourhood Parameters, Hwini Butre**

| Domain | | Search 1 | Search 2 | Search 3 | Rotation Parameters |
|---|---|---|---|---|---|
| Dabokrom | X | 120 | 240 | 1000 | A 180 |
| | Y | 100 | 200 | 1000 | +Z 180 |
| | Z | 40 | 80 | 500 | +X 25 |
| | Min. Samples | 5 | 5 | 3 | |
| | Max. Samples | 40 | 40 | 40 | |
| Adoikrom | X | 80 | 160 | 320 | A 175 |
| | Y | 80 | 160 | 320 | -Z: 180 |
| | Z | 25 | 50 | 100 | +X: 70 |
| | Min. Samples | 5 | 5 | 3 | |
| | Max. Samples | 40 | 40 | 40 | |
| Father Brown Zone | X | 150 | 300 | 600 | A 155 |
| | Y | 150 | 300 | 600 | +Z: 180 |
| | Z | 75 | 150 | 300 | +X: 35 |
| | Min. Samples | 5 | 5 | 3 | |
| | Max. Samples | 40 | 40 | 40 | |

GSR modelled the oxidation surface to determine the boundary between oxide and fresh material. No transition zone was modelled. The density values used for the tonnage estimate were provided by GSR, and are detailed below in Table 13-16.

**Table 13-16: Density, Hwini Butre**

| Oxidisation State | Value ($t/m^3$) |
|---|---|
| Oxide | 1.8 |
| Fresh | 2.7 |

### 13.6.3 Benso

A block model was produced for the whole Benso area. No rotation was applied to the model. Block sizes were chosen to reflect the average spacing of drill lines along the strike. Grade data for each of the modelled units was interpolated into the individual structures only, with soft boundaries between oxidisation states, and subsequently reported as oxide or fresh. Block model parameters for Benso are summarised below in Table 13-17.

**Table 13-17: Block Model Parameters, Benso**

| Coordinate | Origin | Block Size (m) | No. of Blocks |
|---|---|---|---|
| X | 173750 | 12.5 | 300 |
| Y | 56000 | 25 | 160 |
| Z | 1205 | 10 | 60 |

Block grades for each of the mineralised zones were estimated using OK. Kriging was carried out in four passes for each mineralised zone, and the search parameters for the individual domains are shown below in Table 13-18. The discretisation grid was set at 5x2x1 (xyz) in all cases. The search ellipsoids are relatively large compared to the variogram ranges, but as

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there is quite a high data density the blocks were usually estimated with data significantly closer than the edges of the ellipsoid.

**Table 13-18: Ellipsoid Search Neighbourhood Parameters, Benso**

| Domain | | Search 1 | Search 2 |
|---|---|---|---|
| Subriso East | X | 100 | 200 |
| | Y | 80 | 160 |
| | Z | 20 | 40 |
| | Min. Samples | 4 | 4 |
| | Max. Samples | 36 | 36 |
| Subriso West, | X | 100 | 200 |
| G Zone and | Y | 80 | 160 |
| I Zone | Z | 20 | 40 |
| | Min. Samples | 4 | 4 |
| | Max. Samples | 36 | 36 |

GSR modelled the oxidation surface to determine the boundary between oxide and fresh material. No transition zone was modelled. The density values used for the tonnage estimate were provided by GSR, and are detailed below in Table 13-19.

**Table 13-19: Density, Benso**

| Oxidisation State | Value ($t/m^3$) |
|---|---|
| Oxide | 1.8 |
| Fresh | 2.7 |

### 13.6.4 Chichiwelli

A block model was produced for the whole Chichiwelli area. No rotation was applied to the model. Block sizes were chosen to reflect the average spacing of drill lines along the strike. Grade data for each of the modelled units was interpolated into the individual structures only, with soft boundaries between oxidisation states, and subsequently reported as oxide or fresh. Block model parameters for Chichiwelli are summarised below in Table 13-20.

**Table 13-20: Block Model Parameters, Chichiwelli**

| Coordinate | Origin | Block Size (m) | No. of Blocks |
|---|---|---|---|
| X | 631,093.64 | 12.5 | 100 |
| Y | 580,787.2 | 25 | 60 |
| Z | 1216 (max) | 8 | 65 |

Block grades for each of the mineralised zones were estimated using OK. Kriging was carried out in four passes for each mineralised zone, and the search parameters for the individual domains shown below in Table 13-21. The discretisation grid was set at 5x2x1 (xyz) in all cases. The search ellipsoids are relatively large compared to the variogram ranges, but as there is quite a high data density, the blocks were usually estimated with data significantly closer than the edges of the ellipsoid. Octants were used on the 1$^{st}$ and 2$^{nd}$ pass searches with three consecutive empty sectors, however were not applied on the 3$^{rd}$ search pass, hence the same number of minimum and maximum samples for the 2$^{nd}$ and 3$^{rd}$ searches.

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**Table 13-21: Ellipsoid Search Neighbourhood Parameters, Chichiwelli**

| Domain | | Search 1 | Search 2 | Search 3 | Rotation Parameters |
|---|---|---|---|---|---|
| East | X | 60 | 120 | 120 | Azimuth: 20 |
| | Y | 60 | 120 | 120 | Dip: 60 |
| | Z | 20 | 40 | 40 | |
| | Min. Samples | 3 | 3 | 3 | |
| | Max. Samples | 80 | 80 | 80 | |
| West, | X | 80 | 160 | 160 | Azimuth: 20 |
| | Y | 80 | 160 | 160 | Dip: 60 |
| | Z | 10 | 20 | 20 | |
| | Min. Samples | 3 | 3 | 3 | |
| | Max. Samples | 80 | 80 | 80 | |

GSR modelled the oxidation surface to determine the boundary between oxide and fresh material. No transition zone was modelled. The density values used for the tonnage estimate were provided by GSR, and are detailed below in Table 13-22.

**Table 13-22: Density, Chichiwelli**

| Oxidisation State | Value ($t/m^3$) |
|---|---|
| Oxide | 1.80 |
| Fresh | 2.68 |

## 13.7 Model Validation and Sensitivity

### 13.7.1 Wassa

Modelled estimates have been compared to average composite grades for the individual domains. Although these two items are not strictly comparable due to data clustering and volume influences they provide a useful validation tool in detecting any major biases. The model has been visually interrogated and compared with input composite data with no significant errors or bias detected.

GSR and SRK are of the view that this comparison is within acceptable limits given the drill hole spacing, data clustering and degree of grade variability. Additionally some domains contained small amounts of assay composites. In these circumstances poor comparisons may result as the effects of clustering and grade variability are amplified.

Plots showing the estimated tonnes, estimated grade, number of composites and mean cut composite grade were created for each mineralisation domain. These showed no significant bias has been introduced in interpolation process.

### 13.7.2 Hwini Butre

The block models were validated through comparing the block model mean grades with the declustered composite mean grades and though validation slices though the block models.

The mean grades for each of the estimated block models were compared to the declustered mean grade for the composite input data. Each of the modelled zones was compared

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separately. The differences between the declustered mean composite grades and the block grades are relatively small, indicating that the model is similar to the input data on a global scale.

The block model was also compared with the composite grades within defined sectional criteria in a series of validation slices. The results of which are displayed on graphs to check for visual discrepancies between grades along the defined coordinate line. The expected outcome of the estimation process is to observe a relative smoothing of block model grades around the composite values.

The model validation for Hwini Butre indicates that the estimation methodology has produced a relatively robust model, on both the local and global scales. The validation plots for Adoikrom and Father Brown Zone indicated that there are no obvious biases which have been introduced, and that the grade distribution of the block model is relatively similar to that of the input data. However, Dabokrom has three lenses of mineralisation which do not contain any exploration samples, and are poorly estimated as a result of being filled entirely in search 3. The estimate has also given these blocks a high grade due to the nearest samples to these bodies along strike having a very high grade. As a result of this, these lenses were excluded from the resource statement by SRK prior to reporting.

### 13.7.3 Benso

The block models were validated through comparing the block model mean grades with the declustered composite mean grades and though validation slices though the block models.

The mean grades for each of the estimated block models were compared to the declustered mean grade for the composite input data. Each of the modelled zones was compared separately. The differences between the declustered mean composite grades and the block grades are relatively small, indicating that the model is similar to the input data on a global scale.

The block model was also compared with the composite grades within defined sectional criteria in a series of validation slices. The results of which are displayed on graphs to check for visual discrepancies between grades along the defined coordinate line. The expected outcome of the estimation process is to observe a relative smoothing of block model grades around the composite values.

Overall, the estimation of the Benso domains is robust and the results have been verified to a reasonable degree of confidence. Globally, the block model average grade is relatively similar to that of the de-clustered input data, indicating that no biases have been introduced.

The sectional validation slices show a reasonable correlation between the composite grades and the block model grades and it appears that a reasonable degree of smoothing has taken place for the majority of the domains.

### 13.7.4 Chichiwelli

The block models were validated through comparing the block model mean grades with the declustered composite mean grades and though validation slices though the block models.

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The mean grades for each of the estimated block models were compared to the declustered mean grade for the composite input data. Each of the modelled zones was compared separately. The differences between the declustered mean composite grades and the block grades are relatively small with the largest differences up to 10% for a few of the less well samples domains, indicating that the model is similar to the input data on a global scale. The block model was also compared with the composite grades within defined sectional criteria in a series of validation slices. The results of which are displayed on graphs to check for visual discrepancies between grades along the defined coordinate line. The expected outcome of the estimation process is to observe a relative smoothing of block model grades around the composite values. Overall, the estimation of the Chichiwell domains is robust and the results have been verified to a reasonable degree of confidence. Globally, the block model average grade is relatively similar to that of the de-clustered input data, indicating that no biases have been introduced. The sectional validation slices show a reasonable correlation between the composite grades and the block model grades and it appears that a reasonable degree of smoothing has taken place for the majority of the domains. 13.8 Mineral Resource Classification 13.8.1 Introduction Block model quantities and grade estimates for the Wassa Project were classified according to the CIM Definition Standards for Mineral Resources and Mineral Reserves (December 2005). Mineral Resource classification is typically a subjective concept, industry best practices suggest that resource classification should consider both the confidence in the geological continuity of the mineralized structures, the quality and quantity of exploration data supporting the estimates and the geostatistical confidence in the tonnage and grade estimates. Appropriate classification criteria should aim at integrating both concepts to delineate regular areas at similar resource classification. SRK is satisfied that the geological modelling honours the current geological information and knowledge. The location of the samples and the assay data are sufficiently reliable to support resource evaluation. The sampling information was acquired primarily by diamond core and RC drilling on sections spaced at variable distances between the different deposit areas. 13.8.2 Wassa Golden Star Exploration has classified and reported the Wassa gold Mineral Resource in accordance with the Canadian Securities National Instrument 43-101 (NI 43-101) and the CIM standards on Mineral Resources. A range of criteria were considered by GSR when addressing the suitability of the classification boundaries to the mineral resource estimate. These criteria included: Geological continuity and volume models;

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- Drill spacing and mining information;
- Modelling technique;
- Estimation properties including search strategy, number of composites, average distance of composites from blocks and kriging quality parameters such as slope of regression.

Indicated Mineral resources were defined where geological confidence for volume and grade definition was moderate, defined by:

- Good support from drilling, where drilling was averaging a nominal 20-40 m or less along strike/down dip spacing;
- Areas where estimation quality was high, delineated by a slope of regression (true to estimated blocks) greater than 0.7.

Indicated blocks were mainly interpreted during the first interpolation pass.

GSR estimates that drilling centres spaced within a nominal 20-40 m north/south were sufficient to classify the global resources as Indicated, given the current standards of drilling, sampling, assaying and geological understanding at Wassa. This classification was one where the level of geological knowledge and data are sufficient to assume the continuity of shape and grade characteristics to a reasonable level of confidence. Confidence in this estimate was sufficient to allow reasonable quantification of global metal content. It is therefore reasonable to expect that further resource definition drilling within the Indicated areas may result in significant material departures both positive and negative from the current estimate.

Inferred resources were defined where geological confidence for volume and grade definition was low, defined by:

- Areas where drilling was averaging a nominal 40-65 m along strike/down dip spacing;
- Areas where the estimation quality was moderate to low, delineated by a slope of regression (true to estimate blocks) between 0.2 – 0.7.

In general, drilling, surveying, sampling, analytical methods and controls currently employed by GSR are appropriate for the style of deposits under consideration. SRK considers that Ordinary Kriging is an appropriate method of estimation at this stage of the project evaluation. Kriging quality tests confirm that high quality block estimates were achieved within the Indicated area when based on existing drill spacing together with the variogram, search strategy and block size criteria. The Inferred Mineral Resource was considered by SRK to be of significantly greater uncertainty than the Indicated Mineral Resource. It is therefore reasonable to expect that further resource definition drilling within the Inferred areas may result in significant material departures both positive and negative from the current estimate.

All blocks not meeting the Indicated and Inferred classification criteria above, including unestimated blocks and blocks above the depletion surface remained unclassified.

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### 13.8.3 Hwini Butre

Classification for Hwini Butre generally follows the same general principles as those applied at Wassa.

Classification has been assigned using a combination of drillhole spacing, geological and wireframe confidence, as well as slope of regression values from the estimation process. The classification was modelled visually by digitizing a wireframe in order to define contiguous zones of confidence.

The Indicated wireframe was extended approximately half the drill hole spacing on section, as this is where confidence in the geological interpretation was considered to reduce. Indicated Mineral Resources have been defined in the all areas of Hwini Butre where drilling is sufficient to demonstrate geological and grade continuity to a reasonable level, with a >0.6 slope of regression value used as a rough guide.

Inferred Mineral Resources have been defined in the remainder of Adoikrom and Father Brown Zone, and the majority of Dabokrom.

SRK has classified these Resources under the Guidelines of National Instrument 43-101 and accompanying documents 43-101.F1 and 43-101.CP. A series of wireframes were digitised for Dabokrom, Adoikrom and Father Brown Zone, with the areas inside the modelled solids considered to be Indicated Mineral Resources, and outside, Inferred Mineral Resources.

### 13.8.4 Benso

Classification for Benso generally follows the same general principles as those applied at Wassa and Hwini Butre.

Classification has been carried out using a combination of drillhole spacing, geological and wireframe confidence, and was modelled visually by digitizing a wireframe.

The Indicated wireframe was extended approximately half the drill hole spacing on section, as this is where confidence in the geological interpretation was considered to reduce. Indicated Mineral Resources have been defined in the Subriso East, Subriso West and G Zone areas of Benso where drilling is sufficient to demonstrate geological and grade continuity to a reasonable level.

Inferred Mineral Resources have been defined in some parts of Subriso East, Subriso West, G Zone, and I Zone.

### 13.8.5 Chichiwelli

Classification for Chichiwell generally follows the same general principles as those applied at Wassa, Hwini Butre and Benso, with classification carried out using a combination of drillhole spacing, geological and wireframe confidence, and was modelled visually by digitizing a wireframe.

SRK has classified these Resources under the Guidelines of National Instrument 43-101 and accompanying documents 43-101.F1 and 43-101.CP. Wireframes were digitised for East

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Domain and West Domain, with the areas inside the modelled solids considered to be Indicated Mineral Resources, and outside, Inferred Mineral Resources. The majority of the Chichiwelli Mineral Resource is reported in the Indicated category. For the three additional deposits covered by the Chichiwelli MRE, an Inferred classification has been applied. 13.9 Mineral Resource Statement The following section presents the combined Mineral Resource statement for the individual deposits within the exploration and mining licences which form part of the current LoM plan for GSWL. Mineral Resources are reported exclusive of the material which makes up the Mineral Reserves, which are presented in Section 14 of this report. The “reasonable prospects for eventual economic extraction” requirement generally implies that the quantity and grade estimates meet certain economic thresholds and that the Mineral Resources are reported at an appropriate cut-off grade, taking into account extraction scenarios and processing recoveries. In order to meet this requirement, SRK considers that major portions of the GSWL project are amenable for open pit extraction. In order to determine the quantities of material offering “reasonable prospects for economic extraction” by open pit mining, GSR used a pit optimizer and reasonable mining assumptions to evaluate the proportions of the block model (Measured, Indicated and Inferred blocks) that could be “reasonably expected” to be mined from an open pit. The optimization parameters are based on actuals from the operations, apart from gold price, which is varied to reflect the variations in the Reserve gold price, and these are shown in Table 13-23. The reader is cautioned that the results from the pit optimization are used solely for the purpose of testing the “reasonable prospects for economic extraction” by an open pit and do not represent an attempt to estimate Mineral Reserves. The results are used as a guide to assist in the preparation of a Mineral Resource statement and to select an appropriate resource reporting cut-off grade. SRK considers that the blocks located within the conceptual pit envelopes show “reasonable prospects for economic extraction” and can be reported as a Mineral Resource.

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**Table 13-23: General Assumptions Considered for Conceptual Open Pit Optimization**

| Parameter | Unit | Oxide | Fresh |
|---|---|---|---|
| **Revenue** | | | |
| Au price | US$/oz | 1 750 | 1 750 |
| Government royalty | % | 5 | 5 |
| Selling costs | US$/oz | 1 | 1 |
| **Mining and Variable Costs** | | | |
| Mining recovery | % | 95 | 95 |
| Dilution | % | 10 | 10 |
| Overall slope angle - Wassa Main | deg. | 47.0 | 59.0 |
| Overall slope angle - Hwini Butre | deg. | 45.0 | 55.0 |
| Waste mining cost - Wassa Main | US$/t | 2.65 | 3.63 |
| Waste mining cost - Hwini Butre | US$/t | 3.26 | 4.16 |
| **Processing and Fixed Costs** | | | |
| Process plant recovery | % | 93.8 | 93.8 |
| Incremental ore cost | US$/t/10m | 0.10 | 0.10 |
| Additional ore cost | US$/t | 1.07 | 1.07 |
| Ore haulage cost - Wassa Main | US$/t | 0.18-0.39 | 0.20-0.39 |
| Ore haulage cost - Hwini Butre | US$/t | 10.94 | 10.94 |
| Ore processing cost | US$/t | 11.44 | 13.00 |
| G&A cost | US$/t | 5.90 | 5.90 |

Table 13-24 is the combined Mineral Resource statement for the GSWL project. In declaring the Mineral Resources for the Wassa deposit, SRK notes the following:

- The identified Mineral Resources in the block model are classified according to the CIM definitions for Measured, Indicated and Inferred categories and are constrained within a Whittle pit shell using a gold price of US$ 1,750 per troy ounce and below the end of year topographic surface. The Mineral Resources are reported in-situ without modifying factors applied and are exclusive of the estimated Mineral Reserves.
- This Mineral Resource estimate is based on appropriate cut-off grades for the oxide and fresh material, and reported within a conceptual Whittle shell. Pit optimisation using industry standard software has been undertaken on the Mineral Resource models using appropriate slope angles, modifying factors (mining recovery and dilution), process recovery factors, costs and a long term gold price of USD 1,750 per troy ounce (t.oz).
- The Mineral Resource models have been depleted using appropriate topographic surveys, to reflect mining until the 31 December 2012.
- The Mineral Resource Statement for Wassa is subdivided into five separate deposit groups, namely Wassa, Hwini Butre, Benso, Chichiwelli, and Father Brown Underground. The Hwini Butre, Benso and Chichiwelli deposits lie approximately 80km south of the Wassa deposit and processing plant.
- The Chichiwelli MRE also includes three small deposits located in the Manso licence area. These deposits are Abada, Adiokrom South and C3PR. The techniques used to estimate these deposits are consistent with those reported for Chichiwelli

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Geological modelling of the mineralisation was undertaken by GSR, using a cut-off grade of approximately 0.2 g/t Au at Wassa, 1 g/t Au at Hwini Butre and Benso, and 0.5 g/t Au at Chichiwelli. Assays less than 1 g/t were often included within the mineralised wireframes in order to model continuity both down dip and along strike. The Mineral Resource estimates are derived from a combination of diamond and reverse circulation drilling techniques, supported by an industry best practice QAQC programme. Drilling is typically carried out on sections spaced between 25 and 50m. The Mineral Resources were estimated using block models, with variable block sizes, which typically reflect half the drillhole spacing within the deposits. The composite grades were capped where this was deemed necessary, after statistical analysis. Ordinary Kriging was used to estimate the block grades. The search ellipsoids were orientated to reflect the general strike and dip of the modelled mineralisation. Block model tonnage and grade estimates were classified according to the CIM Definition Standards for Mineral Resources and Mineral Reserves (December 2005). The basis of the Mineral Resource classification included confidence in the geological continuity of the mineralised structures, the quality and quantity of the exploration data supporting the estimates, and the geostatistical confidence in the tonnage and grade estimates. Three-dimensional solids were modelled reflecting areas with the highest confidence, which were classified as Measured and Indicated Mineral Resources. All figures are rounded to reflect the relative accuracy of the estimate. All composites have been capped where appropriate. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability. The Wassa and HBB Mineral Resource Statement, as of 31 December 2012, is given below: Table 13-24: Wassa and HBB Mineral Resource Statement, 31 December 2012 Dec 31, 20 12 Mineral R esources Name Quantity MEASURED Grade Metal Content Quantity INDICATED Grade Metal Content Quantity INFERRED Grade Metal Content kt g/t Au koz Au kt g/t Au koz Au kt g/t Au koz Au Wassa 3.6 0.84 0.1 16,046 1.05 539 12,160 1.61 631 Hwini Butre 966 2.43 75 545 2.24 39 Father Brown Underground 1,222 5.80 228 1,429 5.20 239 Benso 1,359 2.51 110 83 2.85 8 Chichiwelli 1,678 1.65 89 448 1.77 25 TOTAL 3.6 0.84 0.1 21,271 1.52 1,042 14,664 2.00 942 14 MINERAL RESERVE ESTIMATES The Mineral Reserve for GSWL as part of this NI43-101 Technical Report has been prepared in accordance with CIM standard definitions for a Proven Mineral Reserve and a Probable Mineral Reserve. The Measured and Indicated Mineral Resources reported in Table 13-24 above do not include those Mineral Resources modified to estimate the Mineral Reserves.

The Mineral Reserve for GSWL has been estimated using accepted industry practices for open pit mines, including the identification of the optimal final ore envelope using a Whittle optimisation analysis, mine design, mine scheduling and the development of a cash flow model incorporating the company’s technical and economic projections for the mine for the duration of the LoM plan. The results of this analysis and investigation are summarised in terms of the Mineral Reserve Statement for the mine, as shown in Table 14-1. The final open pit design and Mineral Reserves for each deposit are estimated as follows: The Mineral Resources classified as Measured or Indicated only are constrained within a Whittle pit shell based on a gold price of US$ 1,450 per troy ounce with optimisation parameters applied according to the performance of the actual mining operation (see Table 15-3); The Whittle pit shell is used as a basis for completing a final open pit design incorporating all practical considerations to achieve the planned production rate and engineered slope angles; and The Mineral Reserves are estimated by applying the appropriate modifying factors (mining recovery and dilution) to the Measured and Indicated Mineral Resources within the final open pit design which are reported above the calculated cut-off grades after completion of a Life of Mine Plan which is shown to have a positive economic outcome following discounted cashflow analysis. Any mineralisation which occurs below the cut-off grade or is classified as an Inferred Mineral Resource within the final open pit design is not considered as Mineral Reserves and is treated as mineralised waste for the purposes of the Life of Mine Plan. Table 14-1: GSWL Mineral Reserve Statement as at 31st December 2012 Dec 31, 20 12 Mineral Reserve Dec 31 , 2011 Reserv Mineral e PROVEN PROBABLE Tot P al PROVE ROBABLE N + Total PRO VEN + P ROBABLE Deposit Quantity Grade Metal Content Quantity Grade Metal Content Quantity Grade Metal Content Quantity Grade Metal Content kt g/t Au koz Au Kt g/t Au koz Au kt g/t Au koz Au kt g/t Au koz Au Wassa 26,902 1.39 1,205 26,902 1.39 1,205 13,570 1.18 516 Dead Man’s Hill 3.2 1.04 0.1 1,091 1.01 36 1,095 1.01 36 946 1.00 30 Father Brown 1,577 3.70 188 1,577 3.70 188 1,508 4.19 203 Stockpiles 798 0.89 23 1,478 0.51 24 2,276 0.64 47 2,033 0.75 49 TOTAL 801 0.89 23 31,049 1.45 1,452 31,850 1.44 1,475 18,057 1.38 799 The Mineral Reserve for the open pit mines has been determined using a CoG for oxide and fresh material based on various assumptions, including: Au price of US$ 1,450 per ounce. A Government Gross Revenue royalty of 5%.

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- A process plant recovery for oxide and fresh ore of 93.3%. Processing costs are based on US$15.86/t of oxide ore and US$ 18.30/t of fresh ore treated.
- Ore mining costs (including grade control) ranging from US$ 3.45 to 4.04 per tonne, waste mining costs ranging from US$ 3.25 to 3.74 per tonne based on a combination of owner operator and contractor mining. Haulage costs for ore are estimated at less than US$ 0.30 per tonne for the majority of Mineral reserves which are close to the process facilities and up to US$ 18.63/t for satellite pits where the longest haul is around 80 km.

The technical and economic assumptions used in the derivation of the CoG used to determine the Mineral Reserve are comparable to that historically achieved at Wassa and are summarized below in Table 14-2.

**Table 14-2: Cut-off grades for oxide and fresh ore for the Wassa Deposits**

| Deposit | Cut-off grade (g/t Au) | |
|---|---|---|
| | Oxide | Fresh |
| Wassa Main | 0.66 | 0.73 |
| Dead Man's Hill | 0.66 | 0.72 |
| Father Brown | 1.15 | 1.21 |

The Mineral Reserve includes a mining recovery of 95% and dilution of 10% which is considered appropriate for the mining methods and orebody characteristics and is supported by mining experience.

In addition to the open pit ore there exist stockpiles comprising a run of mine stockpile of 0.53 Mt at a grade of 1.30 g/t and an old heap leach stockpile of 1.5 Mt at a grade of 0.56 g/t available for processing.

The realisation of the above Mineral Reserve is dependent on the continuation of the existing mining practices and methods and replacement of equipment where necessary to maintain production rates and efficiencies. There is community resettlement discussion ongoing at the Hwini Butre area for the Phase 2 area of the pit, which represents some 77 koz of gold or some 30% of the Hwini Butre Mineral Reserve. There is also certain de-watering necessary to be undertaken at the Wassa Main complex. The community resettlement is considered to be a manageable risk by GSR and similar to previous resettlements undertaken within the property.

# 15 MINING METHODS

## 15.1 Introduction

The mine planning and Mineral Reserve estimation process principally comprises pit optimisation, mine design and mine scheduling. The mine design and planning aspects of the Company's operations are centralised. The planning calendar commences in September each year once the resource model has been updated, leading to the generation of a Mineral Reserve estimate dated end-December each year.

The Wassa pits and deposits used as part of the 2013 mine planning exercise are located in the principal areas known as Wassa Main and Hwini Butre. The Wassa Main pit has now

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been increased in size to encompass a number of formerly separate pits comprising 242, DMH, B Shoot, 419, MSN and SE Main. Hwini Butre comprises the Adoikrom, Father Brown and Dabokrom deposits, of which remaining reserves are located only within the Father Brown pit. The Hwini Butre reserves are significantly higher grade than those of Wassa Main.

## 15.2 Mining Methods and Equipment

The mining methods used at the Wassa open pit and satellite pits are conventional excavator and truck methods typical for this type and style of gold mineralisation. Drilling and blasting of ore and waste is conducted over bench heights of 5 m or 6 m and explosives are delivered to the hole by the manufacturer. Oxide or weathered ore is generally only required to be lightly blasted or in some areas can be excavated as 'free dig'. Hydraulic excavators are used to achieve good selectivity in conjunction with good blasting practice and mine to a 2.5 m or 3.0 m flitch height. Ore and waste are generally loaded to 95 t capacity off-highway haul trucks to a central stockpile or to the waste dump. A summary of the equipment in use at Wassa is tabulated as follows:

**Table 15-1: Wassa Mining Equipment as at end-2012**

| Description | Owner Operated | Contractor Operated | Total |
|---|---|---|---|
| Excavators | 5 | 3 | 8 |
| Rigid Frame Haul Trucks | 16 | 3 | 19 |
| Articulated Dump Trucks | | 19 | 19 |
| Rotary Drills | 7 | 1 | 8 |
| Bulldozers | 9 | | 9 |
| **Total** | **37** | **26** | **63** |

The main production fleet in terms of excavators, haul trucks and rotary drill rigs is principally sourced from the Liebherr, Caterpillar and Atlas Copco manufacturers respectively. In addition to the main equipment units there are graders and water trucks as well as various support and service equipment in use. Operations are conducted on a 2 x 11hr shifts per day basis on a 5-day roster. The ore production rate at Wassa is approximately 2.75 Mtpa.

Grade control drilling is undertaken and the results used to delineate the ore zones for excavation as well as low grade material and waste. The pits are dewatered using in-pit pumps placed in sumps located in the lowest point of the pit and wet season arrangements include drainage diversion channels to protect against inflows.

## 15.3 Historical Production

The recent historical mine production (4 years) at the Wassa Assets is provided in Table 15-2, where the ore production was sourced from the Wassa Main (37%), Benso (40%) and Hwini Butre (22%) deposits. During this period, the average ore production was 3.0 Mtpa with a maximum of 3.7 Mt achieved in 2010. The average waste movement over this period was 17.1 Mtpa with a stripping ratio of 5.7 ($t_{waste}$:$t_{ore}$).

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**Table 15-2: Recent historical mine production for the Wassa Assets**

| Deposit | Type | Units | 2009 | 2010 | 2011 | 2012 |
|---|---|---|---|---|---|---|
| Wassa Main | Total Ore | Mt | 0.9 | 0.8 | 1.0 | 1.8 |
| | | g/t | 1.42 | 0.97 | 1.66 | 0.96 |
| | Waste | Mt | 4.2 | 7.3 | 6.3 | 7.9 |
| | TMM | Mt | 5.1 | 8.1 | 7.4 | 9.7 |
| | Strip Ratio | $t_{waste}:t_{ore}$ | 4.8 | 9.0 | 6.1 | 4.4 |
| Benso | Total Ore | Mt | 0.9 | 0.7 | 0.9 | 0.1 |
| | | g/t | 4.09 | 2.69 | 1.96 | 1.79 |
| | Waste | Mt | 8.4 | 6.4 | 3.7 | 0.2 |
| | TMM | Mt | 9.4 | 7.1 | 4.6 | 0.3 |
| | Strip Ratio | $t_{waste}:t_{ore}$ | 9.2 | 8.8 | 4.1 | 2.2 |
| Hwini Butre | Total Ore | Mt | 0.4 | 1.0 | 0.6 | 0.7 |
| | | g/t | 4.46 | 3.63 | 3.22 | 4.70 |
| | Waste | Mt | 4.1 | 5.5 | 5.3 | 7.8 |
| | TMM | Mt | 4.5 | 6.5 | 5.9 | 8.5 |
| | Strip Ratio | $t_{waste}:t_{ore}$ | 9.4 | 5.3 | 8.9 | 11.5 |
| **TOTAL** | **Total Ore** | **Mt** | **2.2** | **2.6** | **2.5** | **2.6** |
| | | **g/t** | **3.12** | **2.52** | **2.13** | **1.97** |
| | **Waste** | **Mt** | **16.7** | **19.2** | **15.4** | **15.9** |
| | **TMM** | **Mt** | **18.9** | **21.7** | **17.9** | **18.5** |
| | **Strip Ratio** | $t_{waste}:t_{ore}$ | **7.5** | **7.5** | **6.0** | **6.2** |

## 15.4 Pit Optimisation

A pit optimisation exercise was undertaken by GSR at the Wassa Main and Hwini Butre deposits using Whittle Four-X software and imported resource models with an estimate of the topographic surface as at end-2012. The Mineral Reserves have been estimated using a transparent process whereby the classified block model(s) for the estimate of Mineral Resources for each deposit have been reblocked to appropriate selective mining unit (SMU) dimensions. Pit optimisation has been undertaken on the reblocked model(s) using appropriate slope angles, modifying factors (mining recovery and dilution), process recovery factors, costs and a long term gold price of USD 1,450 per troy ounce (t.oz). Only Measured and Indicated classified Mineral Resources are considered for each deposit in the open pit optimisation exercises and a range of cut-off grades are calculated for each material type for each deposit.

The Whittle pit optimisation utilised various technical and economic assumptions obtained from a combination of operating history, experience and company objectives with regards to gold price and pit shell selection. The Company's Base Case gold price for 2013 mine planning and Mineral Reserve estimate is US$ 1,450 per ounce. A summary of the principal optimisation assumptions is given by Table 15-3.

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**Table 15-3: Wassa Pit Optimisation Input Parameters**

| Parameter | Unit | Oxide | Fresh |
|---|---|---|---|
| **Revenue** | | | |
| Au price | USD/oz | 1450 | |
| State royalty | % | 5 | |
| Selling costs | USD/oz | 1 | |
| **Mining Parameters and Costs - Wassa + DMH** | | | |
| Mining recovery | % | 95 | 98 |
| Dilution | % | 10 | 10 |
| Overall slope angle | deg. | 42 | 50 |
| Mining cost | USD/t | 3.15 | 3.68 |
| Grade Control | USD/t | 0.3 | 0.3 |
| Rehabilitation | USD/t | 0.12 | 0.12 |
| Haulage (Ore) | USD/t | 0.39 | 0.39 |
| Haulage (Waste) | USD/t | 0.085 | 0.085 |
| Incremental Pit Depth Cost | USD/t/m | 0.002 | 0.002 |
| **Mining Parameters and Costs - Hwini Butre** | | | |
| Mining recovery | % | 95 | 95 |
| Dilution | % | 10 | 10 |
| Overall slope angle | deg. | 42 | 52 |
| Mining cost | USD/t | 3.21 | 3.74 |
| Grade Control | USD/t | 0.30 | 0.30 |
| Rehabilitation | USD/t | 0.12 | 0.12 |
| Haulage (Ore) | USD/t | 18.63 | 18.63 |
| Haulage (Waste) | USD/t | 0 | 0 |
| Incremental Pit Depth Cost | USD/t/m | 0.004 | 0.004 |
| | | | |
| **Processing Parameters and Costs** | | | |
| Process plant recovery | % | 93.3 | 93.3 |
| Ore processing cost | USD/t | 15.86 | 18.30 |
| G&A cost | USD/t | 8.29 | 8.29 |

The Whittle Four-X optimisation resulted in nested suite of optimal pits given at incremental gold prices. The results can be analysed in terms of Best Case and Worst Case cash flow on a discounted or un-discounted basis together with strategic objectives in order to select a suitable final pit shell for mine design purposes. The principal objective of the Whittle optimisation process is to optimise NPV or returns to the Company.

### 15.4.1 Optimisation results for Wassa Main and Dead Man's Hill deposits

The Whittle optimisation for Wassa Main and Dead Man's Hill ("DMH") deposits was undertaken with both deposits in the same block model. The results of the optimisation are summarised in Figure 15-1 and Figure 15-2, where the USD 1,450 Pit Shell is shown as a dashed red line in each of the graphs. Figure 15-1 provides the Undiscounted Cash Flow (UDC) for the optimisation and the change in total ore and waste tonnes from a changing gold price.

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Figure 15-1: Wassa Pit Optimisation Results – UDC Flow and Material Movement Figure 15-2 shows the increasing total cash cost of mining (including processing and G&A) which is mostly a factor of an increased mining cost and a steadily increasing strip ratio as the pits get deeper. Figure 15-2: Wassa Pit Optimisation Results – Material Movement and Cash Cost The USD 1,450 Pit Shell results in 26.2 Mt of potentially mineable ore at a grade of 1.40 g/t Au and a stripping ratio of 4.0 tonnes of waste for every tonne of ore.

15.4.2 Optimisation results for Hwini Butre (Father Brown) The results of the optimisation for the Father Brown deposit are summarised in Figure 15-3 and Figure 15-4, where the USD 1,450 Pit Shell is shown as a dashed red line in each of the graphs. Figure 15-3 provides the UDC for the optimisation and the change in total ore and waste tonnes as the gold price increases. After a gold price of USD 1,450 there is an increase in the waste to ore ratio. Figure 15-3: Hwini Butre Pit Optimisation Results – UDC Flow and Material Movement Figure 15-4 shows the increasing total cash cost of mining (including processing and G&A) which is mostly a factor of the increasing strip ratio at depth for the Father Brown deposit. Figure 15-4: Hwini Butre Pit Optimisation Results – Material Movement and Cash Cost

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The USD 1,450 Pit Shell results in 1.9 Mt of potentially mineable ore at a grade of 3.56 g/t Au and a stripping ratio of 7.3 tonnes of waste for every tonne of ore.

## 15.5 Mine Design

### 15.5.1 Introduction

The selected pit shell for each pit as indicated above is used as the basis for the design pit that incorporates: more detailed geotechnical information; pit accesses and ramps; the minimum mining width and various practical aspects associated with the existing excavation(s); infrastructure (where applicable), and mining equipment.

### 15.5.2 Open Pit Design for Wassa Main and DMH deposits

The updated open pit design for Wassa Main has increased in size following the results of exploration drilling and resource modelling and now encompasses the former separate pits comprising 242, DMH, B Shoot, 419, MSN and SE Main deposits. The final pit design slopes and benches are based on the following geotechnical parameters provided in Table 15-4.

**Table 15-4: Wassa Mine Design Geotechnical Parameters**

| Parameter | Unit | Wassa Main |
|---|---|---|
| **Oxide Slopes** | | |
| Berm Width | m | 5 |
| Bench Height | m | 12 |
| Batter Angle | deg. | 65 |
| Overall Slope Angle | deg. | 45-50 |
| Inter-ramp Slope Angle | deg. | 45-50 |
| **Fresh Slopes** | | |
| Berm Width | m | 5 |
| Bench Height | m | 12 |
| Batter Angle | deg. | 75 |
| Overall Slope Angle | deg. | 34-51 |
| Inter-ramp Slope Angle | deg. | 50-55 |

For Wassa Main, the slope parameters quoted above are based on the parameters for the individual pits developed by SRK for the feasibility study, and modified based on experience during mining. The pit slope parameters are height dependent. The maximum slope height of the individual design pits was around 150m. The maximum pit wall height of the combined Wassa Main pit is in excess of 200m. Additional geotechnical analysis is recommended to confirm that these slope parameters are suitable for the deeper Wassa Main pit.

The pit ramps are designed at a width of 20 m for two way haulage, reducing to 10 m for one-way traffic in the last 20 m vertical and installed at a gradient of 10%. A minimum mining width of 30 m is utilised assuming the space required for a CAT 777 haul truck to perform a 3-point turn.

Waste dumps are located as close to the final pit limit as possible and include design parameters comprising a lift height of 10 m, berm width of 17 m and a batter angle of 35°. The final waste dump is re-profiled to an overall slope angle of 20°.

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The results of the pit design have been utilised in conjunction with the latest block model, topography and face positions to determine the contained ore using the Measured and Indicated Mineral Resource categories only. Figure 15-5 provides a plan view of the final mine designs for the Wassa Main and DMH deposits based on the Measured and Indicated resources and cut-off grade calculations. The DMH pit is smaller and lies to the north east of the Wassa Main pit. Figure 15-5: Wassa Main and DMH (North East corner) Pit Designs (GSWL, 2013) Figure 15-6 and Figure 15-7 provide an isometric and typical section view of the Wassa Main and DMH pits with the Mineral Resources coloured red (Measured), green (Indicated) and blue (Inferred).

Figure 15-6: Isometric View of Wassa Main and DMH Pit Designs and Mineral Resources (model from GSWL, 2013) The section view in Figure 15-7 also provides the outlines for the following: Topography as of 31 December 2012; Final Pit Design based on the USD 1,450/oz Pit Shell using only Measured and Indicated Mineral Resources; and Mineral Resource Shell based on a gold price of USD 1,750/oz and considering Measured, Indicated and Inferred classifications. Figure 15-7: Section View of Wassa Main and Mineral Resources (model from GSWL, 2013)

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### 15.5.3 Open Pit Design for Hwini Butre

The updated pit design for Hwini Butre only considers the deposit referred to as Father Brown. The final pit design slopes and benches are based on the following geotechnical parameters provided in Table 15-5.

**Table 15-5: Hwini Butre Mine Design Geotechnical Parameters**

| Parameter | Unit | Hwini Butre |
|---|---|---|
| **Oxide Slopes** | | |
| Berm Width | m | 4.3 |
| Bench Height | m | 5 |
| Batter Angle | deg. | 60 |
| Overall Slope Angle | deg. | 37 |
| Inter-ramp Slope Angle | deg. | 37 |
| **Fresh Slopes** | | |
| Berm Width | m | 2.7 |
| Bench Height | m | 20 |
| Batter Angle | deg. | 75 |
| Overall Slope Angle | deg. | 40-50 |
| Inter-ramp Slope Angle | deg. | 55 |

Figure 15-8 provides a plan view of the Father Brown pit based on the whittle optimisation results using only Measured and Indicated classified Resources.


33250N
33000N
32750N
32500N
176100E
176350E
176600E
176850E
177100E

**Figure 15-8: Hwini Butre (Father Brown) Pit Design (GSWL, 2013)**

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Figure 15-9 provides a typical section view of the Father Brown Final Pit Design with the Mineral Resources coloured red (Measured), green (Indicated) and blue (Inferred). The section view also provides the outlines for the following:

- Topography as of 31 December 2012;
- Final Pit Design based on the USD 1,450/oz Pit Shell using only Measured and Indicated Mineral Resources; and
- Mineral Resource Shell based on a gold price of USD 1,750/oz and considering Measured, Indicated and Inferred classifications.



Topography at 31 Dec 2012
Final Pit Design based on USD 1,450/oz Shell
Resource Shell at USD 1,750/oz
1,050 m
950 m
850 m
750 m
650 m
550 m

**Figure 15-9: Section View of Father Brown and Mineral Resources (model from GSWL, 2013)**

## 15.6 Mine Scheduling

The mine design pit has been utilised as the basis for the mine scheduling using the Gemcom MineSched™ software package. This allows the scheduling from the various pits to be optimised according the company objectives, as such satisfying plant capacity, maintaining consistency in terms of waste stripping, mining equipment and haul distances. The mine schedule results also include the appropriate modifying factors discussed previously and only considers Proven and Probable Mineral Reserves from the following locations:

- Wassa Main;
- Dead Man's Hill; and
- Hwini Butre.

These open pit locations are used to feed the Wassa process facilities in addition to the existing stockpiles and remaining heap leach tails as of 31 December 2012. These additional

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sources of feed to the mill are also classified as Mineral Reserves and total 0.8 Mt at an estimated 0.89 g/t Au. The current mining schedule for Wassa extends from 2013 to 2026 (14 years) and totals 31.85 Mt of ore at a grade of 1.44 g/t Au. The mining schedule includes 2.28 Mt at 0.64 g/t Au from current stockpiles and reclaimed heap leach material. . The majority of the Mineral Reserves are sourced from the Wassa Main Pit (91%) with the remainder coming from the DMH (4%) and Father Brown (5%) deposits. Figure 15-10 shows the annual ore production by source where the Father Brown pit is completed in the first 3 years of the schedule. The DMH deposit commences mining in 2016 and provides a small supplement to the main ore feed from Wassa Main Pit. The drop in ore production during the period 2017 and 2018 is expected to be filled by the Benso (I Zone) and Chichiwelli deposits, which are classified as Mineral Resources but require further technical work to be classified as Mineral Reserves. Figure 15-10: Wassa Mining Schedule by Ore Source The ore for the Wassa deposits is generally separated into oxide and fresh material types according to the ore treatment and process recovery. The Wassa mining schedule is separated into these different material types in Figure 15-11. The waste movement over the schedule totals 159 Mt over the 14 year period, gradually reducing towards the end of the mine life for an average strip ratio of 5.3 tonnes of waste per tonne of ore.

Figure 15-11: Wassa Mining Schedule by Ore Type The approach to scheduling takes into account the current performance of the open pit operations to ensure that the production rates are achievable. The material types are separated according to the stockpiles and process facilities they are delivered to for the duration of the mining schedule. The waste storage designs for each open pit are incorporated into the mining schedule and have sufficient capacity for a number of years of operation. Further design work is required for waste storage facilities to cover the full mining schedule and opportunities to backfill completed mining areas need to be identified. 15.7 Geotechnical Considerations 15.7.1 Pit Stability The Wassa pit slopes are formed in a strong, competent but well jointed rock mass and are generally stable and able to stand at relatively steep inter-ramp angles. Small scale instabilities have occurred but these are generally restricted to the upper, weathered sections of the slope in areas of poor surface drainage. The main geotechnical problem at Wassa has been lack of berm retention due to the well jointed nature of the rock mass and the relatively narrow berms required to achieve steep inter-ramp angles. Whilst not impacting the overall stability of the pit slopes the lack of berms has given rise to an elevated rockfall risk at the base of the pit. GSR has trialled limit and pre-split blasting with variable success and SRK has suggested that the mine utilise double benching to increase berm width and improve berm retention. 15.7.2 Pit Slope Design Because of the expansion of the resource at Wassa Main pit and the merging of the individual pits the current design pit is significantly deeper than the individual pits. The current pit design utilises slope angles developed for shallower pits. SRK considers that this design will require a detailed geotechnical assessment to support and confirm that the slope angles used are

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appropriate for the deeper pit. GSR has acknowledged this requirement to some extent as SRK understands that GSR staff are geotechnically logging the core from all the new diamond drill holes that have been used to expand the Wassa Main resource.

### 15.7.3 Geotechnical Management

GSR retains in-house geotechnical capability, though SRK has provided geotechnical operational review and design services to GSR since 2003. The last full geotechnical review of the Wassa pits was carried out by SRK in June 2011. In September 2012 SRK visited site to provide training in geotechnical logging to the site geologists and geotechnical engineers as well as providing instruction to the geotechnical engineers in kinematic analysis. SRK believes that the Wassa geotechnical engineers have the capability to undertake pit slope monitoring (Wassa utilises a manual survey prism pit wall monitoring system), geological, structural and rock mass mapping and provide operational support. There is however a lack of in-house geotechnical design experience. This can be addressed either by continued involvement of external consultants, provision of advanced training to mine site geotechnical engineers or a combination of both.

### 15.7.4 Geotechnical Risks

Given the hard rock environment within which the Wassa pits are excavated the risk of large scale slope instability is considered to be low. As highlighted above the main operational risk relates to the difficulty of excavating catch berms of sufficient width to retain rockfall. This risk can be mitigated by a combination of improved limit blasting and double benching to increase berm width.

With regard to the expanded Wassa Main Pit, SRK considers that there may be a risk to the Reserve utilising the current slope angles. This risk can be mitigated by undertaking a detailed geotechnical assessment of the expanded pit slope designs, using the geotechnical information collected from the recent Resource drilling campaign. This will allow improved confidence in the slope angles used or modification to the angles depending on the outcome of the assessment.

# 16 RECOVERY METHODS

## 16.1 Flowsheet Description

Gold recovery is achieved at Wassa through the use of conventional CIL technology, although the plant itself contains a few atypical features due to its history and development. The operation has its roots in a heap leach operation that ran from 1998 to 2001: this operation had a design capacity of 3 Mtpa and resulted in the establishment of two heap leach pads.

On obtaining ownership of the project, GSR commissioned a Feasibility Study ("FS") for a CIL operation, the process engineering component of which was conducted by Metallurgical Process Development Pty Ltd ("MDM") of South Africa. The FS was completed in 2003, and the CIL plant commenced operations in late 2005 / early 2006. The crushing circuit from the previous heap leach operation was retained and the ball mills built in the same location. The CIL circuit was constructed near to the previous heap leach operation's Adsorption, Desorption and Recovery ("ADR") circuit, a distance of approximately 900 m from the

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comminution circuit. Slurry from the comminution circuit is pumped to the CIL circuit and this pipeline is effectively used as a "pipe reactor".

The main features of the plant are:

- Four stages of crushing to a nominal design product size of 80% -13 mm. This circuit had an original design capacity of 3 Mtpa.
- Grinding in two parallel ball mills, each 5.0 m diameter x 6.9 m long with 3 MW motors, to a nominal product size of 80% -106 μm. The mills were second hand units.
- Gravity gold recovery with a 48" Knelson Concentrator in closed circuit with each mill. The concentrate from the Knelson Concentrators are combined and upgraded using a GEMENI Table. The concentrate from this stage is smelted separately to the CIL circuit gold for accounting purposes.
- The old heap leach pads have also been progressively reclaimed for re-processing through the CIL plant. Phase 2, the latter pad, has already been reclaimed and Phase 1 is still being reclaimed, despite this pad not being originally planned for reclamation due to its low grade. Reclaimed material is transported back to the plant by truck and is fed into the plant via the primary crusher.
- Cyanide and oxygen are added at the CIL feed hopper, which is at the feed end of the "pipe reactor".
- The CIL circuit consists of six tanks, with a total nominal residence time of 18-21 hours, depending on throughput & CIL feed slurry density. Oxygen is added to the first tank, hydrogen peroxide to the second tank, and air to the remaining tanks. No further cyanide is added in the CIL circuit.
- The carbon treatment circuit (acid wash, elution & regeneration) is based on an 11.5 t carbon batch size.
- There are two Pressure Swing Adsorption ("PSA") oxygen plants.

The CIL plant has a nominal design capacity of 3.5 Mtpa, that was historically achieved using a feed blend of 45% Fresh and 25% Oxide ore and 30% reclaimed spent heap leach material.

Metallurgical accounting is based on ball mill feed weightometers, samples of the CIL feed and tailings, and the estimated or actual Gravity Recovered Gold ("GRG"). Estimated GRG is used to determine the back calculated head grade daily, whilst the reconciled head grade is determined weekly based on the actual GRG poured and the change in estimated gold inventory.

All gold values are determined using a cyanide leach assay procedure. Fire assays are conducted on high grade samples and as a periodic check on the cyanide leach assay tails. Fire assays are also used to provide an estimate of silicate hosted gold in the CIL tails, the value of which is added to the cyanide leach assay value to give the reported CIL tails grade.

The operation achieved compliance with the International Cyanide Management Code in early 2010.

Ore from the pits and other sources is stockpiled in several ROM stockpiles before being processed at the Wassa plant:

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- Wassa Oxide high grade
- Wassa Oxide low grade
- Wassa Fresh high grade
- Wassa Fresh low grade
- HBB
- Tailings from artisanal mining operations

Ore is fed into the plant according to the plant's particular requirements and limitations, which can vary over the short term and are often weather dependant. Decisions regarding plant feed blends are made by the plant staff, who liaise with the geology staff, who in turn monitor ore movements for mine reconciliation purposes.

The main parameters regarding the blend of ore fed to the plant are:

- HBB ore is fed as a priority, due to its superior grade;
- The crushing circuit cannot handle excessive quantities of moist, clay-rich ore due to chute blocking. This places a practical limit on the proportion of Oxide that can be fed to the plant;
- High proportions of hard (i.e. Fresh) ore reduces the capacity of the milling circuit, or alternatively results in an increase in product coarseness, which reduces the gold recovery;
- If the viscosity in the CIL tanks falls too low, the carbon settles out. This places a practical limit on the proportion of Fresh material that can be fed, as this material tends to be less viscous than the Oxide material; and
- While the heap leach material provides a benefit in terms of viscosity and also lime consumption, due to the presence of the cement originally added to this material it is obviously the lowest grade material, and so is only fed to the plant during periods where no oxide ore is available.

Prior to the development of the HBB deposits the plant was typically fed with a blend of 2 Fresh to 1 Oxide at a feedrate of 7,000 tpd, to which a further 3,000 tpd of heap leach reclaim was added to give a total plant feedrate of 10,000 tpd (approximately 300 kt/month). With the advent of the HBB operation, the overall throughput has been reduced to optimise the recovery from the HBB ore through the use of a finer grind and longer residence time. As noted above, the amount of heap leach material has been reduced significantly to the point where it no longer represents a significant component of the plant feed. The current monthly production is therefore 230-240 kt, or 2.7 to 2.8 Mtpa. The typical ratio of Fresh to Oxide ore is 3:1 to 4:1.

In order to address the diminishing proportion of Oxide ore available, modifications have been made to the crushing circuit in order to target a product size of 80% -10 mm, in order to present to the ball mills a finer feed of the harder (i.e. higher proportion of Fresh) ore. The effect of viscosity on the CIL tanks is also being addressed by replacing the CIL tank agitators with agitators of a different configuration and with a greater motor power.

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## 16.2 Historical Production

Production statistics for the CIL operation for the six years since 2007 are shown in Table 16-1.

**Table 16-1: Historical Production Statistics – CIL**

| Item | | Unit | 2007 | 2008 | 2009 | 2010 | 2011 | 2012 |
|---|---|---|---|---|---|---|---|---|
| **Ore** | | kt | 2,824 | 2,845 | 2,506 | 2,434 | 2,391 | 2,583 |
| | | g/t Au | 1.27 | 1.53 | 2.78 | 2.36 | 2.04 | 1.97 |
| **Heap Leach** | | kt | 928 | 324 | 147 | 214 | 188 | 7.7 |
| | | g/t Au | 0.64 | 0.30 | 0.73 | 0.59 | 0.39 | 0.24 |
| **Total Feed** | | kt | 3,752 | 3,187 | 2,653 | 2,648 | 2,579 | 2,591 |
| | | g/t Au | 1.17 | 1.40 | 2.67 | 2.22 | 1.92 | 1.97 |
| **Recovery** | **Gravity** | % | 19.3 | 19.1 | 22.7 | 26.5 | 27.0 | n/a |
| | **CIL** | % | 72.8 | 74.8 | 72.4 | 68.3 | 67.3 | n/a |
| | **Total** | % | 92.1 | 93.9 | 95.1 | 94.8 | 94.3 | 94.6 |
| **Au Produced** | | oz | 126,059 | 125,427 | 223,848 | 183,931 | 160,616 | 159,195 |
| **Operating Cost** | | US$/t ore feed | 5.64 | 7.22 | 8.54 | 12.49 | 15.63 | 17.02 |
| | | US$/oz Au | 113 | 220 | 101 | 179 | 253 | 268 |

## 16.3 Proposed Plant Expansion / Improvements

GSR is considering two phases of plant modifications for Wassa. The first phase is a debottlenecking exercise, designed to equip the plant to be able to process up to 3 Mtpa of 100% Fresh ore. The second phase is an expansion to a total production of 6 Mtpa, to address the additional low grade resources anticipated from the Wassa Main extension.

The Phase I debottlenecking exercise is being considered in the light of the mine plan, which anticipates an increase in the ratio of Fresh to Oxide ore from the current 3-4:1 to a figure of the order of 6:1 towards the end of 2013, increasing further to in excess of 10:1 in 2014. In addition to being harder, the Fresh ore also requires a finer grind (to 80% -75 μm) to achieve the optimum gold extraction.

As noted in Section 16.1, the configuration of the crushing circuit has already been modified to produce a target crush size of 80% -10 mm. Further modifications will be made to reduce this figure further to a target of 80% -8 mm. Other plant modifications being considered as part of this exercise include:

- The addition of a third ball mill. This mill will be identical in size and motor power to the existing two mills and will take the product from the existing milling circuit and grind it further in a closed circuit configuration;
- A thickener will be installed to thicken the final grinding circuit product from approximately 40-42% solids to approximately 50% solids. This will result in a residence time benefit in the CIL circuit; and
- The construction of two additional CIL tanks, using the bases originally laid out for such a purpose.

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This project is undergoing its final budgeting and internal approval phase. Cost estimates are being developed by GSR in combination with MDM, and a suitable second hand mill has been identified. The total project cost is estimated to be USD 27 million. Assuming the internal approval process is finalised in Q1 2013, the expected date for completion of the project is Q3 2014.

The Phase II project envisages the construction of a second, parallel process line with a capacity of 3 Mtpa. The concept is to have the new crushing and milling circuit located adjacent to the existing comminution circuit, and the new leach and gold recovery circuit located adjacent to the existing CIL circuit, thus necessitating a duplicate pipe reactor to connect the two sections of the plant. The comminution circuit would consist of a single stage gyratory crusher feeding a single stage, closed circuit SAG mill via a new stockpile and with a thickener following the mill. The new CIL circuit would contain its own carbon circuit and goldroom, which may include intensive cyanidation for downstream processing of the gravity concentrate.

The expected cost for this project is of the order of USD 125-130 million. An initial cost estimate (to a precision of ±25-30%) is being prepared by GSR and MDM and is due for completion by the end of Q2 2013. If the project is approved for further development, this would be followed by a definitive / budget control estimate process to be completed by the end of 2013. Again, if this process produces a successful outcome, implementation is projected for a two year period resulting in a commencement of production in early 2016.

SRK notes that neither of these projects has been incorporated into the current production schedule, either in terms of the increased production or of the capital costs required for each.

## 16.4 SRK Comments

The Wassa process plant follows a conventional CIL flowsheet, with some features specific to its history and development. Some of these features, notably the pipe reactor, are advantageous to the operation. However, others are potentially disadvantageous. Specifically, the four stage crushing circuit, a remnant from the old heap leach operation, has historically proved a throughput constraint, as the circuit cannot handle large volumes of moist or clay rich ore due to poor circuit layout and design. Conversely, feeding a high proportion of Fresh ore results in high internal recycling loads that can overload certain unit processes within the circuit. SRK notes that the plant has recently been modified in order to reduce the load on the secondary crusher by directing the intermediate screen deck oversize from the secondary screen to the tertiary screen, thereby by-passing the secondary crusher. This modification has been undertaken as one response to the increasing proportion of Fresh ore in the feed.

The original design throughput for the milling circuit of 3.5 Mtpa required an average mill feed Bond Work Index ("BWi") of no more than 12.8 kWh/t at a target mill product grind size of 80% -106 μm. With the projected increase in the proportion of Fresh ore in the feed, given that this ore is both harder and requires a finer grind size (80% -75 μm) in order to maximise the Au recovery, there is the potential that milling circuit could become a bottleneck. SRK notes that modifications have been undertaken in the crushing circuit in order to reduce the product size of the crushing circuit as one means of addressing this potential bottleneck.

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Should the Phase 1 debottlenecking project be implemented, the aim of which is to maintain, or even slightly increase, the throughput while treating an increased proportion of Fresh ore while also achieving a finer grind size, then the target outcomes should be readily achieved.

The reported gold recoveries are high, with tailings grades of less than 0.15 g/t being considered low for feed material with a high proportion of Fresh ore. The introduction of the HBB ore in late 2008 has resulted in a significant increase in head grade and a corresponding increase in recovery, despite a slight increase in tails grade. The overall effect has been a significant increase in gold production, despite the reduction in ore throughput. Given the historical recoveries achieved, the projected LoMP recoveries appear to be achievable.

The leach recoveries achieved in practice correspond very well with those predicted from the metallurgical testwork. The gravity circuit also makes a significant contribution to the total gold production; again as predicted from the laboratory work.

The principal reagent consumptions were reported as being 0.55 kg/t for NaCN and 0.65 kg/t for lime (2009 figures). These are lower than industry average figures, particularly considering the proportion of Fresh ore being fed into the circuit, and are similar to the figures reported from the laboratory testwork.

The 2012 production statistics show that HBB ore represented 30% of the plant feed for the year, and that Fresh ore represented 83% of the total ore fed. Heap leach material constituted less than 0.5% of the plant feed for the year.

Given the limitations of the plant and the wide variety of ore feed stocks, the operation appears to be well run and there is a clear understanding of how best to operate the plant within its various process limitations.

The operating costs for the Wassa CIL plant are relatively low for an operation of its size and nature. The 2009 and 2008 data show that the major contributing elements to the operating cost are electrical power, grinding media, cyanide and labour, which between them make up 50 to 60% of the total. This is typical for a CIL operation.

While the Phase I debottlenecking project seeks to address short term objectives in response to the reducing availability of Oxide ore, the Phase II expansion project is primarily GSR's response to the decrease in head grade that will result once the HBB mining operations cease, with the resource base at Wassa, while expanding, coming at a lower head grade. Again, SRK believes that these projects are appropriate, and achievable, responses to the changes in the resource base.

# 17 PROJECT INFRASTRUCTURE

## 17.1 Existing Tailings Storage Facility (TSF1)

### 17.1.1 Introduction

The existing Wassa tailings storage facility (TSF1) comprises a cross valley impoundment, located approximately 1km north-west of the plant site. The facility, designed by Knight Piésold (KP) to feasibility level in 2003, was wet commissioned in August 2004 and has an

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ultimate design storage capacity of 21.6 Mt. TSF1 has been formed by constructing a main embankment to the elevation of 1,034 m RL (a total height of some 25m) and a number of saddle embankments around the periphery of the facility. Stage V has been constructed to further raise the elevation 1037 m RL. 17.1.2 Construction Sequence The Wassa TSF structure has been constructed in four stages, following wet commissioning. The first stage of the facility was constructed between March and December 2004 and served the mine until January 2006, when a second stage raise commenced due to depleting tailings freeboard. Stage 2 was completed in November 2007 to a general elevation of 1,026.5m RL. In March 2008, saddle dam 2 was raised by an upstream method to 1,031 m RL. In addition, a small raise was also completed in the Main Embankment Extension to provide an additional 0.5m freeboard. Stage 3 construction proper commenced in July 2008 and consisted of a raise of all embankments to 1,031.0m RL. The stage 4 raise of the dam was completed in July 2010 to create a total tailings storage capacity of 21.6 Mt at 1,034m RL. Stage V is under construction to raise the elevation to 1037 m RL. A plan view of the current layout of TSF1 is shown below in Figure 17-1. 17.1.3 TSF1 Operation Tailings are currently distributed via a 450mm diameter HDPE pipeline which runs around the perimeter of the structure. Discharge occurs through a series of 30mm diameter plastic spigots, which are attached the main perimeter pipeline at approximately 10m intervals. This distribution method controls the beach angle around the perimeter of the TSF and ensures that ponding is minimised for effective drainage. A supernatant pond currently exists in the north of the TSF area as beaches slope away from the main embankment where active deposition is currently underway. It is intended that deposition will eventually occur around the entire periphery to precisely control the position of the supernatant pond. Until 2009, clarified supernatant was returned to the plant via two barge pumps at a rate of up to 800m3/hr. Two permanent decant towers, which comprise perforated concrete rings, were constructed during the Stage 3 construction program. An emergency spillway has been constructed at saddle embankment 4 to discharge rainfall runoff arising from any extreme rainfall events. KP has completed quarterly monitoring reports for the TSF structure since October 2004. These include visual inspection of the embankments, tailings beach, pipeline and drainage structures. Four groundwater monitoring wells have been installed around the TSF footprint, which are sampled monthly for pH, EC and elemental analyses. The latest water quality testing results (KP, 2010) indicate that levels of cyanide, other elements and pH levels are all within EPA guidelines. 17.1.4 TSF1 Capacity TSF1 was originally designed to provide storage capacity for 21.6Mt of tailings at a crest elevation of 1,034.0 mRL. GSR commissioned KP in 2008 to look at options for either raising TSF1 or construction of a new storage facility, in order to fulfil the LoMP requirements. Whilst additional storage has been temporarily provided by the Stage V raise, GSR has commissioned KP to design a new facility, known as TSF2.

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## 17.2 New Tailings Storage Facility (TSF2)

### 17.2.1 Introduction

SRK has undertaken a review of the "Golden Star Wassa Limited - TSF2 detailed design report" prepared by Knight Piésold ("KP") 2012. The site was not visited for this review. After two LoM studies by KP in 2008 and 2010, a detailed design for the preferred storage option TSF2 was produced.

### 17.2.2 TSF2 Site Description

The following points summarise the new TSF2:

- A valley about 1.5km northwest of the crushing plant and immediately to the northeast of TSF1 has been selected for TSF2. The locations of the final TSF2 footprint and the existing TSF1 are shown in Figure 17-1 below;
- The TSF2 design comprises: a main downstream embankment, a total of five saddle dams at stage 8, and a network of finger drains on top of a compacted clay liner;
- TSF2 is projected to have a maximum storage capacity of 46.2Mt, covering an area of 203.5ha to the final beach elevation of 1022mRL. The highest embankment would be about 36m high; and
- Storage capacity analysis including hazard rating and risk identification for the new TSF2 were presented.


TSF 2
TSF 1

**Figure 17-1: Wassa TSF1 current layout and TSF2 design (Knight Piesold, 2012)**

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### 17.2.3 Geotechnical Investigations

Geotechnical investigations were carried out on the TSF2 footprint, consisting of the following:

- Field investigation, comprising 35 trial pits and 13 boreholes, including:
  - embankments footprint area (5 trial pits and 7 boreholes, logged and sampled); and
  - borrow sources (14 trial pits and 1 borehole, logged and sampled).
- Laboratory testing conducted on the samples obtained from the TSF2 area to establish geotechnical properties of the soils and bedrock.
- In-situ soil ground profiles and design parameters were determined for the embankment foundations and slope stability from field and laboratory tests results.
- Suitable sources of embankment construction materials were identified within the TSF basin and west of the main embankment. SRK assumes that the borrow area material will be used for construction of Zone A and Zone B.
- Seismic regional data is quoted as "relatively low".

### 17.2.4 Tailings Characteristics

***Slurry Characteristics***

Laboratory testing of tailings materials determined the following characterisation of tailings:

- Solids concentration by weight Cw=35%-45% (average 40%);
- Solids concentration by volume Cv=19.11%;
- SG=2.81;
- In-situ initial dry density 1.1~1.40t/m$^3$;
- Achievable dry settled density 1.2~1.4t/m$^3$;
- Slurry density 1.347t/m$^3$;
- Tailings size particles: d10 – 6.5µm, d50 – 63µm, d90 – 212µm;
- Average tailings temperature 30°C; and
- Rheology tests did not include yield stress and plastic viscosity tests, but values were available from existing TSF1.

***Tailings Deposition and Pumping System***

The tailings deposition strategy adopts the following:

- A pumping system design including slurry pumps, a main distribution pipeline, spigots and two pipe connections for flushing with reclaim water pipelines;
- Evenly spaced spigots along the main embankment, the crests of the saddle dams 1 and 2, and the southern arm of the basin;
- HDPE Pipes 450mm diameter, SRD 11 (16 bar rated pipe); and
- A calculated design flow rate of 752m$^3$/h based on the 3.5Mtpa design throughput.

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### 17.2.5 Embankment Design

***Design criteria and assumptions***

The embankment design details and criteria for TSF2 are as follows:

- LoM of 13.2 years at a design throughput of 3.5 Mtpa (yearly plant operation 360 days/24h);
- Downstream construction method for all embankments of TSF2, with upstream slopes1V:2H and downstream slopes 1V:3H, with a 1m thick upstream protection layer of rip-rap. A 2m deep cut-off trench of low permeability material will be required beneath the embankment toe. Chimney and blanket drain are included in the design;
- The first stage embankment design includes a starter dam wall of 8m crest width and 17m height;
- Storm capacity for short, long and closure durations (1:100 year event); and
- A 1.3m freeboard was allowed at each construction stage (greater than the after storm minimum freeboard estimated to 800mm).

***Embankment Construction***

The estimated materials quantities used for construction are:

- Low permeability soils from borrow areas, used to provide a low permeability starter embankment, cut-off trench and upstream low permeability facing zone material (219,637m$^3$);
- Sandy silt from borrow soils or oxide mine waste, used to provide transition layers (63,619m$^3$);
- Clean sand/gravelly sand material, used to construct an internal chimney drain and blanket drainage system to collect seepage. No geotextile is assessed to be required to surround the chimney drain; and
- Clean rock material from mining operations used for the downstream buttressing material for the embankments (5,340,705m$^3$).

The embankment staged construction presents the following characteristics:

- Prior to construction works, the basin area will be stripped of vegetation and topsoil, and scarified to 300mm depth. All existing wells or sterilisation holes will be backfilled and capped;
- The crest surface will include a 2% slope, and will be topped with a 150mm thick wearing course layer.
- A ~500mm high safety bund will be constructed on the downstream crest, and the pipeline will be located on the upstream crest;
- A thin layer of topsoil and geo-jute matting will provide erosion protection of the starter dam slopes. Future raises will not require protective coverage, except when run of mine is not made up of rock, then downstream protection will be needed; and
- Futures raises are to use a 4m wide low permeability zone, in combination with a 4m wide transition zone or a geotextile with a thin protective layer. Secondary confinement drains are proposed for future raised stages.

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***Stability analysis***

A stability analysis for the main embankment and saddle dam 3 was conducted, using the following parameters:

- Material parameters were established from field investigation results;
- The modelling considered stages 1, 4 and 8 raises for both the upstream and downstream slopes under varying conditions: all models indicated an acceptable factor of safety (FOS>1.5);
- The factor of safety obtained in seismic loading models (0.1g maximum acceleration) was deemed satisfactory (FOS>1.1); and
- The factor of safety obtained in liquefaction models was regarded as acceptable (FOS>1.6).

### 17.2.6 Water Management

***Drainage and Seepage***

The drainage system consists of:

- A network of finger, branch and collector drains underdraining the basin;
- Upstream toe drains along the main embankment; and
- Chimney and blanket drains on the main embankment. The blanket drain will be 1.5m thick from the lowest point up to an elevation 996mRL, and 1m thick beyond that point.

Seepage will be collected in a downstream collection dump prior to be returned to the TSF. Results of seepage analyses on models of the main embankment indicate:

- a seepage loss through the embankment walls of 30m$^3$/day;
- a seepage beneath the embankment calculated to:
  - ~13.3m$^3$/day under extreme conditions (without clay liner or underdrainage and very shallow dry beaches);
  - <10m$^3$/day assuming an operational hydraulic head of water of 20m is maintained.

***Water Balance***

Water balance analyses results show:

- A water surplus of 1.0Mm$^3$ over the LoM period (equivalent to 4.99Mm$^3$/year). Two scenarios were assessed:
  - when all water is stored in the TSF without any discharge, the maximum TSF capacity is evaluated to be reached between year 10 and 11, implying that further raises of the dam will be needed; and
  - when the pond volume is limited to ~500,000m$^3$, about 400,000m$^3$ to 600,000m$^3$ of water will need to be discharged.
- Some form of water reduction is therefore needed to store all tailings behind the stage 8 embankment. The options are :
  - Reduce the fresh water feed of the mill;
  - Use spray evaporators and/or treatment and release (details not specified);
  - Increase the rate of mining and stockpile the ore in order to exhaust the open

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pits. Once exhausted, pump the excess water in the open pits, while processing stockpiled ore.

- 95% of process water requirements should be met by recycling supernatant pond water via water decant barge (2 pumps mounted on floating barges, both rated for a minimum head of 72m and a maximum flow rate of $750m^3/h$).
- 5% of fresh water will be provided from boreholes and open pit dewatering.

The decant water return system was sized accordingly to maximum expected flow of processing and detoxification plants requirements, as well as removal of large storm volumes.

### 17.2.7 Post Construction

A post construction monitoring plan has been established, including:

- A monthly survey of settlement pins;
- Installation and monitoring of piezometers on the embankments;
- Boreholes monitoring of seepage loss;
- Geochemical analysis of the tailings; and
- Continued environmental inspection of all structures.

The emergency plan will need to be updated. The closure plan proposes to rehabilitate with a vegetation cover and to maintain a permanent pond on the facility.

### 17.2.8 SRK Comments on TSF2 Design

SRK agrees with the principal recommendations made in the KP report and generally the report meets the requirements for a Feasibility Level study.

SRK comments are as follows:

- SRK's assessment of the geotechnical investigation and embankment stability analyses attests that they are relevant to the size and scope of the project, and demonstrate satisfactory results.
- Social, environmental, and hydrogeological criteria used in the site evaluation are reported to be described in previous studies but are not stated in the reviewed document;
- The estimated clay resource within the TSF ($178,142m^3$) does not cover the entire estimated demand of low permeability material over the 8 stages of embankment construction ($219,637m^3$); and that an additional external source might need to be identified to sustain the demand of low permeability material for construction stages 6 to 8;
- A suitable source of drainage sand/gravelly sand will need to be agreed with GSWL;
- The run of mine clean waste rock is expected to be produced in sufficient amounts to match the demand of rock material. However, borrow sources need to be clearly defined with volumetric estimations in support; and
- A preliminary closure plan has been developed and will be developed as part of the final raise detailed design submission.
- A suitable location for flushing the tailings slurry pipeline is to be adopted by the current

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system (two locations were proposed: the first is located at the processing plant behind the slurry pump trains and the second is located just before the pipe junction);

- Close monitoring of the pond volume to be performed, with a review and update of the water model regularly in consideration of the above mentioned water reduction measures;

### 17.3 Capital Costs for TSF2

The KP 2012 design report does not contain capital or operating costs, but these have been prepared by GSR, as follows: Stage 1 Construction costs to the 1004 m RL are estimated at US$ 9.3 million between January and September 2013, which are considered reasonable by SRK. This is in addition to the US$ 4.3 million spent in 2012, which included pumps, piping & valves, relocation, land & compensation costs (total US$ 13.6 million). In addition to the US$ 9.3 million construction costs, there is an additional US$ 5.8 million allocated in 2013 for environmental and social aspects of the existing and new facilities, with a budget total of US$ 15.1 million for 2013. Beyond 2013, capex allocation for TSF2 construction is US$ 2 million per annum to end 2015, totalling an additional US$ 24 million, which is considered an appropriate level of capital averaged over the LoMP. The costs of a water treatment plant for the surplus water balance need to be estimated and included within the overall capex costs.

## 18 MARKET STUDIES AND CONTRACTS

GSWL have conducted appropriate market studies and appropriate contracts are in place. The assumptions made concerning commodity price projections, product valuations and product specification requirements which are used for planning purposes of the current LoM are considered appropriate and are discussed further in Section 21.

## 19 ENVIRONMENTAL STUDIES, PERMITTING, AND SOCIAL OR COMMUNITY EFFECTS

### 19.1 Environmental and Social Setting

The GSWL operational area is within the moist tropical rainforest area of the Western Region of Ghana. The mean annual rainfall is in the order of 1,700 mm. There are two rainy seasons, a major rainy season from April to June and a minor rainy season from October to November. Storms are frequent in the rainy seasons.

The Wassa Mine, and its associated processing plant and tailings storage facility, is in a rural area; there are no major urban settlements within 50 km by road. The villages of Akyempim, Akyempim New Site (formally Akosombo, which was resettled by the company), Kubekro, and Togbekrom are the closest to the mine. The total population of these communities is about 3000 people. The community of Togbekrom is being resettled as part of the development project to construct the new tailings storage facility, TSF2.

The Benso and Hwini Butre Mines are about 65 km and 35 km, respectively north-north-west of the Port of Takoradi and south east of Tarkwa. The key communities within and outside the concession are Subriso, Odumase, Ningo, Akyaakrom, Mpohor, Benso, and Anlokrom. The

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total population of these communities is about 10,000. The Benso Township is approximately 5 km from the Benso mine site to the south and the Mpohor Township is approximately 2 km west of the Hwini Butre mining site.

The major sources of income for the local communities are working for and supporting the GSWL operation, subsistence and cash-crop agriculture, and unauthorized small scale mining (Galamsey). Galamsey is extensively practiced in the Hwini Butre Project area outside of the GSWL active mining areas.

Wet and moist evergreen forest types of Western Ghana are the natural vegetation types in the concession area. The natural vegetation has been degraded by earlier logging activities, and past and present farming activities, and now largely comprises broken forest, secondary-forest, farmland and abandoned farmland, and upland type re-growth with swamps in some valley areas. Forests patches are present on the steep slopes and in areas unsuitable for agriculture within the GSWL concessions, serving as a source of timber, domestic fuel wood, and wood for buildings. There are two forest reserves near the operations namely the Bonsa and Subri River forest reserves. The Hwini Butre Benso Access Road, which was constructed to move ore from the HBB area, goes through the Subri River forest reserve, which is a working forest with active timber extraction.

## 19.2 Environmental Studies and Authorisations

### 19.2.1 Environmental Approvals

***Required Approvals***

The Mining Act (Act 703 of 2006) is the governing legislation for Ghana's minerals and mining sector. It requires that mines obtain environmental approvals from relevant environmental agencies as outlined in Table 19-1. Ghanaian environmental legislation is well developed, and is vigorously enforced by the Environmental Protection Agency (EPA).

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**Table 19-1: Primary environmental approvals that have to be obtained for mining operations**

| Regulatory institution | Approvals that have to be obtained | Reporting, inspections and enforcement |
|---|---|---|
| **The Environmental Protection Agency (EPA)**<br>Established under the Environmental Protection Agency Act, 1994 (Act 490), the EPA is responsible for among other things, the enforcement of environmental regulations. | **Environmental Permit**<br>In accordance with Section 18 of the Mining Act (Act 703 of 2006) and the Environmental Assessment Regulations, 1999 (LI 1652) of the EPA, a holder of a mineral right requires an Environmental Permit from the EPA in order to undertake any mineral operations.<br>**Approved environmental management plan (EMP)**<br>An EMP must be submitted within 18 months of commencement of operations and updated every three years (Regulation 24 of LI 1652).<br>**An Environmental Certificate**<br>This must be obtained from the EPA within 24 months of commencement of an approved undertaking (Regulation 22 of LI 1652).<br>**Approved reclamation plan**<br>Mine closure and decommissioning plans have to be prepared and approved by the EPA (Regulation 14 of LI 1652).<br>**Reclamation bond**<br>Mines must post a reclamation bond based on an approved reclamation plan (Regulation 22 of LI 1652). | **Annual reports**<br>Mines must submit annual environmental reports to the EPA.<br>**Inspections**<br>The EPA undertakes regular inspections to ensure that mineral right holders are compliant with permit conditions and the environmental laws generally.<br>**Enforcement**<br>The EPA is empowered to suspend, cancel or revoke an Environmental Permit or certificate and/or even prosecute offenders when there is a breach. |
| **Water Resources Commission (WRC)**<br>Established under the Water Resources Commission Act, 1996 (Act 522), the WRC is responsible for the regulation and management of the use of water resources. | **Approvals for water usage**<br>Under Section 17 of the Mining Act (Act 703 of 2006), a holder of a mineral right may obtain, divert, impound, convey and use water from a watercourse or underground reservoir on the land of the subject of the mineral right, subject to obtaining the requisite approvals under Act 522.<br>The Water Use Regulations, 2001 (LI 1692) regulate and monitor the use of water. | **Inspection**<br>The WRC has power to inspect works and ascertain the amount of water abstracted.<br>**Enforcement**<br>Both Act 522 and L.I. 1692 prescribe sanctions for breaches. |
| **Forestry Commission** | In accordance with Section 18 of the Mining Act (Act 703 of 2006), a holder of a mining right must obtain necessary approvals from the Forestry Commission. | |

The overarching Act that regulates the environmental regime of Ghana is the EPA Act (Act 490 of 1994). The main legal framework used by the EPA for regulating and monitoring mineral operations is the Environmental Assessment Regulations, Legal Instrument 1652 of 1999 (LI 1652). The EPA grants environmental approval to projects, in the form of an Environmental Permit, based on the findings of an environmental impact assessment, which also covers social aspects, is documented in an Environmental Impact Statement (EIS) report. For a mine, an EIS report must include a reclamation plan (Regulation 14 of LI 1652) and a provisional Environmental Management Plan (EMP). The EIS is subject to a public hearing and review by the EPA before a permit is granted. An EMP must be submitted within 18 months of commencement of operations and must be approved by the EPA.

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Operations that pre date LI 1652 are also required to obtain Environmental Permits. Generally, the approval of existing operations is based on an EMP, rather than an EIS. All mines in Ghana are required to have a reclamation plan (Regulation 14 of LI 1652). Mines are also required to update their EMPs every three years and have to submit the updated EMPs to the EPA for approval (Regulation 24 of LI 1652). In addition, mining operations have to submit annual environmental reports (Regulation 25 of LI 1652), and monthly environmental returns of the environmental parameters monitored to EPA. Comments are also expected in cases where monitored values exceed limits and, as appropriate, a project is to provide the measures to prevent further occurrences. Within 24 months of receipt of an Environmental Permit, mines are required to obtain an Environmental Certificate from the EPA (Regulation 22 of LI 1652). The Environmental Certificate is a follow-up mechanism that confirms: commencement of operations; acquisition of other permits and approvals where applicable; compliance with mitigation commitments indicated in the EIS or EMP; and submission of annual environmental reports to the EPA. Guidelines and standards relevant to the mining industry have been made under the EPA Act. These include the Mining and Environmental Guidelines (1994), which provide guidance on the contents of an EIS, EMP, and Reclamation Plan. They also include guidelines on environmental impact assessment procedures, effluent and emission standards, ambient quality and noise levels and economic instruments. The EPA conducts routine monitoring of environmental parameters for mining operations and the results obtained are cross-checked with the monthly return values submitted by operations and compared relevant standards. The EPA is empowered to suspend, cancel, or revoke Environmental Permits where the holder is in breach of LI 1652, the permit conditions or the mitigation commitments in the EMP. Contravention of these regulations, failure to comply with directives of the EPA, and failure to submit annual environmental reports are offences that may result in fines or imprisonment. Under the “Enforcement and Control” provision of Act 490, the EPA may, in the event of activities of any undertaking posing a serious threat to the environment or public health or simply non-complying with LI 1652, direct the immediate cessation of the activities or steps to be taken and the time within which to prevent or stop the activities. Where the EPA issues such an Enforcement Notice, all relevant institutions responsible for the issue of approvals for the operation are duly informed not to grant of other approvals to the facility until notified otherwise by the EPA. The Minerals Commission has an Inspectorate Division, established under Section 101 of the Mining Act (Act 703 of 2006), which has a mandate to regulate and oversee mining in Ghana. It also carries out compliance monitoring; this covers all aspects of mining operations, not only mining. Environmental Approvals Held by GSWL The primary approvals issued to GSWL are summarised in Table 19-2. Mining approvals are included in this table because they have conditions relevant to environmental management.

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The Wassa Mining Lease LVB 7618/94, Benso Mining Lease LVB26871/07, and Hwini Butre Mining Lease LVB1714/08 stipulate conditions for the encroachment of mining activities on community infrastructure, the disturbance of vegetation, the conservation of resources, reclamation of land and prevention of water pollution.

An Environmental Certificate has been issued to GSWL and GSWL's EMP for 2010 to 2013 has been approved by the EPA. The certificate and the EMP are for overall Wassa Project; they cover the Wassa, Hwini Butre and Benso Mines and all associated infrastructure, including the Hwini Butre Benso Access Road.

**Table 19-2: Primary approvals issued to GSWL**

| Type of approval | Approvals |
|---|---|
| Mining | • Wassa Mining Lease (LVB 7618/94)<br>• Benso Mining Lease (LVB26871/07)<br>• Hwini Butre Mining Lease (LVB1714/08)<br>• Mining Permit (#0010335/2005)<br>• Hwini-Butre/Benso Mining Permit (#0012157/2008)<br>• Permit to store explosives (#0003550-0003551)<br>• Explosive Purchasing Permit (Mine Form 'A') (#005798/2009)<br>• Oseneso 1 & 2 Prospecting Licence (LVB 13975/06) – an application for an extension was made but was rejected and a follow up letter was sent to the Minerals Commission and is currently under consideration<br>• Dwaben (Safric) Reconnaissance License (LVB1624/06) – expired 1 October, 2012 – processing fees for the renewal paid 10 September, 2012 |
| Environmental | • Environmental Permit to pursue operations (EPA / EIA/112)<br>• Gold Mining Project at Mpohor (EPA/EIA/175)<br>• Mining Project at South Akyempim (EPA/EIA/190)<br>• Hwini Butre and Benso Gold Project (EPA/EIA/247)<br>• GSWL Environmental Certificate EPA/EMP/93 issued on 15 April, 2011 (expires 14 April 2014)<br>• Environmental Permit of the Wassa Power Project (Form D (0010335))<br>• G-zone Waste Rock Dump (EPA/EIA/323)<br>• Main Pits Expansion (EPA/EIA/322)<br>• Schedule to Environmental Certificate (EPA/EMP/93)<br>• TSF 1 1037mRL approval (CM 799/5) |
| Exploration | • Esuaso Prospecting Licence - Renewal Application sent 21-Oct-2011 – still in processing<br>• Manso 1 Prospecting Licence (EPA/PR/PN/770) – valid 4-Sep-12 to 3-Sep-14<br>• Accra Newtown Prospecting Licence (EPA/PR/PN/769) – valid 4-Sep-12 to 3-Sep-14 |
| Water usage approvals | • Water Use Permit (GSWLID134/10)<br>• Water Use Permit (GSWLID212/10)<br>• Water Use Permit for diversion of Ben and Subri Streams<br>• Permission to divert Adehesu Creek at South Akyempim |

Renewals and extensions are being sought for a number of expired authorisations, none of which are critical to the ongoing GSWL operations:

- Wassa Prospecting /Exploration permit in the Subri River Forest Reserve – expired 3 November 2005 (GSWL has applied for renewal, but this permit will only be required when work is planned in the forest);

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- Esuaso Prospecting Licence - Renewal Application sent 21-Oct-2011 – still in processing.

GSWL is currently seeking approval for the construction of a new tailings storage facility (TSF 2). The draft resettlement action plan was completed and submitted to the EPA and the District Assembly on 2 August 2012. The village of New Togbekrom has been constructed and is ready for the new owners to move in. The draft EIS for the TSF 2 project was submitted to the EPA and comments on the EIS have been received. They are currently being addressed and a submission of the finalized EIS to the EPA will be completed in Q1 2013. The site surveys for the construction have been completed and the construction team are waiting for the environmental approval to start work.

### 19.2.2 New Mining Regulations Relevant to Environmental and Social Management

Six mining regulations were promulgated in 2012 to define and facilitate implementation of concepts in the Minerals and Mining Act, 2006 (Act 703). The following regulations have particular relevance to environmental and social management:

- Mining General Regulations 2012 (LI2173);
- Mines (Support Services) Regulations, 2012 (LI 2174); and
- Mines (Compensation & Resettlement) Regulations, 2012 (LI 2175).

Regulation LI2173 focuses on the socio-economic benefits of mining operations, it promotes preferential employment of Ghanaians and preferential procurement of goods and services from Ghanaian service providers. Mines are required to develop the following localisation plans:

- A recruitment and training plan that includes measures to be implemented to achieve the targets given in the regulations (no expatriates in unskilled positions and a only very small percentage of staff in other positions may be expatriates);
- A procurement plan that includes proposed targets for local procurement of goods and services.

Regulation LI2173 also requires that mines submitted frequent reports (monthly, six-monthly and annual reports) that provide information on Ghanaian and expatriate staff numbers as well as information on payments of salaries and wages, royalty and corporate tax. Mines are also required to submit audited annual financial reports for review. The various plans and reports have to be submitted to the Minerals Commission (which was established in terms of the Minerals Commission Act 450). The requirement to preferentially employ Ghanaians is extended to providers of services to mines by both Regulation LI2173 and LI 2174.

GSWL has a localization plan that has been approved by the Minerals Commission that covers expatriate staff and is in full compliance with the regulation requirements. GSR is listed on the Ghana stock exchange and continues to submit its annual financial reports as required by the law.

Regulation LI 2175 is relevant to resettlement. GSBPL is observing the requirements of this regulation in the planning and implementation of resettlement programmes (Section 19.4.1).

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Regulation LI 2175 includes principles for compensation and requires that displaced people are resettled to suitable alternative land and that their livelihoods and living standards are improved. The regulation details activities that should be undertaken to develop a resettlement plan, including stakeholder engagement. The resettlement plan must be approved by the district planning authority, first and then by the Minister responsible for Mines. Affected people are resettled from the area before activity is undertaken in the area.

## 19.3 Approach to Environmental and Social Management

GSWL is a signatory to the International Cyanide Management Code (ICMC) and is fully certified.

Environmental management at the site is addressed through an EMS developed along the lines of an ISO 14001 EMS. This allows the operation to provide a program addressing the legal and corporate needs for monitoring and reporting. The approved EMP (2011) and the associated Environmental Certificate provide legal framework for the GSWL environmental management. The approved EMP addresses the valued environmental and socioeconomic components of the project and includes, among other things, the following:

- Impact identification;
- Management of environmental impacts (current and projected);
- Monitoring;
- Environmental action plans;
- Economic benefits action plan; and
- Rehabilitation and closure plan.

Community management at GSWL is carried out by the Department of Environment and Social Responsibility. Using the same model as GSBPL, GSWL has established a series of Community Mine Consultative Committees (CMCCs) within the local communities at the Wassa, Benso and Hwini Butre operations. An Apex CMCC collects the recommendations and then makes them to the corporate and company entities (such as the Golden Star Development Foundation) on behalf of the three functional areas. This ensures that full representation across the GSWL operations occurs without interference from GSWL.

The CMCCs are responsible for selecting development projects and assisting the operations understanding of community concerns and needs. Development opportunities for the stakeholder communities are funded by the Golden Star Development Foundation. Projects for funding are selected by the communities and then forwarded to the CMCCs for assessment. The Apex CMCC then selects the projects to be recommended to the Development Foundation for funding.

The Environmental and Social Responsibility Department is the key driver for the initiatives in community consultation for project development. With the changing requirements for environmental impact assessment, community consultation now plays a larger role in the overall impact assessment and, consequently, increases the Environmental and Social Responsibility Department's profile within the operation, allowing a better integration of community issues into both project development activities and ongoing day to day operations.

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## 19.4 Environmental and Social Issues

This section only highlights environmental and social issues that could affect the continuation of operations or maintenance of approvals, issues that are of major concern to local communities and/or issues with management costs that significantly affect the value of the assets. Environmental and social impacts that can be managed readily without remarkable cost are not discussed here.

### 19.4.1 Resettlement of Communities

GSWL has a number of community resettlement projects in various stages of planning and execution. GSWL is committed to adhering to the International Finance Corporation Performance Standard 5 (IFC PS5) and Ghanaian laws in preparation and implementation of the Resettlement Action Plans (RAP).

GSWL has completed resettlement of Akosombo Village, which had a population of about 150, to Akyempim to pave way for the operations expansion project. The community has now integrated into Akyempim and the houses are used as a model on which to base ongoing resettlement activities.

GSWL has signed a negotiated resettlement agreement with the Togbekrom Community to allow for the construction of the second tailings storage facility (TSF 2). This work was completed according to the IFC PS5, and involved extensive community awareness training in preparation for the meetings aimed at achieving the negotiated resettlement agreement acceptable to all stakeholders. The resettlement agreement covers all the structures, defines the resettlement site and allows for farm compensation for farms affected by the construction of the TSF 2. In addition, there is an economic development package that aims to address the needs of the community in their new location.

The draft RAP for this resettlement project was submitted to the EPA and the District Assembly for review. Comments are pending. Comments on the draft EIS have been received from the EPA and are being addressed with the finalized EIS to be submitted in Q1 2013. The EPA will then review and give final approval, which should be followed by the issuance of the Environmental Permit.

To access the ore in the Dabokrom section of the Father Brown Pit, GSWL has reached a negotiated resettlement agreement with the Awunakrom community that allows for the resettlement of structures within 318 m of the pit rim. The agreement allows for both resettlement and relocation and provides development opportunities for the resettled community members. In Ghanaian legislation resettlement provides for new structures constructed for the project affected people (*e.g.* provided with a new house) and relocation provides for the value of the existing structure to be paid to the project affected people so that they may build another equivalent structure in a location of their choosing.

The resettlement agreement predates the mining regulations requiring the removal of all individuals from within 500 m for blasting. The current blasting practices at the Father Brown Pit indicate that the blasting criteria for noise and vibration will be achieved at the 318 m limit.

Further access to the Dead Man's Hill pit will require blasting and is, therefore, predicated on the resettlement of a small community. The economic evaluation of the option to resettle the

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community as part of the mine development plan is ongoing and, if required, a RAP will be prepared and a negotiated resettlement agreement reached with the community.

### 19.4.2 Community Sensitivities

Other than resettlement, as described above (Section 19.4.1), the primary community concerns are employment and blasting.

GSWL has a local employment procedure that prioritizes local people for all positions and requires them for unskilled positions. This affirmative action process is transparent and also is implemented by GSWL's major contractors. This procedure and the application are reported monthly internally and the provision of employment is discussed at the CMCC meetings.

Blasting effects on the buildings are raised frequently at the CMCC meetings. Although GSWL regularly meets the legislated guidelines, the community continues to insist that all cracks in buildings are attributable to blasting. To address the community concerns, although not conclusively linked, GSWL has crack repair teams working full time in the communities. Additionally, blast monitoring is carried out jointly by GSWL and the community with the community participating in the operation of the blast monitoring equipment and reviewing the data collected.

### 19.4.3 Water Management

The water management at the GSWL site has been such that discharges to the receiving environment from the tailings storage facility have not been required since 2010. The Wassa operation has an approved detoxification plant to treat elevated CN concentrations that is available for the treatment of water should a discharge be required. However, the water balance model for the current configuration of the site indicates that under normal conditions discharges should not be required. The current detoxification plant will be upgraded with the construction of the new tailings storage facility.

Normal mining operations continue with the operational requirement for the installation of sumps and the removal of rainfall and groundwater that enters the mining areas. The management of this water is to pump the water to sedimentation structures and then release the water to the receiving environment. This is carried out in compliance with the permits. To improve the overall management of surface run-off from the mining areas, five sedimentation structures were constructed in 2012. These are primarily to remove suspended solids from the run-off water that may be elevated during storm events.

### 19.4.4 Unauthorized Small Scale Miners

During the initial development of the Hwini Butre mineralized resources, GSWL had to work with stakeholders and the regulatory authorities to remove unauthorized small scale miners (locally known as Galamsey) from the Father Brown Pit. This was accomplished and mining in the Father Brown Pit is ongoing. There are ongoing unauthorized small scale mining operations adjacent to the Adoikrom Pit based out of the community named Awonakrom. The community of Awonakrom is comprised almost all of unauthorized small scale miners and some support people (*e.g.* food services and small shops).

Currently, the unauthorized small scale miners are not affecting the GSWL operations.

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### 19.4.5 Acid Rock Drainage

Geochemical test work indicates that waste rock and tailings at the Wassa mine site do not have acid generating potential but waste rock from the Benso site has acid generation potential. A management plan has been implemented to reduce the risk of the potentially acid generating (PAG) waste impacting on water resources downstream. This plan requires segregation of PAG and non-acid generating material, allowing for an easier closure of the operation. The closure of the Subriso East waste dump was carried out according to the Golden Star Closure standard. The work completed allowed for the establishment of vegetation and, at present, shows no sign of acidic seepage at the toe of the dump.

## 19.5 Closure Planning and Cost Estimate

Closure cost estimates prepared for GSWL include:

- The estimate given in the 2010 EMP of US$ 10.6 million, which is based on a preliminary closure plan and has been approved by the EPA (Section 19.2);
- A recent asset retirement obligation (ARO)[1] estimate of US$ 14.6 million, which takes account of extensive work completed at the Benso site; with a contingency and preliminary and general costs for a total of US$17,030,106 (Quarter 4, 2012). This is included in the current Business Plan.

A summary of the end-2012 LoM closure cost estimate is given in Table 19-3. The closure costs have been scheduled over the remaining LoM. Pits, dumps and stockpiles are planned to be progressively closed and rehabilitated while the plant, tailings facility and other infrastructure will be closed and rehabilitated at the end of the LoM plan. Allowances are also included for post closure monitoring for some 5 to 7 years after mining and processing ceases.

**Table 19-3: LoM Closure Costs**

| Component | Estimated Closure Cost (US$) |
|---|---:|
| Wassa Infrastructure | $1,711,614 |
| Wassa Tailings Storage Facility | $865,121 |
| Wassa Mining Areas | $4,837,353 |
| Hwini Butre and Benso Mining Areas | $3,691,102 |
| Water Management | $823,721 |
| Post Closure Management | $2,752,216 |
| Contingencies (10%) | $1,468,113 |
| Preliminary and Generals (6%) | $880,868 |
| **Total** | **$17,030,106** |

SRK has the following comments on the EMP closure cost estimate:

- It correctly makes no allowance for scrap value.

[1] *An ARO is an estimate of the current liabilities associated with a mine or mineral processing operation. It is adjusted on annually to reflect any changes in the operations that occurred in the financial reporting year.*

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- GSWL is integrating rehabilitation planning into mine planning at all stages, including concurrent rehabilitation of disturbed lands that are no longer required for ongoing mining operations.
- An extensive area has been closed using a progressive closure approach integrated with ongoing operations. This has been considered by GSWL in the calculation of costs.
- No provision has been made for ongoing treatment of water. Instead, there is a reliance on preventative measures to, for example, control suspended solids and manage the potential generation of ARD.
- The estimated costs appear to assume full removal of buildings and other infrastructure (other than accommodation units). However, with the agreement of stakeholders some buildings or infrastructure may be left in place if of commercial or other value, reducing GSWL's overall demolition / disposal costs.
- Costs do not address post-closure community issues.
- Costs for seven year post-closure monitoring are included, in line with the need to demonstrate that an area has reached its final land use and to have maintained this state for three to seven years (depending on the landform involved) prior to lease relinquishment.

As required by its permitting conditions, a Reclamation Security Agreement was signed between the company and the EPA in 2005 and GSWL bonded US$ 3.0 million to cover future reclamation obligations at Wassa, comprised of US$0.15 million in cash and a US$ 2.85 million letter of credit. GSWL is working with the EPA to meet the bonding requirements that were included in the Environmental Certificate issued in April 2011.

## 19.6 References

The key environmental, social and community related documents reviewed by SRK in compiling this report are summarised below.

- Infrastructure and community maps (to hamlet level).
- Golden Star (Wassa) Limited Environmental Management Plan 2010-2013 (April 2010).
- Golden Star (Wassa) Limited Annual Environmental Report 2009.
- 2009/2010 Active Community Complaints Register (May, June and July 2010).
- ICMI Certification.
- ICMI Summary Audit Report January 2009.
- ICMI Final Corrective Action Completion Report June 2010.
- Monthly environmental monitoring returns to the Environmental Protection Agency (May 2010 and June 2010).
- Selected Community Mine Consultative Committee Meeting minutes.
- Selected minutes of meetings with local communities and other stakeholders.
- The Ghana Web Agency 2010 (http://www.ghananewsagency.org/s_science/r_20614/)

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Bio Consult Limited (undated) Akosombo Resettlement Action Plan. 20 CAPITAL AND OPERATING COSTS 20.1 Capital Costs 20.1.1 Introduction Capital costs have been estimated in US$ real terms and are valid as at Q1 2013. Estimates have been produced by GSWL and are based on the expected requirements for the remaining LoM and current budgets in place at the Wassa operations. 20.1.2 Initial and Sustaining Capital Figure 20-1 provides an annual breakdown of the estimated capital expenditure by cost category and Figure 20-2 shows the breakdown over the Life of Mine plan. Figure 20-1: Annual Capital Expenditure

Figure 20-2: Breakdown of LoM Capital Expenditure The majority of the Capital expenditure is designated as ‘Mining and Technical Services and Mine Maintenance’ which includes provision for new mining equipment and spares and comprises 28.6% of the LoM Capital estimate. The second major capital expenditure will be for the ‘Tailings Storage Facility’ which includes construction of the new TSF2 facilities and also covers the Togbekrom resettlement project. The ‘Geology and Mine Site Drilling’ category mainly covers the planned exploration drilling requirements in the Wassa Mining area over the next four years. ‘Mining & Technical Services’ includes security around the Father Brown Pit and relocation of the Awonakrom village and the ‘Wassa Mine Development’ covers and extended baseline and EIA studies for the Main pit expansion and permitting. 20.1.3 Closure Costs Closure costs have been estimated for GSWL as outlined in Section 19.5. The LoM estimate that was completed in Q4 2012 is US$ 17 million (Table 19-3 in Section 19.5). 20.2 Operating Costs 20.2.1 Introduction The operating costs for Wassa have been estimated based on past historical performance and from the 2012 budget currently in place at the operations. All costs are estimated in US$ terms and are valid as at Q1 2013.

20.2.2 Mining Operating costs for the Wassa Mining Operation are estimated to average US$ 51.6 per tonne of ore and total US$ 1,738.4 million over the life of the mine. The operating costs are broken down as follows over the LoM: Mining (47.2%) Processing (35.1%) General & Administration (17.7%) Figure 20-3 presents a summary of the total and unit operating costs over the current life of mine plan for the Wassa Mining Operation. The operating costs are reducing over the LoM as a result of lower waste stripping requirements. Figure 20-3: Annual Operating Expenditure Ore haulage costs are estimated per km and assuming the total distance from pit rim to the ROM stockpiles located at the processing facility as set out below in Table 20-1. Table 20-1: Ore haulage distances Pit (km) Father Brown 81.0 Wassa Main 1.1 to 2.7 DMH 1.3 20.2.3 Processing The Processing cost estimate for Wassa are based on the actual operating costs for 2012 which have been inflated by 5% for 2013. The operating costs have been split into fixed and variable costs and adjusted for the planned ore tonnage to be processed. Table 20-2 provides a breakdown of the process operating costs where tailings are assumed to be included within this amount. Table 20-2: Processing unit operating costs Processing Cost Breakdown Units 2013 estimate Non-Refractory OPEX – Fixed 21.46 Non-Refractory OPEX – Variable US$ million 23.36 Non-Refractory OPEX – Variable US$/tmilled 9.31 Non-Refractory OPEX – Total US$/tmilled 17.26 Actual/Planned Production Mtpa 2.70 20.2.4 G&A G&A operating costs are based on the actual operating costs for 2012 which have been inflated 5% for 2013 to US$8.70/tore milled. 20.2.5 Other Other operating costs assumptions include: Royalty payable to the Government of Ghana based on 5% of gross revenue; and Selling costs of US$1/oz gold sold. 20.2.6 Summary In summary the LoM operating costs equate to some US$38/t processed. Table 20-3 presents a summary of the unit operating costs over the LoM. Table 20-3: LoM unit operating costs Operating Costs MUSD USD/tore Mining 820.0 24.3 Processing 610.6 18.1 General & Administration 307.9 9.1 Total Operating Costs 1,738.4 51.6 21 ECONOMIC ANALYSIS GSWL is a producing company and is 90% owned by GSR who, as the issuer, considers that under the current guidelines of NI43-101 (Form 43-101F1 Technical Report, Item 22) it is exempt from the requirement to report a detailed economic analysis of the GSWL operations given that there has been no material expansion of the current production throughput rate. The outputs from the mining schedule input directly to a discounted cashflow (DCF) model. The following adjustments have been made to the DCF model to be satisfied that the current LoMP is sufficiently accurate for the purpose of determining Mineral Reserves:

SRK Consulting U5432_GSR_Wassa_43-101_2013 – Main Report

- The actual processing costs for 2012 have been split into fixed and variable costs. The variable costs are adjusted according to the planned production tonnages to be sent to the process facility;
- In order to account for inflation over 2012, costs have been inflated by 5%;
- The gold price used for 2013, 2014 and 2015 is based on a consensus market forecast, after which the long term gold price of US$ 1,450 per troy oz is applied for the remainder of the mine life; and
- The contributions of the Chichiwelli and I Zone (Benso) deposits have not been considered for Mineral Reserves at this point in time by GSR and have been removed from the cashflow model.

Following these adjustments the DCF model is shown to report a positive economic outcome and support the Mineral Reserve estimate for the Wassa assets.

# 22 ADJACENT PROPERTIES

There is no other relevant data available about adjacent properties.

# 23 OTHER RELEVANT DATA AND INFORMATION

There is no other relevant data available about the GSWL Project.

# 24 INTERPRETATION, CONCLUSIONS & RECOMMENDATIONS

***General***

SRK does not consider there to be any material risks associated with the GSWL project. The following issues have been identified and are either in the process of being mitigated or are not considered material to the overall viability of the projects operated by GSWL.

The current mining leases for Benso and Hwini Butre are currently being renewed for seven and five years respectively and renewal signatures from the Ghana Mining Ministry are expected by July 2012.

There is currently no mining lease in place for Chichiwelli and this is likely to be required in the near future.

***Mineral Resources and Mineral Reserves***

The Mineral Resource Statements presented represent the Wassa, Hwini Butre, Benso and Chichiwelli Projects and are presented in accordance with the guidelines of the Canadian Securities Administrators' National Instrument 43-101.

GSR was responsible for modelling all the geological and grade wireframes, which were then passed to external consultants to complete the resource estimation. The exception to this is Wassa Main, where the grade estimates were completed internally by GSR.

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Geological modelling of the mineralisation was undertaken by GSR, using a cut-off grade of approximately 0.2 g/t Au at Wassa, 1 g/t Au at Hwini Butre and Benso, and 0.5 g/t Au at Chichiwelli. Assays less than 1 g/t were often included within the mineralised wireframes in order to model continuity both down dip and along strike. The Mineral Resource estimates are derived from a combination of diamond and reverse circulation drilling techniques, supported by an industry best practice QAQC programme. Core, RC and RAB drilling is typically carried out on sections spaced between 25 and 50m. SRK considers this approach to be appropriate, given the complex nature of the deposits and the close spacing between zones of high grade mineralisation which would preclude small scale selective mining. The inclusion of narrow bands of waste material in the model provides a degree of planned internal dilution.

SRK is satisfied that the geological modelling honours the current geological information and knowledge. The location of the samples and the assay data are sufficiently reliable to support resource evaluation.

The Mineral Resources were estimated using block models, with variable block sizes, which typically reflect half the drillhole spacing within the deposits. The composite grades were capped where this was deemed necessary, after statistical analysis. Ordinary Kriging was used to estimate the block grades. The search ellipsoids were orientated to reflect the general strike and dip of the modelled mineralisation.

Block model tonnage and grade estimates were classified according to the CIM Definition Standards for Mineral Resources and Mineral Reserves (December 2005). The basis of the Mineral Resource classification included confidence in the geological continuity of the mineralised structures, the quality and quantity of the exploration data supporting the estimates, and the geostatistical confidence in the tonnage and grade estimates. Three-dimensional solids were modelled reflecting areas with the highest confidence, which were classified as Measured and Indicated Mineral Resources.

The Mineral Resource statements are classified according to the CIM definitions for Measured, Indicated and Inferred categories, are reported in-situ without modifying factors applied and exclusive of material which is subsequently reported as Mineral Reserves. In addition, Mineral Resources are reported only for that material which falls within an optimised (un-engineered) pit shell derived using a US$ 1,750 per troy ounce gold price and associated costs as of Dec 2012, in order to satisfy the requirement that anything classified as a Mineral Resource has reasonable prospects of economic extraction. The exception to this is the underground resources at the Father Brown deposit (Hwini Butre) below the optimised pit shell. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability.

The Wassa and HBB Mineral Resource Statement, as of 31 December 2012, is given in Table 24-1 below

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**Table 24-1: Wassa and HBB Mineral Resources, as at 31 December 2012**

| Name | Dec 31, 2012 Mineral Resources | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|
| | MEASURED | | | INDICATED | | | INFERRED | | |
| | Quantity | Grade | Metal Content | Quantity | Grade | Metal Content | Quantity | Grade | Metal Content |
| | kt | g/t Au | koz Au | Kt | g/t Au | koz Au | kt | g/t Au | koz Au |
| Wassa | 3.6 | 0.84 | 0.1 | 16,046 | 1.05 | 539 | 12,160 | 1.61 | 631 |
| Hwini Butre | | | | 966 | 2.43 | 75 | 545 | 2.24 | 39 |
| Father Brown Underground | | | | 1,222 | 5.80 | 228 | 1,429 | 5.20 | 239 |
| Benso | | | | 1,359 | 2.51 | 110 | 83 | 2.85 | 8 |
| Chichiwelli | | | | 1,678 | 1.65 | 89 | 448 | 1.77 | 25 |
| **TOTAL** | **3.6** | **0.84** | **0.1** | **21,271** | **1.52** | **1,042** | **14,664** | **2.00** | **942** |

The Mineral Reserves have been prepared in accordance with CIM standard definitions for Proven Mineral Reserves and Probable Mineral Reserves. The Measured and Indicated Mineral Resources reported above do not include those Mineral Resources modified to estimate the Mineral Reserves.

The Mineral Reserve has been estimated using accepted industry practices for open pit mines, including the identification of the optimal final ore envelope using a Whittle optimisation analysis, mine design, mine scheduling and the development of a cash flow model incorporating the company's technical and economic projections for the mine for the duration of the LoM plan, as follows:

1. The Mineral Resources classified as Measured or Indicated only are constrained within a Whittle pit shell based on a gold price of US$ 1,450 per troy ounce with optimisation parameters applied according to the performance of the actual mining operation;
2. The Whittle pit shell is used as a basis for completing a final open pit design incorporating all practical considerations to achieve the planned production rate and engineered slope angles; and
3. The Mineral Reserves are estimated by applying the appropriate modifying factors (mining recovery and dilution) to the Measured and Indicated Mineral Resources within the final open pit design which are reported above the calculated cut-off grades after completion of a Life of Mine Plan which is shown to have a positive economic outcome following discounted cashflow analysis.

Any mineralisation which occurs below the cut-off grade or is classified as an Inferred Mineral Resource within the final open pit design is not considered as Mineral Reserves and is treated as mineralised waste for the purposes of the Life of Mine Plan. The Mineral Reserves are presented in Table 24-2 below.

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**Table 24-2: Wassa and HBB Mineral Reserves, as at 31 December 2012**

| Deposit | Dec 31, 2012 Mineral Reserve | | | | | | | | | Dec 31, 2011 Mineral Reserve | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | PROVEN | | | PROBABLE | | | Total PROVEN + PROBABLE | | | Total PROVEN + PROBABLE | | |
| | Quantity | Grade | Metal Content | Quantity | Grade | Metal Content | Quantity | Grade | Metal Content | Quantity | Grade | Metal Content |
| | kt | g/t Au | koz Au | Kt | g/t Au | koz Au | kt | g/t Au | koz Au | kt | g/t Au | koz Au |
| Wassa | | | | 26,902 | 1.39 | 1,205 | 26,902 | 1.39 | 1,205 | 13,570 | 1.18 | 516 |
| Dead Man's Hill | 3.2 | 1.04 | 0.1 | 1,091 | 1.01 | 36 | 1,095 | 1.01 | 36 | 946 | 1.00 | 30 |
| Father Brown | | | | 1,577 | 3.70 | 188 | 1,577 | 3.70 | 188 | 1,508 | 4.19 | 203 |
| Stockpiles | 798 | 0.89 | 23 | 1,478 | 0.51 | 24 | 2,276 | 0.64 | 47 | 2,033 | 0.75 | 49 |
| **TOTAL** | **801** | **0.89** | **23** | **31,049** | **1.45** | **1,452** | **31,850** | **1.44** | **1,475** | **18,057** | **1.38** | **799** |

***Mining and Mine Planning***

The current mining schedule for Wassa extends from 2013 to 2026 (14 years) and totals 31.85 Mt of ore at a grade of 1.44 g/t Au. The mining schedule includes 2.28 Mt at 0.64 g/t Au from current stockpiles and reclaimed heap leach material. The majority of the Mineral Reserves are sourced from the Wassa Main Pit (91%) with the remainder coming from the Dead Man's Hill (4%) and Hwini Butre/Father Brown (5%) deposits. The DMH deposit commences mining in 2016 and provides a small supplement to the main ore feed from Wassa Main Pit. The drop in ore production during the period 2017 and 2018 is expected to be filled by the Benso (I Zone) and Chichiwelli deposits, which are currently classified as Mineral Resources but require further technical work to be classified as Mineral Reserves.

The LoM plan requires the mining of some 159 Mt of waste over a 14 year period at an average stripping ratio of 5.3:1. The waste storage designs for each open pit are incorporated into the mining schedule and have sufficient capacity for a number of years of operation. Further design work is required for waste storage facilities to cover the full mining schedule and opportunities to backfill completed mining areas need to be identified. SRK has the expectation that the necessary additional waste dump capacity will be identified and approved as part of the conditions of the mining licence.

The expansion of the resource at Wassa Main pit has resulted in the merging of the individual pits and thus the current design pit is significantly deeper than the individual pits. The current pit design utilises slope angles developed for shallower pits. SRK considers that this design will require a detailed geotechnical assessment to support and confirm that the slope angles used are appropriate for the deeper pit. SRK understands that GSR is geotechnically logging the core from all the new diamond drill holes that have been used to expand the Wassa Main resource, in advance of carrying out this work.

The mine schedule requires de-watering to be undertaken at the enlarged Wassa Main pit as well as certain community resettlement at Hwini Butre.

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Mineral Processing SRK understands that the ores will become both harder and more grind sensitive with increasing depth, and SRK believes that the future trend is likely to be either a decrease in throughput, or a lesser decrease in throughput accompanied by a decrease in gold recovery, given no plant upgrade or modification. SRK notes the steps being taken, principally the Phase 1 debottlenecking project, to modify the plant such that it can maintain, or even slightly increase, the throughput while treating an increased proportion of Fresh ore while also achieving a finer grind size. SRK believes that this approach is likely to achieve the target outcomes The reported gold recoveries are high, with tailings grades of less than 0.15 g/t being considered low for feed material with a high proportion of fresh ore. The introduction of the HBB ore in late 2008 has resulted in a significant increase in head grade and a corresponding increase in recovery, despite a slight increase in tails grade. The overall effect has been a significant increase in gold production, despite the reduction in ore throughput. Given the limitations of the plant and the wide variety of ore feedstocks, the operation appears to be well run, and there is a clear understanding of how best to operate the plant within its various process limitations. Project Infrastructure – Tailings Storage The existing TSF was originally designed to provide storage capacity for 21.6 Mt of tailings at a crest elevation of 1,034.0 m RL. Whilst the current TSF1 has been raised to 1,037 m RL in 2012, a new TSF is currently being constructed to address the LoM tailings storage requirements. The new TSF2 site is located approximately 1.5 km northwest of the crushing plant and will comprise a main downstream embankment, a total of five saddle dams at stage 8 and a network of finger drains on top of a compacted clay liner. TSF2 is projected to have a maximum storage capacity of 46.2 Mt, covering an area of 203.5 ha to the final beach elevation of 1,022 m RL. The highest embankment would be about 36 m high. The life of the facility is 13.2 years at a design throughput of 3.5 Mtpa. Geotechnical investigations, testing, analysis and design have been undertaken as part of the TSF2 design, as well as hydraulic analysis and water balance calculations. Suitable sources of construction materials have been identified but additional sources will be required for construction of the later stages (6 to 8). A preliminary closure plan has been developed and will be developed as part of the final raise detailed design submission. SRK considers that the KP design generally meets the requirements for a Feasibility Study. The capex cost of US$ 9.3 million for construction of Stage 1 in 2013 and subsequent costs for raising the facility appear reasonable. The costs of a water treatment plant for the surplus water balance need to be estimated and included within the overall capex costs. Environment and Social GSWL’s approach to environmental and social management is good. It applies a precautionary approach that aims to address the risks associated with the operation for both potential environmental and socioeconomic effects. This approach also enables GSWL to minimize adverse effects and optimize the positive socioeconomic effects of its operations.

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An Environmental Certificate has been issued to GSWL and GSWL's EMP for 2010 to 2013 has been approved by the EPA. The certificate and the EMP are for the overall Wassa Project: they cover the Wassa, Hwini Butre and Benso Mines and all associated infrastructure, including the Hwini Butre Benso Access Road.

Renewals and extensions are being sought for a number of expired authorisations, none of which are critical to the ongoing GSWL operations. Given the ongoing discussions with the relevant authorities (primarily the EPA and also the Minerals Commission, the Forestry Commission and the Water Resources Commission), SRK does not believe any of the outstanding environmental authorisations noted above represents a material risk to the ongoing GSWL operations.

Closure cost estimates prepared for GSWL include:

- The estimate given in the 2010 EMP of US$ 10.6 million, which is based on a preliminary closure plan and has been approved by the EPA;
- A recent asset retirement obligation (ARO) estimate of US$ 14.6 million, which takes account of extensive work completed at the Benso site; with a contingency and preliminary and general costs for a total of US$ 17,030,106 (Quarter 4, 2012).

The closure costs have been scheduled over the remaining LoM. Pits, dumps and stockpiles are planned to be progressively closed and rehabilitated while the plant, tailings facility and other infrastructure will be closed and rehabilitated at the end of the LoM plan. Allowances are also included for post closure monitoring for some 5 to 7 years after mining and processing ceases.

As required by its permitting conditions, a Reclamation Security Agreement was signed between the company and the EPA in 2005 and GSWL bonded US$ 3.0 million to cover future reclamation obligations at Wassa, comprised of US$ 0.15 million in cash and a US $2.85 million letter of credit. All bonds are up to date and GSWL is working with the EPA to meet the bonding requirements that were included in the Environmental Certificate issued in April 2011.

***Capex and Opex***

The total capex for the LoMP to end-2025 is estimated at US$ 148 million, with capex for 2013 estimated at US$ 54 million. Capital costs have been estimated in US$ real terms and are valid as at Q1 2013. Estimates have been produced by GSWL and are based on the expected requirements for the remaining LoM and current budgets in place at the Wassa operations.

The majority of the Capital expenditure is designated as 'Mining and Technical Services and Mine Maintenance' which includes provision for new mining equipment and spares and comprises 28.6% of the LoM Capital estimate (US$ 18.7 million). The second major capital expenditure will be for the 'Tailings Storage Facility TSF2', which includes construction of the new facilities and also covers the Togbekrom resettlement project (US$ 15.1 million in 2013). 'Geology and mine site drilling' account for US$ 13 million in 2013.

Operating costs for the Wassa Mining Operation are estimated to average US$ 51.6 per tonne of ore and total US$ 1,738.4 million over the life of the mine, broken down as follows:

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Operating Costs MUSD USD/tore Mining 820.0 24.3 Processing 610.6 18.1 General & Administration 307.9 9.1 Total Operating Costs 1,738.4 51.6

25 CERTIFICATES AND CONSENTS

1) CERTIFICATE To accompany the report entitled: NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES GOLDEN STAR RESOURCES LTD., WASSA GOLD MINE, GHANA, effective date 31st December 2012. I, Richard Oldcorn, BSc, MSc, Chartered Professional Geologist, residing at 93 Windermere Avenue, Roath Park, Cardiff, CF23 5PS, U.K. do hereby certify that: I am a Corporate Consultant (Due Diligence) and Director with the firm of SRK Consulting (“SRK”) with an office at 5th Floor, Churchill House, Churchill Way, Cardiff, UK; I am a graduate of the University of Exeter, UK in 1989 (BSc Hons) and Leicester University, UK in 1990 (MSc). I have practiced my profession continuously since 1990. I have been employed by SRK Consulting since 1995 during which time I have been involved in a variety of engineering studies, valuations and technical reports and taken responsibility for Mineral Resource and Mineral Reserve reporting aspects. I am a Chartered Geologist and Fellow of the Geological Society of London (Fellowship number: 1001089); I have not personally visited the project area; I have read the definition of “qualified person” set out in National Instrument 43-101 and certify that by virtue of my education, affiliation to a professional association and past relevant work experience, I fulfil the requirements to be a “qualified person” for the purposes of National Instrument 43-101; I am the compiler and reviewer of this report and accept overall professional responsibility for this technical report; I, as a qualified person, I am independent of the issuer as defined in Section 1.5 of National Instrument 43-101; I have had no prior involvement with the subject property; I have read National Instrument 43-101 and confirm that this technical report has been prepared in compliance therewith; SRK Consulting was retained by Golden Star Resources Ltd to prepare an NI 43-101 Technical Report on the Mineral Resources and Mineral Reserves of Wassa Gold Mine, the findings of which are summarised in the following document: NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES, GOLDEN STAR RESOURCES LTD., WASSA GOLD MINE, GHANA. This assignment was completed using CIM “Best practices” and Canadian Securities Administrators National Instrument 43-101 guidelines. The preceding report is based on a site visit, a review of project files and discussions with Golden Star Resources personnel; I have not received, nor do I expect to receive, any interest, directly or indirectly, in the Wassa Gold Mine Project or securities of Golden Star Resources Ltd; That, as of the date of this technical report, to the best of my knowledge, information and belief, this technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading; and 13) I consent to the filing of the technical report with any stock exchange and other regulatory authority and any publication for regulatory purposes, including electronic publication in the public company files on their websites accessible to the public of extracts from the technical report. Richard Oldcorn, BSc, MSc, CGeol Director, Corporate Consultant (Due Diligence) SRK (UK) Ltd. Cardiff, UK, 22nd March 2013

consulting SRK Consulting (UK) Limited 5th Floor Churchill House 17 Churchill Way City and County of Cardiff CF10 2HH, Wales United Kingdom E-mail: enquiries@srk.co.uk URL: www.srk.co.uk Tel: + 44 (0) 2920 348 150 Fax: + 44 (0) 2920 348 199 Project number: UK 5432 Cardiff, Wales, 22nd March 2013 To: Securities Regulatory Authorities B. C. Securities Commission (BCSC) Alberta Securities Commission (ABC) Ontario Securities Commission (OSC) L’Autorité des marchés financiers (AMF) Toronto Stock Exchange (TSX) CONSENT of AUTHOR I, Richard Oldcorn, do hereby consent to the public filing of the technical report entitled “NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES GOLDEN STAR RESOURCES LTD., WASSA GOLD MINE, GHANA,” (the “Technical Report”) and dated 31st December 2012, and any extracts from or a summary of the Technical Report under the National Instrument 43-101 disclosure of Golden Star Resources Ltd., and to the filing of the Technical Report with any securities regulatory authorities. I further consent to the company filing the report on SEDAR and consent to press releases made by the company with my prior approval. In particular, I have read and approved the press release of Golden Star Resource Limited relating to the declared Mineral Resource and Mineral Reserve effective of 31st December 2012 (the “Disclosure”) in which the findings of the Technical Report are disclosed. I also confirm that I have read the Disclosure and that it fairly and accurately represents the information in the Technical Report that supports the Disclosure. Dated this 22nd day of March 2013. Richard Oldcorn, BSc, MSc, CGeol Director, Corporate Consultant (Due Diligence) Registered Address: 21 Gold Tops, City and County of Newport, NP20 4PG, Wales, United Kingdom. SRK Consulting (UK) Limited Reg No 01575403 (England and Wales) Group Offices: Africa Asia Australia Europe North America South America

1) CERTIFICATE To accompany the report entitled: NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES GOLDEN STAR RESOURCES LTD., WASSA GOLD MINE, GHANA, effective date 31st December 2012. I, Christopher Bray, B.Eng, MAusIMM(CP), residing at Milko Bichev 5, Apartment 20, Sofia 1504, Bulgaria, do hereby certify that: I am a Principal Mining Engineer with the firm of SRK Consulting (“SRK”) with an office at 5th Floor, Churchill House, Churchill Way, Cardiff, UK; I am a graduate of the Curtin University of Technology in 1997 (B.Eng). I have practised my profession continuously since 1998. I have been employed as an Engineer by SRK Consulting since 2006 during which time I have been involved in a variety of engineering studies, valuations and technical reports and taken responsibility for mining and Mineral Reserve reporting aspects. I am a Chartered Professional Engineer and Member of the Australasian Institute of Mining and Metallurgy (Reg. number: 990571); I have personally visited the project area, most recently between 15th and 19th January 2013. I have read the definition of “qualified person” set out in National Instrument 43-101 and certify that by virtue of my education, affiliation to a professional association and past relevant work experience, I fulfil the requirements to be a “qualified person” for the purposes of National Instrument 43-101; I am the co-author of this report and responsible for mining and reserve estimation aspects and accept professional responsibility for those sections of this technical report; I, as a qualified person, I am independent of the issuer as defined in Section 1.5 of National Instrument 43-101; I have had no prior involvement with the subject property; I have read National Instrument 43-101 and confirm that this technical report has been prepared in compliance therewith; SRK Consulting was retained by Golden Star Resources Ltd to prepare an NI 43-101 Technical Report on the Mineral Resources and Mineral Reserves of Wassa Gold Mine, the findings of which are summarised in the following document: NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES GOLDEN STAR RESOURCES LTD., WASSA GOLD MINE, GHANA. This assignment was completed using CIM “Best practices” and Canadian Securities Administrators National Instrument 43-101 guidelines. The preceding report is based on a site visit, a review of project files and discussions with Golden Star Resources personnel; I have not received, nor do I expect to receive, any interest, directly or indirectly, in the Wassa Gold Mine Project or securities of Golden Star Resources Ltd; That, as of the date of this technical report, to the best of my knowledge, information and belief, this technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading; and 13) I consent to the filing of the technical report with any stock exchange and other regulatory authority and any publication for regulatory purposes, including electronic publication in the public company files on their websites accessible to the public of extracts from the technical report. Mr Chris Bray Principal Consultant (Mining Engineering), SRK (UK) Ltd. Cardiff, UK, 22nd March 2013

consulting SRK Consulting (UK) Limited 5th Floor Churchill House 17 Churchill Way City and County of Cardiff CF10 2HH, Wales United Kingdom E-mail: enquiries@srk.co.uk URL: www.srk.co.uk Tel: + 44 (0) 2920 348 150 Fax: + 44 (0) 2920 348 199 Project number: UK 5432 Cardiff, Wales, 22nd March 2013 To: Securities Regulatory Authorities B. C. Securities Commission (BCSC) Alberta Securities Commission (ABC) Ontario Securities Commission (OSC) L’Autorité des marchés financiers (AMF) Toronto Stock Exchange (TSX) CONSENT of AUTHOR I, Chris Bray, do hereby consent to the public filing of the technical report entitled “NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES GOLDEN STAR RESOURCES LTD., WASSA GOLD MINE, GHANA,” (the “Technical Report”) and dated 31st December 2012, and any extracts from or a summary of the Technical Report under the National Instrument 43-101 disclosure of Golden Star Resources Ltd., and to the filing of the Technical Report with any securities regulatory authorities. I further consent to the company filing the report on SEDAR and consent to press releases made by the company with my prior approval. In particular, “I have read and approved the press release of Golden Star Resource Limited relating to the declared Mineral Resource and Mineral Reserve effective of 31st December 2012 (the “Disclosure”) in which the findings of the Technical Report are disclosed. I also confirm that I have read the Disclosure and that it fairly and accurately represents the information in the Technical Report that supports the Disclosure. Dated this 22nd day of March 2013. Chris Bray B.Eng, MAusIMM(CP), Principal Consultant (Mining Engineering) Registered Address: 21 Gold Tops, City and County of Newport, NP20 4PG, Wales, United Kingdom. SRK Consulting (UK) Limited Reg No 01575403 (England and Wales) Group Offices: Africa Asia Australia Europe North America South America

1) CERTIFICATE To accompany the report entitled: NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES GOLDEN STAR RESOURCES LTD., WASSA GOLD MINE, GHANA, effective date 31st December 2012. I, Dr. Lucy Roberts, BSc, MSc, PhD, Chartered Professional MAusIMM, residing at Chadwick, Trellech, Monmouthshire, NP25 4PA, U.K. do hereby certify that: I am a Senior Consultant (Resource Geology) with the firm of SRK Consulting (“SRK”) with an office at 5th Floor, Churchill House, Churchill Way, Cardiff, UK; I am a graduate of the University of Cardiff, UK in 2000 (BSc Hons) and 2001 (MSc) and James Cook University, Australia in 2006 (PhD). I have practiced my profession continuously since 2001. I have been employed by SRK Consulting since 2006 during which time I have been involved in a variety of engineering studies, valuations and technical reports and taken responsibility for geological and Mineral Resource reporting aspects. I am a Chartered Professional Member of the Australasian Institute of Mining and Metallurgy (Reg. number: 211381); I have personally visited the project area, most recently between 15th and 19th January 2013. I have read the definition of “qualified person” set out in National Instrument 43-101 and certify that by virtue of my education, affiliation to a professional association and past relevant work experience, I fulfil the requirements to be a “qualified person” for the purposes of National Instrument 43-101; I am the co-author of this report and responsible for geological and resource estimation aspects and accept professional responsibility for those sections of this technical report; I, as a qualified person, I am independent of the issuer as defined in Section 1.5 of National Instrument 43-101; I have had no prior involvement with the subject property; I have read National Instrument 43-101 and confirm that this technical report has been prepared in compliance therewith; SRK Consulting was retained by Golden Star Resources Ltd to prepare an NI 43-101 Technical Report on the Mineral Resources and Mineral Reserves of Wassa Gold Mine, the findings of which are summarised in the following document: NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES, GOLDEN STAR RESOURCES LTD., WASSA GOLD MINE, GHANA. This assignment was completed using CIM “Best practices” and Canadian Securities Administrators National Instrument 43-101 guidelines. The preceding report is based on a site visit, a review of project files and discussions with Golden Star Resources personnel; I have not received, nor do I expect to receive, any interest, directly or indirectly, in the Wassa Gold Mine Project or securities of Golden Star Resources Ltd; That, as of the date of this technical report, to the best of my knowledge, information and belief, this technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading; and 13) I consent to the filing of the technical report with any stock exchange and other regulatory authority and any publication for regulatory purposes, including electronic publication in the public company files on their websites accessible to the public of extracts from the technical report. Dr Lucy Roberts BSc, MSc, PhD, MAusIMM(CP) Senior Consultant (Resource Geology), SRK (UK) Ltd. Cardiff, UK, 22nd March 2013

consulting SRK Consulting (UK) Limited 5th Floor Churchill House 17 Churchill Way City and County of Cardiff CF10 2HH, Wales United Kingdom E-mail: enquiries@srk.co.uk URL: www.srk.co.uk Tel: + 44 (0) 2920 348 150 Fax: + 44 (0) 2920 348 199 Project number: UK 5432 Cardiff, Wales, 22nd March 2013 To: Securities Regulatory Authorities B. C. Securities Commission (BCSC) Alberta Securities Commission (ABC) Ontario Securities Commission (OSC) L’Autorité des marchés financiers (AMF) Toronto Stock Exchange (TSX) CONSENT of AUTHOR I, Dr Lucy Roberts, do hereby consent to the public filing of the technical report entitled “NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES GOLDEN STAR RESOURCES LTD., WASSA GOLD MINE, GHANA,” (the “Technical Report”) and dated 31st December 2012, and any extracts from or a summary of the Technical Report under the National Instrument 43-101 disclosure of Golden Star Resources Ltd., and to the filing of the Technical Report with any securities regulatory authorities. I further consent to the company filing the report on SEDAR and consent to press releases made by the company with my prior approval. In particular, I have read and approved the press release of Golden Star Resource Limited relating to the declared Mineral Resource and Mineral Reserve effective of 31st December 2012 (the “Disclosure”) in which the findings of the Technical Report are disclosed. I also confirm that I have read the Disclosure and that it fairly and accurately represents the information in the Technical Report that supports the Disclosure. Dated this 22nd day of March 2013. Dr. Lucy Roberts, BSc, MSc, PhD, Chartered Professional MAusIMM Senior Consultant (Resource Geology) Registered Address: 21 Gold Tops, City and County of Newport, NP20 4PG, Wales, United Kingdom. SRK Consulting (UK) Limited Reg No 01575403 (England and Wales) Group Offices: Africa Asia Australia Europe North America South America

12) CERTIFICATE To accompany the report entitled: NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES GOLDEN STAR RESOURCES LTD., WASSA GOLD MINE, GHANA, effective date 31st December 2012. I, Yan Bourassa, BSc, MSc, PGeo, residing at 1600 Glenarm Place, Denver, Colorado, USA do hereby certify that: I am Director of Business Development with the firm of Golden Star Resources Ltd (“GSR”) with an office at 10901 W. Toller Drive, Suite 300, Littleton, Colorado, USA; I am a graduate of the Université du Québec à Montréal in 1996 (BSc) and 1999 (MSc). I have practiced my profession continuously since 1996. I have been employed by Golden Star Resources January 1st 2008 during which time I have been involved in a variety of engineering studies, valuations and technical reports and taken responsibility for geological and Mineral Resource reporting aspects. I am a Professional Geoscientist registered with the Association of Professional Geoscientists of the province of Ontario (Registration No.: APGO#1336); I have personally visited the project area on numerous occasions. I have read the definition of “qualified person” set out in National Instrument 43-101 and certify that by virtue of my education, affiliation to a professional association and past relevant work experience, I fulfil the requirements to be a “qualified person” for the purposes of National Instrument 43-101; I am the co-author of this report and responsible for geological and resource estimation aspects and accept professional responsibility for those sections of this technical report; I do not fulfil the requirements set out in section 1.4 of National Instrument 43-101 for an “independent qualified person” relative to the issuer, as I am an employee of GSR; I have been working on the Wassa project in my position at GSR since January 1st 2008; I have read National Instrument 43-101 and confirm that this technical report has been prepared in compliance therewith; SRK Consulting was retained by Golden Star Resources Ltd to prepare an NI 43-101 Technical Report on the Mineral Resources and Mineral Reserves of Wassa Gold Mine, the findings of which are summarised in the following document: NI 43-101 TECHNICAL REPORT ON MINERAL RESOURCES AND MINERAL RESERVES, GOLDEN STAR RESOURCES LTD., WASSA GOLD MINE, GHANA. This assignment was completed using CIM “Best practices” and Canadian Securities Administrators National Instrument 43-101 guidelines. The preceding report is based on a site visit, a review of project files and discussions with SRK personnel; That, as of the date of this technical report, to the best of my knowledge, information and belief, this technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading; and I consent to the filing of the technical report with any stock exchange and other regulatory authority and any publication for regulatory purposes, including electronic publication in the public company files on their websites accessible to the public of extracts from the technical report. Yan Bourassa BSc, MSc, P.Geo Director of Business Development Golden Star Resources Ltd. Littleton, CO., USA, 22nd March 2013

GOLDEN STAR RESOURCES LTD. NYSE Amex: GSS / TSX: GSC / GSE: GSR www.gsr.com 10901 W Toller Drive, Suite 300 Littleton, CO 80127-6312 USA Tel: 303-830-9000 Littleton, Colorado, 22nd March 2013 To: Securities Regulatory Authorities B. C. Securities Commission (BCSC) Alberta Securities Commission (ABC) Ontario Securities Commission (OSC) L’Autorité des marchés financiers (AMF) Toronto Stock Exchange (TSX) CONSENT of AUTHOR I, Yan Bourassa, do hereby consent to the public filing of the technical report entitled “ ,” (the “Technical Report”) and dated 31st December 2012, and any extracts from or a summary of the Technical Report under the National Instrument 43-101 disclosure of Golden Star Resources Ltd., and to the filing of the Technical Report with any securities regulatory authorities. I further consent to the company filing the report on SEDAR and consent to press releases made by the company with my prior approval. In particular, I have read and approved the press release of Golden Star Resource Limited relating to the declared Mineral Resource and Mineral Reserve effective of 31st December 2012 (the “Disclosure”) in which the findings of the Technical Report are disclosed. I also confirm that I have read the Disclosure and that it fairly and accurately represents the information in the Technical Report that supports the Disclosure. Dated this 22nd day of March 2013. Yan Bourassa, BSc, MSc, P. Geo Director of Business Development Golden Star Resources Ltd. (www.gsr.com)

APPENDIX A QAQC DATA

Field Duplicates Figure 1: HARD Plot of field duplicates (2003 to 2007) from TWL Figure 2: HARD Plot of field duplicates (2008 to 2012) from SGS

Table 1 and 2 show the HARD analysis summary for field duplicates for the same periods. Table 1: HARD Analysis of field duplicates (2003 to 2007) from TWL Field Du plicate HARD Analysis (n = 1,496) TWL 2003-2007 <10% HARD <15% HARD <20% HARD Correlation Coefficient 38% 49% 58% r = 0.38 Table 2: HARD Analysis of field duplicates (2008 to 2012) from SGS Field Dup licate HARD Analysi s( n= 2,783) SGS 2008-2012 <10% HARD <15% HARD <20% HARD Correlation Coefficient 67% 79% 86% r = 0.85

Laboratory Duplicates Table 3 and 4 show the HARD analysis summary for laboratory duplicates. Table3: HA RD Analysis of labor atory duplicates (20 03 to 2007) from TWL Lab E uplicate HARD Analys is (n=496) TWL 2003-2007 <10% HARD <15% HARD <20% HARD Correlation Coefficient 35% 50% 61% r = 0.90 Table 4: HARD Analysis of laboratory duplicates (2008 to 2012) from SGS Lab Du plicate HARD Analysis ( n=2,800) SGS 2008-2012 <10% HARD <15% HARD <20% HARD Correlation Coefficient 67% 78% 85% r = 0.83

CRM Performance Figure 3: CRM Performance of Gannet G, from TWL Figure 4: CRM Performance of Gannet M, from TWL

Figure 5: CRM Performance of ST359, from SGS Figure 6: CRM Performance of ST485, from SGS

Figure 7: CRM Performance of ST384, from SGS Figure 8: CRM Performance of ST16/5357, from SGS

Umpire Laboratory Performance (Round Robin) for 2012 For the purpose of comparison, Laboratories involved in this exercise were labelled as follows: A= SGS Laboratory (“SGS”) B= Wassa Site Laboratory (“WSL”) C= Intertek Minerals Ghana Ltd (“TWL”) D= ALS Chemex (“ALS”) Figure 9: HARD plot of Laboratory A vs Laboratory B

Figure 10: Correlation plot of Laboratory A vs Laboratory B Figure 11: HARD plot of Laboratory A vs Laboratory C

Figure 12: Correlation plot of Laboratory A vs Laboratory C Figure 13: HARD plot of Laboratory A vs Laboratory D

Figure 14: Correlation plot of Laboratory A vs Laboratory D Figure 15: HARD plot of Laboratory B vs Laboratory C

Figure 16: Correlation plot of Laboratory B vs Laboratory C Figure 17: HARD plot of Laboratory B vs Laboratory D

Figure 18: Correlation plot of Laboratory B vs Laboratory D Figure 19: HARD plot of Laboratory C vs Laboratory D

Figure 20: Correlation plot of Laboratory C vs Laboratory D Umpire Laboratory Performance (Round Robin) for 2009 In 2009, a similar round robin exercise was conducted on field duplicates from all the domains (242, 419, South East, B-shoot and F-shoot), using samples generated between 2008 and 2009. Three samples, each weighing approximately 3 kg were prepared from each sample bag using the one stage riffle splitter. Three batches, each consisting of 660 samples including replicates and standards were dispatched to SGS-Tarkwa, Wassa Site Laboratory, and Transworld Tarkwa Ltd, bearing the same identification numbers. Statistical comparison of the data indicates that TWL assays were relatively lower in grade and variance than SGS and WSL. SGS and TWL are closely correlated with similar minimum, maximum, and standard deviation population distribution. Table 5 shows the umpire analysis statistics. Laboratory A represents SGS, Laboratory B is TWL and Laboratory C is WSL.

SRK Consulting U5432_GSR_Wassa_43-101_2013 – Appendix A

| | Lab A-SGS | Lab B-TWL | Lab C-WSL |
|---|---|---|---|
| Mean | 1.71 | 1.51 | 2.18 |
| Standard Deviation | 3.4 | 2.97 | 5.64 |
| Sample Variance | 11.60 | 8.84 | 31.81 |
| Minimum | 0.02 | 0.01 | 0.01 |
| Maximum | 39.00 | 39.84 | 60.48 |
| Count | 660 | 660 | 660 |

**Table 5: Umpire analysis Statistics (2009)**

HARD analysis was carried out on the assays from the various laboratories. Table 6 is a summary of Round Robin Laboratory study for Wassa Project.

| LAB | <10% HARD | <15% HARD | <20% HARD |
|---|---|---|---|
| Lab A vs. Lab B | 50% | 67% | 76% |
| Lab A vs. Lab C | 49% | 68% | 76% |
| Lab B vs. Lab C | 48% | 65% | 75% |

**Table 6: Summary of round robin laboratory study (2009)**

At 15% precision level, 68% of the sample population for Lab A vs. Lab C showed strong assay reproducibility followed by 67% for Lab A vs Lab B and then 65% for Lab B vs. Lab C. In order of ranking;

Lab A-SGS = 1$^{st}$

Lab C-WSL = 2$^{nd}$

Lab B-TWL= 3$^{rd}$

March 2013

Page A15 of A17

Figure 21: HARD Plot of SGS vs WSL Figure 22: HARD Plot of SGS vs TWL

Figure 23: HARD Plot of WSL vs TWL